Filed with the Securities and Exchange Commission on October 24, 2001
                                                      Registration No. 333-59984

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            APPLIED FILMS CORPORATION
               (Exact name of registrant as specified in charter)

      Colorado                        3559                      84-1311581
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or            Classification Code Number)   Identification No.)
organization)

                             9586 I-25 Frontage Road
                            Longmont, Colorado 80504
                                 (303) 774-3200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                              Lawrence D. Firestone
                             9586 I-25 Frontage Road
                            Longmont, Colorado 80504
                                 (303) 774-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                   Copies to:
                                  Harvey Koning
                    Varnum, Riddering, Schmidt & Howlett LLP
                              333 Bridge St., N.W.
                             Grand Rapids, MI 49504
                                 (616) 336-6000
                                 ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
                                ---------------
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                ---------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                             Proposed Maximum     Proposed Maximum
Title of each class of Securities to      Amount to be           Offering            Aggregate            Amount of
            be registered                  registered       Price per share (1)  Offering price (2)    registration fee
-------------------------------------- -------------------- -------------------- -------------------  -------------------
Common Stock, issuable upon the              1,398,926        $          15.35        21,473,515          $     5,369
conversion of Series A Preferred
Stock

Common Stock, issuable upon the
conversion of warrants                          75,949        $          15.35         1,165,818          $       292
=========================================================================================================================

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company's stock reported on the Nasdaq National Market on April 26, 2001, solely for the purpose of calculating the registration fee.

(2)  The outstanding warrants and Preferred Stock were issued in connection with private  placement  financing.  For  purposes of  estimating  the number of shares of common stock to be included in this  registration  statement,  we included (i) 1,398,926,  shares,  representing  200% of the shares issuable upon full exercise of the Preferred  Stock,  determined as if the Preferred
     Stock were converted on April 24, 2001, at a conversion  price equal to the closing market price on April 24, 2001, and assuming that the dividend will not be paid in cash for three  years and (ii) 75,949  shares,  representing
     all  of  the  shares   issuable   upon  full   exercise  of  the  warrants.
     ---------------

========================================================================================================================

     In addition to the shares of common stock set forth in the Calculation of Registration Fee Table, which includes a good faith estimate of the number of shares of common stock underlying the warrants and Preferred Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                1,474,875 Shares

                                 Applied Films

                                  Common Stock

     The selling stockholders listed in this prospectus are offering and selling up to 1,474,875 shares of common stock of Applied Films Corporation. We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants. These proceeds will be used for working capital and other corporate purposes.

     Our common stock is listed on the Nasdaq National Market under the symbol "AFCO." On October 22, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $21.08 per share.

     Each selling stockholder may sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus. Each selling stockholder will pay any brokerage commissions and discounts attributable to the sale of its shares.

                                 ---------------

     Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 7.
                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Commissions received by a selling stockholder or any broker-dealers, agents or underwriters that help distribute the shares and any profit on the resale of the shares purchased by them may be considered underwriting commissions or discounts under the Securities Act of 1933.
                                 ---------------

                 The date of this prospectus is October 24, 2001

                               Prospectus Summary

This summary  highlights  information  contained  elsewhere in this  prospectus.
Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                         About Applied Films Corporation

We are a leading provider of thin film deposition equipment to the flat panel display, the architectural, automotive and solar glass, and the consumer products packaging and electronics industries. We have also developed a barrier coating solution technology for the plastic beverage bottle industry. Our deposition systems are used to deposit thin films that enhance the characteristics of a base substrate, such as glass, plastic, paper or foil. These thin films provide conductive, electronic, reflective, filter, barrier and other properties that are critical elements of our customers' products. Our thin film deposition systems provide our customers with high yield and throughput, flexible modular configurations, and sophisticated coating and process technologies. We also process and sell thin film coated glass to the flat panel display, or FPD, industry.

Our thin film solutions enable our customers to offer the latest product innovations in the following markets:

    o Flat Panel Displays. Thin films are coated on glass and incorporated in displays used in flat panel computer monitors and plasma televisions to enable optical transparency and electrical conductivity.

    o Architectural, Automotive and Solar Glass. Thin films are applied to glass to significantly reduce heat transfer through the glass, improving the efficiency of heating and cooling systems in buildings and vehicles. In addition, thin films form conductive layers and are integral components of solar cells.

    o Consumer Products Packaging and Electronics. Thin films are applied, in a process known as web coating, to a thin plastic, metal foil or paper substrate to create a barrier, extending shelf life in consumer products. In addition, thin films provide the conductive and electronic elements critical to the manufacture of certain electronic products, such as capacitors and touch panel screens.

    o     Plastic   Beverage   Bottles.   Thin   films   improve   the   barrier
          characteristics of plastic bottles, extending the shelf life of beverages and reducing the rate at which carbonation escapes or contaminants enter the bottle.

For 25 years we have developed leading thin film technologies that we leverage to meet our customers' needs for technologically advanced thin film deposition equipment. We currently have an installed base of over 80 FPD systems, 35 architectural and automotive glass thin film deposition systems, 400 web coating systems and have sold six systems for coating plastic bottles. We have over 50 patents and patent applications related to thin film technologies.

Our broad range of thin film deposition equipment solves critical manufacturing issues for our customers with innovative coating and process technologies. We provide in-line or batch, high or low volume, high-yield deposition systems to coat thin films on large, rigid or flexible substrates. The principal methods of deposition that we integrate in our systems are physical vapor deposition, or PVD, evaporation, and plasma enhanced chemical vapor deposition, or PECVD. With each deposition method, the quality of the coatings, the cycle time of the process, the utilization of materials, and other factors are controlled by our technology solutions. Our deposition solutions are highly specialized for our customers to enhance the electrical, optical and barrier qualities of the substrates used in their products.

Our objective is to enhance our position as a leading supplier of thin film deposition equipment. Key elements of our strategy include:

    o     Focusing on high margin equipment opportunities;

    o Leveraging our leadership to capture additional market share in our core markets;

    o Focusing on emerging high growth markets such as solar cell, organic light emitting diodes, or OLEDs, and barrier coated plastic bottles;

    o Engaging in strategic relationships with industry leaders to maximize our research and development investments and enhance the sales, marketing and distribution of our products; and

    o Serving diverse markets to reduce exposure to the cyclical nature of any individual market.

Our equipment manufacturing operations in the United States and Germany, together with our global sales and support offices, enable us to provide thin film deposition solutions around the world. Our knowledge, understanding of customer thin film coating requirements, and ongoing research and development allow us to make continuous improvements that provide our customers with high value and increasingly advanced technological solutions. The depth of our experience and technologies enables our customers to develop innovative products for their current and future markets.

The LAC Acquisition

In December 2000, we completed the acquisition of the Large Area Coatings, or LAC, division of Unaxis Holding AG, which had reported revenues of approximately $94 million for the twelve months ended December 31, 2000. The LAC acquisition expanded our product offering for the FPD industry. The LAC acquisition also enabled our entry into three new product markets: the architectural, automotive and solar glass market; the consumer products packaging and electronics market; and the plastic beverage bottle market.

                       Summary Consolidated Financial Data

                                                                                                  Three              Pro Forma(1)
                                                          Fiscal Year Ended                    Months Ended        Fiscal Year Ended
                                        --------------------------------------------------     ------------      -------------------
                                        June 28,   June 27,    July 3,   July 1,  June 30,  Sept. 30, Sept. 29,   July 1,   June 30,
                                          1997       1998        1999      2000      2001       2000      2001      2000       2001
                                        --------   --------   --------  --------  --------  --------- ---------  --------   --------
                                                                       (In thousands, except per share data)
                                                                                                                     (Unaudited)
Consolidated Statement of Operations
Data:
Net revenues...........................  $34,050   $53,041   $31,523   $42,292   $112,715   $16,870   $41,283   $119,460   $174,740
Gross profit...........................    6,698    10,891     4,453     5,659     22,694     2,548    10,022     19,265     18,305
Operating income (loss)................    2,953     4,581      (351)      (74)   (16,353)      446       501    (20,189)   (23,272)
Equity in earnings of joint venture....       --        --       382     2,381      4,421     1,285       110      2,381      4,421
Net income (loss)......................  $ 1,621   $ 2,857   $  (224)  $ 3,073     (4,333)    2,254       556   $(10,293)  $(12,270)
Net income (loss) per common share
  Basic................................  $  0.58   $  0.90   $ (0.06)  $  0.72   $  (0.73)  $  0.37    $ 0.05   $  (2.26)  $  (1.94)
  Diluted..............................  $  0.58   $  0.85   $ (0.06)  $  0.69   $  (0.73)  $  0.36    $ 0.05   $  (2.26)  $  (1.94)
Weighted average common shares
outstanding
  Basic................................    2,796     3,181     3,478     4,255      6,414     6,041     6,798      4,928      6,751
  Diluted..............................    2,814     3,375     3,478     4,439      6,414     6,279     6,987      4,928      6,751

                                                                                                Sept. 29,
                                                                                                  2001
                                                                                                --------
                                                                                                 Actual
                                                                                                 ------
                                                                                                (Unaudited)
                                                  Consolidated Balance Sheet Data
                                                  Cash and cash equivalents.............           $12,781
                                                  Restricted cash (2)...................                --
                                                  Working capital.......................             9,286
                                                  Total assets..........................           179,048
                                                  Long term debt, net
                                                  of current portion....................             6,500
                                                  Total stockholders' equity............            93,670


   (1) The unaudited pro forma data reflects adjustments to the consolidated results of operation assuming that the LAC acquisition and the related issuance of convertible preferred stock and warrants had been completed at the beginning of each respective period. This data is not intended to represent that these results would have been achieved had the acquisition and stock and warrant issuances occurred at such dates or to present management's expectations of the results of operation to be realized during the periods following the acquisition.

   (2) Restricted cash represents cash that will be pledged to provide credit support for our guaranty of $5.0 million of indebtedness of our China joint venture.

                                  Risk Factors

You should carefully consider the following risk factors and other information contained in this prospectus before deciding to invest in our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Forward-Looking Statements" on page 9 of this prospectus.

Our quarterly revenues and operating results fluctuate due to a variety of factors, which may result in volatility or a decrease in the price of our common stock.

We have experienced and may continue to experience significant annual and quarter-to-quarter fluctuations in our operating results as a result of a variety of factors including:

    o     the cyclical nature of the capital equipment market;

    o fluctuation in customer demand, which is influenced by general economic conditions, particularly in the industries and geographic markets we serve;

    o     our product and revenue mix;

    o     competition,   including   competitive  pressures  on  prices  of  our
          products;

    o     the length and variability of the sales cycle for our products;

    o     manufacturing and operational issues;

    o     the timing of customer orders;

    o issues related to new product development and introduction, including increased research, development and engineering costs and marketing expenses;

    o the timing of the recognition of revenues from capital equipment orders and the accuracy of the estimation of our costs;

    o sales and marketing issues, including our concentration on a small number of customers; and

    o     fluctuations in foreign currency exchange rates.

General economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect our business results and the market price for our common stock. General economic conditions have been adversely affected by the recent terrorist attacks in New York and Washington, D.C., the economic effects thereof and the political, consumer and business responses thereto. The long-term impact of these or other extraordinary incidents on the United States economy or on economies outside the United States are not yet determinable. These impacts may have a material adverse effect on our customers and the markets for our products and on our company and the market price of our common stock. These factors are difficult or impossible to forecast.

Our business could be adversely affected by the cyclical nature of market conditions in the industries we serve.

Our business depends on the purchasing requirements of manufacturers of flat panel displays, or FPDs, and our customers in the web coating, the architectural, automotive and solar glass, the consumer products packaging and electronics and the polyethylene terephthalate, or PET, plastic bottle markets. Certain of these markets, in particular the FPD market, have been subject to dramatic cyclical variations in product supply and demand. The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year.

Manufacturers may contribute to these cycles by over- or under-investing in manufacturing capacity and equipment. We may not be able to respond effectively to these industry cycles.

Downturns in the industry often occur in connection with, or anticipation of, maturing product cycles and declines in general economic conditions. Industry downturns have been characterized by reduced demand for equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses, and this ability is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. In addition, although we order materials and components in response to firm orders, the long lead time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell or for which orders may be cancelled.

In fiscal 2001 and the first quarter of fiscal 2002, we experienced a downturn in the FPD market, and there can be no assurance when or if demand for TFTs or plasma display panels will increase. Unfavorable economic conditions that relate to the consumer electronics or other industries in which we operate, or that result in reductions in capital expenditures by our customers, could have a material adverse effect on our business, operating results, financial condition and prospects.

Our industry is subject to rapid technological change, and we may not be able to forecast or respond to commercial and technical trends.

Our growth strategy and future success is dependent upon commercial acceptance of products incorporating technologies we have developed and are continuing to develop. The market for thin film coated glass and thin film deposition equipment is characterized by rapid change and frequent introductions of enhancements to existing products. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

    o     accurate technology and product selection;

    o     timely and efficient completion of product design and development;

    o timely and efficient implementation of manufacturing and assembly processes;

    o     product performance in the field; and

    o     product support and service and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technical trends in the industries in which we operate.

Technological changes, process improvements, or operating improvements that could adversely affect us include:

    o     development of new technologies by our competitors;

    o     changes in product requirements of our customers;

    o changes in the way coatings are applied to glass, paper or foil and plastic bottles;

    o development of new materials that improve the performance of the coated substrate; and

    o     improvements in the alternatives to our technologies.

We may not have sufficient funds to devote to research and development, or our research and development efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially adversely affected.

We have limited resources to allocate to research and development, and must allocate our resources among a variety of projects. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and development, we may be unable to compete effectively in the markets in which we operate.

Our products generally have long sales cycles and implementation periods, which increases our costs in obtaining orders and extends the effects of economic downturns.

We derive a substantial portion of our net revenues from complex, customized products that are a significant capital expenditure for our customers and typically require long lead times. Because of the significance of the product purchase decision, prior to placing an order, prospective customers generally commit significant resources to test and evaluate our products and often require a significant number of product presentations and demonstrations before reaching a sufficient level of confidence in the product's performance and compatibility with the customer's specific requirements. The sales cycle of our products is typically 6 to 15 months or more, requiring us to invest significant marketing and engineering resources in attempting to make sales, thereby delaying the generation of revenue. Following periods of economic downturn during which the sales process may have been suspended, the long sales cycle will lengthen the period following economic recovery before we will begin to receive revenues. Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. The time required for our customers to incorporate our products into their systems can also be lengthy and require significant on-site engineering support. Because our customers' final payment obligations are not triggered until ultimate product acceptance, any delay in acceptance could postpone our receipt of the final 10-15% of the purchase price.

We may need additional funds to finance our future growth, and if we are unable to obtain such funds, we may not be able to expand our business as planned.

Our acquisition of the Large Area Coatings, or LAC, division of Unaxis Holding AG, or Unaxis, on December 31, 2000, required us to use available cash and to draw down all available borrowings under our credit facility. We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities. Our capital requirements depend on many factors, including acceptance of and demand for our products, and the extent to which we invest in new technology and research and development projects.

To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing shareholders would be diluted. If we finance our capital requirements through issuance of debt or preferred stock, we may incur significant interest or dividend costs. Additional bank or other financing may not be available to us when needed or, if available, may not be available on terms favorable to us.

Failure to successfully integrate the LAC business may reduce the expected return on our investment, decrease our operating results and divert corporate resources.

On December 31, 2000, we completed the LAC acquisition. The LAC business had revenues for the 12 months ended December 31, 2000, of approximately $94.0 million, which was significantly greater than our revenues of $53.8 million over the same period. Because of the size of the acquired operations and the presence of the LAC business in products and markets different from those in which we have historically operated, the management of growth represented by this acquisition will be expensive and time consuming, and puts pressure on our existing infrastructure. The process of integrating the acquired operations will require significant management and financial resources and may result in unforeseen operating difficulties. Prior to the LAC acquisition, we had limited experience managing production operations outside the United States. Our future performance may be adversely affected if we fail to successfully manage the LAC business operations in Germany and related sales offices. Some of the risks associated with the LAC acquisition include:

    o     Unexpected loss of key employees or customers;

    o Conforming the standards, processes, procedures and controls of the LAC business with our operations;

    o     Coordinating new product and process development;

    o     Costs  of  operating,   marketing,  research  and  development,  human
          resource and accounting functions in both our United States and German operations;

    o Resolving disputes the LAC business has or may have with certain customers;

    o     Hiring additional management and other critical personnel; and

    o Increasing the scope, geographic diversity and complexity of our operations.

The  realization of anticipated  operating  results may prove  difficult and the
combined   businesses  may  fail  to  achieve  the  expected   benefits  of  the
transaction.

The LAC acquisition may be more expensive and less profitable than anticipated.

The purchase price for the LAC acquisition is subject to a post-closing adjustment based on the net equity of the LAC business as of the closing date. We and Unaxis are evaluating and negotiating the final net equity and purchase price adjustment. We have accrued $7.5 million for the remaining purchase price owed to Unaxis. However the final purchase price adjustment may exceed $7.5 million. If we and Unaxis are unable to agree on the final purchase price adjustment, an independent arbitrator will make the final decision.

The LAC business was not profitable for the years ended December 31, 1999 and 2000, and there can be no assurance that the LAC business will be profitable in future years. The success of the LAC acquisition will depend in part on our ability to impose discipline on the LAC operations and financial results, and to manage its future growth.

We may discover problems or liabilities in the LAC operations that we had not anticipated and which are not covered by indemnification from Unaxis. These liabilities could negatively affect our financial results.

Because the LAC business was previously operated as parts of two divisions of Unaxis, the costs of operating the LAC business as a stand alone entity without the corporate support of Unaxis may not have been appropriately accounted for in the LAC historical financial statements, and may be significantly greater than initially estimated. The operation of the LAC business may result in our incurring operating costs and expenses significantly greater than we anticipated prior to the acquisition.

Unaxis is not prohibited from competing with us after December 31, 2002, which could interfere with our ability to fully benefit from the LAC acquisition and the intellectual property rights we acquired.

In the LAC acquisition, Unaxis agreed not to compete with us for two years after the closing and granted us an exclusive license to use certain intellectual property rights for two years. After December 31, 2002, the intellectual property license continues but on a non-exclusive basis, and Unaxis is no longer restricted from competing in our markets. Because Unaxis is the owner or licensee of certain intellectual property rights, it may be in a position to compete with us in the markets we serve. The use by Unaxis of the intellectual property it owns to compete with us could have a material adverse effect on our financial results.

We face competition or potential competition from companies with greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

The market for thin film deposition equipment is highly competitive. We face substantial competition from established companies in many of the markets we serve. Some of our competitors have greater financial, engineering, manufacturing and marketing resources, broader product offerings and service capabilities and larger installed customer bases than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products which could impair sales of our products. In addition, their greater capabilities in these areas may enable them to:

    o     better withstand periodic economic downturns;

    o     compete more effectively on the basis of price and technology;

    o     more quickly develop  enhancements to and new generations of products;
          and

    o     more effectively retain existing customers and obtain new customers.

Many of our customers and potential customers that purchase deposition equipment are large companies that require global support and service for their thin film deposition equipment. Our larger competitors have more extensive infrastructures than we do, which could place us at a disadvantage when competing for the business of global manufacturers and other purchasers of thin film deposition equipment.

In addition, new companies may in the future enter the markets in which we compete, further increasing competition.

We believe that our ability to compete successfully depends on a number of factors, including:

    o     performance of our products;

    o     quality of our products;

    o     reliability of our products;

    o     cost of owning and using our products;

    o     our ability to ship products on the schedule required;

    o     quality of the technical service we provide;

    o     timeliness of the services we provide;

    o     our success in developing new products and enhancements;

    o     existing market and economic conditions; and

    o     price of our products and our competitors' products.

Many of these factors are outside our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share, and inability to generate cash flows that are sufficient to maintain or expand our development of new products.

Due to our significant level of export revenues, we are subject to operational, financial and political risks such as unexpected changes in regulatory requirements, tariffs, political and economic instability, outbreaks of hostilities and adverse tax consequences.

In fiscal 2000, 93% of our net revenues were generated from contracts with customers outside of our manufacturing center in the United States, compared to 67% of revenues from contracts with customers outside of our manufacturing centers in the United States and Europe for fiscal 2001. The principal international markets into which we and our China joint venture, or China JV, sell our products are China (including Hong Kong), Korea,

Japan, Taiwan and Malaysia. Banking and currency problems in Asia have had and may continue to have an adverse impact on our revenues and operations. Our operations in China will be subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease, and any slowdown may have a negative effect on our business.

We believe international sales will continue to represent a significant portion of our sales, and that we will continue to be subject to the normal risks of conducting business internationally. Such risks include:

    o     foreign exchange risks;

    o     inflation or deflation in foreign economies;

    o     the burdens of complying with a wide variety of foreign laws;

    o unexpected changes in regulatory requirements, and the imposition of government controls;

    o     political and economic instabilities;

    o     export license requirements;

    o     protective trade activities, such as tariffs and other barriers;

    o     the risk of business interruption;

    o     difficulties in accounts receivable collections;

    o     inability to protect intellectual property rights;

    o     difficulties in staffing and managing foreign sales operations; and

    o     potentially adverse tax consequences.

We conduct business in foreign currencies, and fluctuation in the values of those currencies could result in foreign exchange losses and negatively affect our competitive position.

In fiscal 2001, approximately 6% of our net revenues were denominated in yen, 54% were denominated in marks and 40% were denominated in dollars. Any strengthening of the dollar in relation to the currencies of our competitors or customers, or strengthening or weakening of the yen or mark in relation to other currencies in which our customers or competitors do business, could adversely affect our competitiveness, as our products will become more expensive to customers outside the United States and less competitive with products produced by competitors outside the United States. A strengthening of the dollar or other competitive factors could put pressure on us to denominate a greater portion of our Japanese sales in yen, thereby increasing our exposure to fluctuations in the dollar-yen exchange rate. Our China JV transacts much of its business in Chinese Yuan Renminbi. While this currency has remained fairly constant in value, any devaluation of the Chinese Yuan Renminbi would adversely affect our business, operating results, financial conditions and prospects. Foreign sales also expose us to collection risks in the event it becomes more expensive for our foreign customers to convert their local currencies into dollars. We cannot assure you that fluctuations in exchange rates will not adversely affect our competitive position or result in foreign exchange losses, either of which could materially adversely affect our business, operating results, financial conditions and prospects.

The assets, liabilities and operating expenses of our German operations are reported in German marks or euros. Our financial statements, including our consolidated financial statements, are expressed in dollars. The translation exposures that result from the inclusion of financial statements that are expressed in functional currencies other than dollars are not hedged. These net translation exposures are taken into stockholders' equity. As a result, our operating results are exposed to fluctuations of German marks or euros against the dollar. As of June 30, 2001, the unrealized translation adjustment was $7.0 million, which was primarily attributable to the goodwill and other intangible assets arising in the LAC acquisition that are denominated in German marks.

We derive a significant portion of our revenue from large sales to a small number of large customers, and if we are not able to retain these customers, or if they reschedule, reduce or cancel orders, our revenues would be reduced and our financial results would suffer.

Our ten largest customers accounted for 35% of our gross revenues in fiscal 2001. Sales to our largest customers have varied significantly from year to year and will continue to fluctuate in the future. We may not be able to retain our key customers, or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. If a large order were delayed or cancelled, our revenues would significantly decline, and the loss of, or a significant reduction of purchases by, one or more of our significant customers would materially adversely affect our business, operating results, financial condition and prospects. In addition, any difficulty in collecting amounts due from one or more key customers could harm our financial results. There are a limited number of potential customers in each of our markets, and we expect that sales to a relatively small number of customers will continue to account for a high percentage of our revenues in those markets in the foreseeable future.

The failure of our strategic partners to devote adequate resources to marketing and distributing our products could limit our ability to grow or sustain our revenues and earnings.

The success of our strategy to develop emerging high growth market opportunities depends on the level of sales, marketing and distribution support we receive from our strategic partners. For example, we have little experience in the market for barrier coated plastic bottles. We have developed PET bottle deposition equipment for this market in partnership with The Coca-Cola Company and KRONES AG. Until September 1, 2002. The Coca-Cola Company is the exclusive distributor of BESTPET systems, and after September 1, 2002, systems may be sold to The Coca-Cola Company or to third parties. We are relying on KRONES to provide the necessary sales, marketing and distribution support of our product to expand our share of the PET bottle market. The failure of KRONES to devote adequate resources to marketing and distributing our PET bottle deposition equipment could limit our ability to grow or sustain our revenues and earnings.

If we are unable to continue to introduce new products, our results will be adversely affected.

We believe our future growth depends significantly upon our ability to successfully introduce new products, such as BESTPET deposition systems. We are subject to the risks inherent in the development of new products, including risks associated with attracting and servicing a customer base, manufacturing products in a cost-effective and profitable manner, and training qualified engineering, manufacturing, service and marketing personnel. Product development is based on our expectations regarding future growth of target markets, but it is difficult to anticipate the direction of future growth and to design equipment to meet the needs of a changing market. Changes in technology could render our products less attractive. If the market for our new products fails to grow, or grows more slowly than anticipated, we may be unable to realize the expected return on our investment in product development, and our business, operating results, financial condition and prospects could be materially adversely affected. Among other markets, we are anticipating growth in the plastic bottle market. If commercialization of that technology develops more slowly than we expect, if the market demand fails to develop as anticipated, or if alternative technologies are more successful in meeting market needs, our future results will be negatively affected.

We manufacture all of our products at four facilities, and any prolonged disruption in the operations of those facilities or a demand for products that exceeds the manufacturing capacity at such facilities could have a material adverse effect on our revenues.

We produce all of our products in our manufacturing facilities located in Longmont, Colorado, Alzenau and Hanau, Germany, and the facilities leased by the China JV In Suzhou, China. Any prolonged disruption in the operations of our manufacturing facilities, whether due to technical or labor difficulties, destruction of or damage as a result of a fire or any other reason, could seriously harm our ability to satisfy our customer order deadlines. In addition, if customer demand for equipment exceeds the manufacturing capacity of our facilities, the growth in our revenues could be negatively affected. If we cannot timely deliver our systems, our revenues could be adversely affected.

If we deliver systems with defects or that fail to meet specifications, our credibility will be harmed and the market acceptance and sales of our systems will decrease.

Our systems are complex, are often customized and sometimes have contained defects or failed to meet contractual specifications. Most of our systems are uniquely designed for the particular customer, and are frequently new models with features that have not previously been tested. If we deliver systems with defects or fail to meet specifications, our credibility and the market acceptance and sales of our systems could be harmed. In addition, if our systems contain defects or fail to meet specifications, we may incur contractual penalties and be required to expend significant capital and resources to alleviate such problems. Such problems could also damage our relationships with specific customers and impair market acceptance of our products and adversely affect our gross profit margins and operating results.

We depend on the continuing operations of our joint venture partner in China.

Results of our coated glass operations will depend significantly on the results of the China JV with Nippon Sheet Glass Co., Ltd., or NSG, in China. The results of the China JV depend on the continuing cooperation of NSG. The success of the China JV is subject to a number of risks, over many of which we have limited control. We rely on NSG to house the China JV within its glass fabrication facility and to supply glass to the China JV. We also rely on NSG's management personnel to manage the day-to-day operations of the China JV, and the managing director of the China JV is employed by NSG as well as the China JV. We do not have employment agreements with any management personnel at the China JV. The China JV's future success will be dependent in part on our ability to continue to effectively participate in the China JV and manage our relationship with NSG. Our business, operating results, financial condition or growth could be materially adversely affected if NSG ceases to supply glass to the China JV, focuses its management and operational efforts on other activities or terminates the joint venture.

Our operations and assets in China are subject to significant political, economic, legal and other uncertainties in China. China currently does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of laws may be inconsistent. We could also be adversely affected by a number of factors, including inadequate development or maintenance of infrastructure or a deterioration of the general political, economic or social environment in China.

The coated glass market is highly competitive and subject to pricing pressures which could adversely affect our operating results.

The market to supply thin film coated glass to liquid crystal display, or LCD, manufacturers is highly competitive. Many of our competitors have substantially greater financial, technical, marketing and sales resources than we have. Additional competitors may enter our markets, certain of which may offer lower prices. Prices for much of our low resolution thin film coated glass products supplied to the LCD market declined in past years, with a 29% price decrease during fiscal 1999. We have experienced further pricing pressures and decreased demand in fiscal 2001 and the first quarter of fiscal year 2002, and we may in the future experience pricing pressures as a result of a decline in industry demand, excess inventory levels, increases in industry capacity or the introduction of new technologies. Many of our customers are under continuous pressure to reduce prices and we expect to continue to experience downward pricing pressures on our thin film coated glass products. We are frequently required to commit to price reductions before we know that the cost reductions required to maintain profitability can be achieved. To offset declining sales prices, we must achieve manufacturing efficiencies and cost reductions and obtain orders for higher volume products. If we are unable to offset declining sales prices, our gross margins on coated glass will decline.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from challenges by third parties.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringements, or to protect us from the claims of others. We have not formally recorded, in the applicable offices, our ownership of the patents we acquired in the LAC acquisition, nor have we filed our registered patents and trademarks for patent or trademark protection in all of the jurisdictions in which such filings may be made. Patents issued to us may be challenged, invalidated or circumvented; our rights granted under those patents may not provide competitive advantages to us; and third parties may assert that our products infringe their patents, copyrights or trade secrets. Third parties could also independently develop functionally equivalent or superior technology and similar products or could duplicate our products. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. If competitors are able to use our technology, our ability to compete effectively could be harmed.

Claims or litigation regarding intellectual property rights could seriously harm our business or require us to incur significant costs.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could become subject to litigation in the future either to protect our intellectual property rights or as a result of allegations that we infringe others' intellectual property rights.

From time to time, we have received claims of infringement from third parties. Any claims that our products infringe proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

    o     lose our proprietary rights;

    o stop manufacturing or selling our products that incorporate the challenged intellectual property;

    o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

    o pay damages, including treble damages and attorney's fees in some circumstances; or

    o     redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business could be severely harmed.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

In fiscal 2001, 67% of our revenue was derived from sales in foreign countries, including certain countries in Asia such as Taiwan, Korea, China and Japan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many United States companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries. For example, Taiwan is not a signatory of the Patent Cooperation Treaty, which is designed to specify rules and methods for defending intellectual property internationally. In many instances, the publication of a patent prior to the filing of a patent application in Taiwan would invalidate the ability of a company to obtain a patent in Taiwan. Similarly, in contrast to the United States where the contents of patents remain confidential during the patent prosecution process, the contents of a patent are published upon filing, which provides competitors an advance view of the contents of a patent application prior to the establishment of the patent rights. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. For example, our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

If we fail to comply with environmental regulations, our operations could be suspended.

We use hazardous chemicals in producing our products. As a result, we are subject to a variety of local, state and federal governmental regulations in the United States and Germany relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products, compliance with which is expensive. Environmental claims against us or our failure to comply with any present of future regulations could result in:

    o     the assessment of damages or imposition of fines against us;

    o     the suspension of production of our products; or

    o     the cessation of our operations.

New regulations could require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively impact our earnings and financial position.

The loss of key personnel could adversely affect our ability to manage our business.

Our future success will depend largely upon the continued services of our executive officers and certain other key employees. The loss of the services of one or more of the executive officers or other key employees could materially adversely affect our business. We do not have employment agreements with or key-man life insurance on any of our executive officers or other key employees. Our future success will depend in part upon our ability to attract and retain additional qualified managers, engineers and other employees. Our business, operating results, financial condition or growth could be materially adversely affected if we were unable to attract, hire, assimilate, and train these employees in a timely manner.

Our stock price may fluctuate significantly.

The market price of our common stock has been, and we expect will continue to be, subject to significant fluctuations. For example, the closing market price of our common stock fluctuated from $24.00 on January 3, 2001, to a low of $7.69 on April 4, 2001, and then to $21.08 on October 22, 2001. Factors affecting our market price include:

    o the limited number of shares of common stock available for purchase or sale in the public markets;

    o     quarterly variations in our results of operations;

    o     failure to meet earnings estimates;

    o     changes in earnings estimates or buy/sell recommendations by analysts;

    o     the operating and stock price performance of comparable companies;

    o     developments in the financial markets;

    o the announcement of new products or product enhancements or business results by us or our competitors; and

    o general market conditions or market conditions specific to the industries in which we operate.

Recent events have caused stock prices for many companies, including our company, to fluctuate in ways unrelated or disproportionate to their operating performance. General economic and political events may affect market conditions generally, and, in particular, the market price of our common stock. These events and market trends are beyond our control. The market price at any particular time may not remain the market price in the future.

The terms of the Series A Convertible Preferred Stock may have adverse market effects on our common stock price and could result in issuance of common stock at a price that would be dilutive to holders of our common stock.

The conversion of the Series A Convertible Preferred Stock into common stock and the exercise of the related warrants and their current conversion and exercise prices would result in the issuance of 582,278 shares of common stock, representing approximately 8.5% of our currently outstanding shares. We are required under the terms of agreements entered into at the time of issuance of the Series A Convertible Preferred Stock to maintain an effective registration statement at all times permitting unrestricted resale of these shares. The continuing ability of the holders of these securities to sell all of their stock could decrease the price of our common stock and encourage hedged sales by owners of the Series A Convertible Preferred Stock or others. Hedged or short sales could place further downward pressure on the price of our common stock.

The documents relating to the issuance of the Series A Convertible Preferred Stock specify a number of circumstances in which the Series A Convertible Preferred Stock would be convertible into common stock at conversion prices based on the lower of the conversion or market price then in effect. These circumstances include, among others:

      o the decrease in our equity market capitalization to less than $50 million for 20 consecutive trading days;

      o the nonpayment of dividends on the Series A Convertible Preferred Stock in a timely manner;

      o our failure to deliver shares of our common stock upon conversion of the Series A Convertible Preferred Stock or upon exercise of the related warrants after a proper request;

      o our failure to maintain at all times a registration statement covering the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and related warrants; and

      o   a change of control or bankruptcy event.

The conversion of the Series A Convertible Preferred Stock, at conversion prices that are lower than the current conversion price could result in substantial dilution to the interests of holders of our common stock.

The uncertainties related to our stock price and the potential for significant dilutive issuances of common stock upon conversion of the Series A Convertible Preferred Stock could impair our ability to raise capital through the sale of equity securities.

Future sales of our common stock may cause our stock price to decline.

All of our outstanding shares of common stock, other than shares owned by affiliates, are freely tradable without restriction or further registration. Affiliates must comply with the volume and other requirements of Rule 144 in the sale of their shares. Sales of substantial amounts of common stock by our stockholders, including shares issued upon the exercise of outstanding options, or even the potential for such sales, may have a depressive effect on the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Some anti-takeover provisions may affect the price of our common stock.

Our articles of incorporation and bylaws contain various provisions, including notice provisions, provisions for staggered terms of office of the board of directors, fair price provisions, and provisions authorizing us to issue preferred stock, that may make it more difficult for a third-party to acquire, or may discourage acquisition bids for, our company. Such provisions could limit the price that certain investors would be willing to pay in the future for shares of our common stock.

We may issue additional shares and dilute your ownership percentage.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute the ownership percentage of holders of our common stock. We may issue additional shares of common stock or preferred stock:

    o     to raise additional capital or finance acquisitions;

    o upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and/or

    o     in lieu of cash payment of dividends.

In addition, the rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future that would be senior to the rights of the holders of the common stock.

                Special Note Regarding Forward-Looking Statements

     Some of the information in this prospectus contains forward-looking statements within the meaning of federal and state securities laws. These statements include, among others, statements regarding use of proceeds, future expenditures, sufficiency of cash generated from operations, business strategy, product development, product acceptance, market penetration, market demand, and return on investment in new business or products. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operation " and "Business."

     Forward-looking statements typically are identified by the use of terms such as "may," "will," "expect," "estimate," "anticipate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of facts, including insufficient capital resources, inability to integrate the LAC business successfully, adverse economic conditions, and unanticipated difficulties in product development. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 Use of Proceeds

     Each selling stockholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants when exercised by the holders thereof. If all of the warrants are exercised, we estimate our net proceeds will be $2.0 million (less any warrants exercised on a "cashless" basis).

     We plan to use any proceeds from warrant exercises for working capital and other general corporate purposes.

                                 Dividend Policy

     We have never paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and to finance the growth and development of out business. Therefore, we do not expect to pay cash dividends on our common stock in the foreseeable future. Furthermore, our bank credit facility and the terms of our Series A Convertible Preferred Stock restrict our ability to pay dividends on our common stock.

                           Price Range of Common Stock

Our common stock has been traded on the Nasdaq National Market under the symbol "AFCO" since November 21, 1997. The following table sets forth, for the quarters indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

                                                                                High       Low
                                                                              --------  --------
                                     Fiscal 2000:
                                       First Quarter......................    $   4.00  $   3.13
                                       Second Quarter.....................       14.75      3.00
                                       Third Quarter......................       35.75     12.88
                                       Fourth Quarter.....................       39.88     13.13
                                     Fiscal 2001:
                                       First Quarter......................    $  42.00  $  21.06
                                       Second Quarter.....................       37.94     14.75
                                       Third Quarter......................       25.25     10.06
                                       Fourth Quarter.....................       22.50      7.69
                                     Fiscal 2002:
                                       First Quarter .....................    $  25.30  $  12.95
                                       Second Quarter (through October 22,
                                       2001)..............................    $  21.33  $  15.03

On October 22, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $21.08 per share and there were approximately 68 stockholders of record of the common stock. We estimate that there are approximately 3,020 beneficial owners of the common stock.

                      Selected Consolidated Financial Data

This section presents our selected historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the consolidated balance sheet data for the years ended July 1, 2000 and June 30, 2001, and our consolidated statement of operations data for each of the three years in the period ended June 30, 2001, from the audited consolidated financial statements in this prospectus. Those financial statements were audited by Arthur Andersen LLP, independent auditors. The consolidated balance sheet data as of June 28, 1997, June 27, 1998 and July 3, 1999 and the consolidated statement of operations data for the years ended June 28, 1997 and June 27, 1998 have been derived from audited consolidated financial statements that are not included in this prospectus. The consolidated balance sheet data at September 29, 2001 and the consolidated statement of operations data for the three months ended September 30, 2000 and September 29, 2001 are derived from unaudited financial statements which have been prepared on the same basis as the audited annual financial statements, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the consolidated position at such dates and the operating results for such periods. Operating results for the three months ended September 29, 2001 are not necessarily indicative of the results that may be expected for the year ending June 28, 2002. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                                                              Three Months           Pro Forma(1)
                                                          Fiscal Year Ended                       Ended           Fiscal Year Ended
                                       June 28,  June 27,    July 3,   July 1,  June 30,    Sept. 30  Sept. 29    July 1,   June 30,
                                         1997      1998       1999      2000       2001       2000      2001       2000       2001
                                       --------  --------   --------  --------  --------    --------  --------   --------   --------
                                                                (in thousands, except per share data)
                                                                                                 (Unaudited)           (Unaudited)
Consolidated Statement of Operations
Data:
Net revenues........................... $34,050   $53,041   $31,523   $42,292   $112,715   $16,870   $ 41,283   $119,460   $174,740
Cost of goods sold.....................  27,352    42,150    27,070    36,633     90,021    14,322     31,261    100,195    156,435
                                        -------   -------   -------   -------   --------   -------   --------   --------   --------
Gross profit...........................   6,698    10,891     4,453     5,659     22,694     2,548     10,022     19,265     18,305
Operating expenses:
  Selling, general and administrative..   2,996     5,067     3,760     4,324     16,027     1,689      6,603     19,027     22,937
  research and development.............     749     1,243     1,044     1,409      6,484       413      2,079     10,355      8,568
  Amortization of goodwill and other
  intangible Assets....................      --        --        --        --     16,536        --        839     10,072     10,072
                                        -------   -------   -------   -------   --------   -------   --------   --------   --------
Operating income (loss)................   2,953     4,581      (351)      (74)   (16,353)      466        501    (20,189)   (23,272)
Interest income (expense)..............    (822)     (496)     (553)      447      1,034       536        (53)      (328)      (316)
Other income (expense), net............      95       252        40       272        805       107        309       (681)    (3,255)
Equity in earnings of joint venture....      --        --       382     2,381      4,421     1,285        110      2,381      4,421
                                        -------   -------   -------   -------   --------   -------   --------   --------   --------
Income (loss) before income taxes
  and cumulative effect change in
  accounting principle.................   2,226     4,337      (482)    3,026    (10,093)    2,374        867    (18,817)   (22,422)
Income tax benefit (provision).........    (605)   (1,480)      258        97      5,760      (120)      (311)     8,524     10,152
                                        -------   -------   -------   -------   --------   -------   --------   --------   --------
Income (loss) before cumulative effect
  of change in accounting principle....   1,621     2,857      (224)    3,123     (4,333)    2,254        556    (10,293)   (12,270)
Cumulative effect of change in
  accounting priniple..................      --        --        --       (50)        --        --         --         --         --
                                        -------   -------   -------   -------   --------   -------   --------   --------   --------
Net income (loss)......................   1,621     2,857      (224)    3,073     (4,333)    2,254        556    (10,293)   (12,270)
Preferred dividends....................      --        --        --        --       (367)       --       (203)      (820)      (820)
                                        -------   -------   -------   -------   --------   -------   --------   --------   --------
Net income (loss) applicable to common
  stockholders......................... $ 1,621   $ 2,857   $  (224)  $ 3,073   $ (4,700)  $ 2,254   $    353   $(11,113)  $(13,090)
                                        =======   =======   =======   =======   ========   =======   ========   ========   ========
Net income (loss) per common share
  Basic................................ $  0.58   $  0.90   $  (0.06) $  0.72   $  (0.73)  $  0.37   $   0.05   $  (2.26)  $  (1.94)
                                        =======   =======   ========  =======   ========   =======   ========   ========   ========
  Diluted.............................. $  0.58   $ 0.85    $ (0.06)  $ 0.69    $ (0.73)   $ 0.36    $  0.05    $ (2.26)   $  (1.94)
                                        =======   =======   ========  =======   ========   =======   ========   ========   ========
Weighted average common shares outstanding
  Basic................................   2,796     3,181     3,478     4,255      6,414     6,041      6,798      4,928      6,751
                                        =======   =======   =======   =======   ========  ========   ========   ========   ========
  Diluted..............................   2,814     3,375     3,478     4,439      6,414     6,279      6,987      4,928      6,751
                                        =======   =======   =======   =======   ========  ========   ========   ========   ========
------------------------------------------------------------------------------------------------------------------------------------

----------

(1) The unaudited pro forma statement of operations data for the years ended July 1, 2000 and June 30, 2001 give effect to our purchase of the Large Area Coatings division of Unaxis and the issuance of $10.0 million of Series

     A Convertible Preferred Stock and common stock warrants, assuming the transactions were completed at the beginning of each respective period. Pro forma adjustments are based on currently available information, however, the actual adjustments will be based on more precise appraisals, evaluations and estimates of fair values. It is possible that the actual adjustments could differ substantially from those presented in the unaudited pro forma financial statements. This data is not intended to represent that these results would have been achieved had the transactions occurred at such dates or to present management's expectations of the results of operation to be realized during the periods following the acquisition.


                                                    June 28,     June 27,    July 3,    July 1,  June 30,   Sept. 29,
                                                      1997         1998       1999       2000      2001        2001
                                                    --------     --------   --------   --------  --------   ---------
                                                                        (in thousands)
                                                                                                           (Unaudited)
             Consolidated Balance Sheet Data:
             Working capital...................     $  5,534     $ 10,747   $ 11,812   $ 63,785  $ 15,684    $  9,286

             Total assets......................       21,541       28,697     30,195     87,478   169,426     179,048

             Current portion of long term debt.           --           --         --         --        --       6,500
             Long-term debt, net of current
             portion...........................        6,448        4,175      7,180         --     6,483          --
             Total stockholders' equity........        6,740       14,826     14,658     73,197    89,192      93,670

                      Management's Discussion and Analysis
                 of Financial Condition and Results of Operation

You should read this discussion together with the financial statements and other financial information included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements. Please see "Forward-Looking Statements" elsewhere in this prospectus.

Overview

We are a leading provider of thin film deposition equipment to the flat panel display, the architectural, automotive and solar glass, and the consumer products packaging and electronics industries. We have also developed a barrier coating solution technology for the plastic beverage bottle industry. Our deposition systems deposit thin films that enhance the characteristics of a base substrate, such as glass, plastic, paper or foil. These thin films provide conductive, electronic, reflective, filter, barrier and other properties that are critical elements of our customers' products. Our thin film deposition systems provide our customers with high yield and throughput, flexible modular configurations, and innovative coating and process technologies. We also process and sell thin film coated glass to the flat panel display, or FPD, industry.

Our operations and financial position have been significantly affected by two corporate transactions that were implemented to advance our strategic transition from lower gross profit margin sales of coated glass to higher gross profit margin sales of thin film deposition equipment. In 1998, we entered into a 50%-50% joint venture, our China JV, with Nippon Sheet Glass Co., Ltd. to supply the low and high resolution coated glass market from a production base in Suzhou, China. The China JV began operations in April of 1999. In December 2000, we completed the acquisition of the Large Area Coatings, or LAC, division of Unaxis Holding AG, or Unaxis, which reported revenues of approximately $94 million for the twelve months ended December 31, 2000. The LAC acquisition expanded our product offering for the FPD industry. The LAC acquisition also enabled our entry into three new product markets: architectural, automotive and solar glass, consumer products packaging and electronics and polyethylene terephthalate, or PET, plastic bottle.

We formed the China JV in order to produce coated glass at lower cost and in closer proximity to our source of raw glass and to our largely Asian customer base. We buy coated glass manufactured by the China JV and resell it to our customers in Asia. While our sales of these products appear as revenues on our consolidated financial statements, because of the 50%-50% ownership structure of the China JV, the revenues and expenses of the China JV itself are not consolidated and do not appear as revenues and expenses in our financial statements. The benefit of the lower cost structure of the China JV is captured in the net income of the China JV, 50% of which appears as "Equity in earnings of joint venture" on our consolidated statements of operations.

The following table sets forth our net revenues (net of returns and allowances) by our major product categories and industry segments for the last three fiscal years and for the first quarter of fiscal year 2001 and fiscal year 2002:

                                                            Fiscal year ended                               Three months ended
                                             July 3, 1999     July 1, 2000     June 30, 2001         Sept. 30, 2000   Sept. 29, 2001
                                             -----------------------------------------------         -------------------------------
                                                                              (in thousands)
                                                                                                                (Unaudited)
           Thin film coated glass...           $ 26,906          $ 35,159       $ 27,523               $ 10,405          $  4,223
           Thin film coating equipment            4,617             7,133         85,192                  6,465            37,060
                                               --------          --------       --------               --------          --------
           Total net revenues.......           $ 31,523          $ 42,292       $112,715               $ 16,870          $ 41,283
                                               ========          ========       ========               ========          ========

The following table sets forth our net revenues as a percentage of total revenues by our major product categories and industry segments for the last three fiscal years and for the first quarter of fiscal 2001 and fiscal 2002:

                                                            Fiscal year ended                               Three months ended
                                             July 3, 1999     July 1, 2000     June 30, 2001         Sept. 30, 2000   Sept. 29, 2001
                                             -----------------------------------------------         -------------------------------
           Thin film coated glass...              85.4%           83.1%            24.4%                  61.7%           10.2%
           Thin film coating
           equipment................              14.6%           16.9%            75.6%                  38.3%           89.8%
                                                  -----           -----            -----                  -----           -----
           Total net revenues.......             100.0%          100.0%           100.0%                 100.0%          100.0%
                                                  =====           =====            =====                  =====           =====

Revenues for thin film coating equipment are generally recognized on the percentage-of-completion method, measured by the percentage of the total costs incurred in relation to the estimated total costs to be incurred for each contract. Coated glass revenues and related costs are recognized when products are shipped to the customer.

The sales cycle for thin film coating equipment is long, involving multiple visits to and by the customer and up to 15 months of technical sales effort. We operate with a backlog of new and in-process equipment orders. Coating equipment backlog was $5.1 million at September 30, 2000, and $96.6 million at the September 29, 2001. Backlog comprised of sales denominated in U.S. Dollars, German marks and Japanese yen, and, unless merged, is subject to fluctuation depending on changes in the value of the foreign currencies against the dollar. Customers usually make a non-refundable deposit ranging from 20% to 35% of the total purchase price at the time the order is placed and make progress payments during the period of manufacture. We usually receive approximately 80%-85% of the purchase price in cash or letter of credit prior to shipment. We generally ship our thin film coated glass within 30 days of receipt of the order and therefore we do not customarily have a backlog of coated glass sales.

In fiscal 2000, 93% of our revenues were generated from contracts with customers outside of our manufacturing center in the United States, compared to 67% of revenues from contracts with customers outside of our manufacturing centers in the United States and Europe for fiscal 2001. In the first quarter of fiscal 2001, 94% of our revenues were generated from contracts with customers outside of our manufacturing center in the United States, compared to 40% of revenues from contracts with customers outside of our manufacturing centers in the United States and Europe for the first quarter of fiscal 2002.

We sell most of our glass and equipment products to customers in the currency of the location of manufacture. Accordingly, sales of products manufactured in Longmont, Colorado or purchased from the China JV for resale to our customers are denominated in U.S. dollars and sales of products manufactured in Germany are denominated in German marks or euros, except in each case for sales of glass to certain Japanese customers which are denominated in Japanese yen. Gross sales in Japanese yen and German marks were approximately $12.7 million and $0.0, respectively, for fiscal 2000, and $6.9 million and $61.5 million, respectively, for fiscal 2001. For the first quarter of fiscal 2001, gross sales in Japanese yen and German marks were approximately $3.3 million and $0.0, respectively, compared to $501,000 and $33.0 million, respectively, for the first quarter of fiscal 2002. Currently, we engage in international currency hedging transactions to mitigate our foreign exchange exposure related to sales of certain equipment, and the effects of foreign exchange rate changes on foreign currency transactions have not been significant to date. We also purchase raw glass from certain Japanese suppliers in transactions denominated in yen, which partially offsets foreign currency exchange risks on yen-denominated coated glass sales. Our purchases of raw material denominated in Japanese yen were approximately $2.4 million in fiscal 2000 and $1.8 million for fiscal 2001. Our purchases of raw material denominated in Japanese yen were approximately $1.6 million in the first quarter of fiscal 2001 and $47,000 for the first quarter of fiscal 2002. As of September 29, 2001, accounts receivable denominated in Japanese yen and Germans marks were approximately $1.8 million and $5.4 million, or approximately 13.4% and 40.3%, respectively, of total accounts receivable. As of September 29, 2001, accounts payable denominated in Japanese yen and German marks were approximately $955,000 and $7.6 million, or approximately 6.8% and 54.3%, respectively, of total accounts payable. We are generally paid by customers for Japanese yen denominated sales within 15 to 45 days following the date of sale.

Results of Operations

The following table sets forth information derived from the consolidated statements of operations expressed as a percentage of net revenues for the periods indicated.

                                                         Fiscal Year Ended              Three Months Ended
                                                    July 3,    July 1,   June 30,  September 30,  September 29,
                                                     1999       2000       2001        2000           2001
                                                   --------   --------   --------  -------------  -------------
Consolidated Statement of Operations Data:                                                 (Unaudited)
Net revenues.................................       100.0%     100.0%     100.0%       100.0%        100.0%
Cost of goods sold...........................        85.9       86.6       79.9         84.9          75.7
                                                    -----      -----      -----        -----         -----
Gross profit.................................        14.1       13.4       20.1         15.1          24.3
Operating expenses:
  Selling, general and administrative........        11.9       10.2       14.2         10.0          16.0
  Research and development...................         3.3        3.3        5.7          2.5           5.1
  Amortization of goodwill and other intangible
     assets..................................          --         --       14.7           --           2.0
                                                    -----      -----      -----        -----         -----
Operating loss...............................        (1.1)      (0.1)     (14.5)         2.6           1.2
Interest income (expense)....................        (1.8)       1.1        0.9          3.2          (0.1)
Other income.................................         0.2        0.6        0.7          0.7           0.7
Equity in earnings of joint venture..........         1.2        5.6        3.9          7.6           0.3
                                                    -----      -----      -----        -----         -----
Income (loss) before income taxes............        (1.5)       7.2       (9.0)        14.1           2.1
Income tax benefit...........................         0.8        0.2        5.1         (0.7)          0.8
                                                    -----      -----      -----        -----         -----
Income (loss) before cumulative effect of
change in                                            (0.7)       7.4       (3.9)        13.4           1.3
  accounting principle.......................
Cumulative effect of change in accounting              --       (0.1)        --           --            --
                                                    -----      -----      -----        -----         -----
principle....................................
Net income (loss)............................        (0.7)%      7.3%      (3.9)%       13.4%          1.3%
                                                    =====      =====      =====        ======        ======

Three Months Ended September 29, 2001 Compared to three Months Ended September 30, 2000

Net Revenues. Net revenues increased 144.7% from $16.9 million in the first quarter of fiscal 2001 to $41.3 million in the first quarter fiscal 2002 as a result of the increase in equipment revenues related to the LAC acquisition. Net revenues increased 1.9% from the $40.5 million reported in the fourth quarter of fiscal 2001.

Net revenues from thin film coating equipment increased from $6.5 million in the first quarter of fiscal 2001 to $37.1 million in the first quarter of fiscal 2002, due primarily to the LAC acquisition. As a percentage of net revenues, equipment revenues were 38.3% and 89.8% for the first quarter of fiscal 2001 and the first quarter of fiscal 2002, respectively. This demonstrates the significant shift in revenues to the equipment segment from the LAC acquisition. Net revenues from thin film coating equipment increased 4.5% from the $35.5 million in the fourth quarter of fiscal 2001.

Thin film coated glass revenues decreased 59.6% from $10.4 million in the first quarter of fiscal 2001 to $4.2 million in the first quarter of fiscal 2002. This reduction resulted from reduced demand for super twisted nematic, or STN, glass used in cellular phones due to excess inventory of handsets and an overall softening of the coated glass market. As a percentage of net revenues, coated glass revenues were 61.7% and 10.2% for the first quarter of fiscal 2001 and the first quarter of fiscal 2002, respectively. Coated glass net revenues for the first quarter of fiscal 2002 declined 16.7% from the $5.1 million reported in the fourth quarter of fiscal 2001.

Gross Profit. Gross profit increased from $2.5 million in the first quarter of fiscal 2001 to $10.0 million in the first quarter of fiscal 2002, largely driven by the increased equipment revenues resulting from the LAC acquisition. Gross profit margins were 15.1% in first quarter of fiscal 2001 and 24.3% in first quarter of fiscal 2002. Equipment revenues generally have higher gross profit margins that coated glass revenues. Gross profit in the first quarter of fiscal 2002 was flat compared with the $10.0 million reported in the prior quarter. Lower revenues and weaker margin performance from the coated glass segment caused gross profit as a percent of net revenue to decline by 0.4% in the first quarter of fiscal 2002 to 24.3% compared to 24.7% reported in the fourth quarter of fiscal 2001.

Selling, General and Administrative. Selling, general and administrative expenses increased from $1.7 million in the first quarter of fiscal 2001 to $6.6 million in the first quarter of fiscal 2002. The substantial increase in fiscal 2002 resulted largely from additional administrative, sales and marketing personnel from the LAC acquisition. As a percentage of net revenues, selling, general and administrative expenses were 10.0% in the first quarter of fiscal 2001 and 16.0% in the first quarter of fiscal 2002. Selling, general and administrative expenses in the first quarter of fiscal 2002 remained substantially consistent with the $6.4 million reported in the prior quarter.

Research and Development. Research and development expenses increased 403.4% from $413,000 in the first quarter of fiscal 2001 to $2.1 million in the first quarter of fiscal 2002. Research and development expenses consist primarily of salaries, outside contractor expenses, lab expenses, and other expenses related to our ongoing product development efforts. The increase in research and development expenses resulted largely from the additional staff and research and development operations in Germany. As a percentage of net revenues, research and development expenses were 2.4% in the first quarter of fiscal 2001 and 5.0% in the first quarter of fiscal 2002. Research and development expenses in the first quarter of fiscal 2002 declined 29.6% from the $3.0 million reported in the prior quarter. First quarter of fiscal 2002 costs were lower as a portion of our technical staff worked on customer equipment projects and several research and development contracts with third party consultants were completed in the prior quarter.

Amortization of Other Intangible Assets. Following the adoption of SFAS No. 142 on July 1, 2001, the amortization of other intangible assets was $839,000 for the first quarter of fiscal 2002. This was a substantial decreased from the $2.6 million amortization recorded in the prior quarter in which amortization of goodwill and certain other intangible assets related to assembled workforce were also included in this amount. With the adoption of SFAS No. 142, goodwill and certain other intangible assets related to assembled workforce will no longer be amortized. We expect our amortization of intangible assets to continue at the levels reported in the first quarter of fiscal 2002.

Interest Income (expense). Interest income was $536,000 in the first quarter of fiscal 2001 and interest expense was $53,000 in the first quarter of fiscal 2002. Interest expense in the first quarter of fiscal 2002 declined $25,000 from the $78,000 recorded in the fourth quarter of fiscal 2001.

Other Income. Other income increased from $107,000 in the first quarter of fiscal 2001 to $309,000 in the first quarter of fiscal 2002. Other income in the first quarter of fiscal 2002 was $49,000 lower than the $358,000 reported in the fourth quarter of fiscal 2001. Other income is comprised of realized foreign currency translation adjustments and royalties earned from the China JV. We receive a 2% royalty on all sales by the China JV, payable quarterly.

Equity in Earnings of Joint Venture. Our equity in earnings of the China JV was $1.3 million in the first quarter of fiscal 2001 and $110,000 in the first quarter of fiscal 2002. The decrease in equity earnings is primarily due to the overall weakness in the market for cellular phones as excess handset inventories have reduced the demand for coated glass. Equity earnings of the China JV declined 75.4% in the first quarter of fiscal 2002 from the prior quarter resulting from the weakness in cellular phone demand. We expect this weakness to continue for the upcoming quarters.

Income Tax Benefit (Provision). We recorded an income tax provision of $120,000 in the first quarter of fiscal 2001 compared to $311,000 in the first quarter of fiscal 2002. The effective tax rate was 5.1% of pretax earnings during the first quarter of fiscal 2001, and 35.9% during the first quarter of fiscal 2002. We had a 5.1% blended effective tax rate from the first quarter of fiscal 2001 because the China JV earnings are not taxed in the United States, due to the permanent investment status of the China JV.

Year Ended June 30, 2001 Compared to Year Ended July 1, 2000

Net Revenues. Net revenues increased 166.5% from $42.3 million in fiscal 2000 to $112.7 million in fiscal 2001 as a result of the LAC acquisition.

Net revenues from thin film coating equipment increased from $7.1 million for fiscal 2000 to $85.2 million for fiscal 2001, due primarily to the LAC acquisition. In the second half of fiscal 2001, over 85% of our revenues was generated from equipment, compared with approximately 25% for the second half of fiscal 2000, when revenues from the sale of the ATX-700 systems began to be recognized. During fiscal 2000 and early fiscal 2001, we sold three ATX-700 systems and recognized revenue on a percentage of completion basis on two of those systems in the second half of fiscal 2000, with the remainder in the first quarter of fiscal 2001.

Thin film coated glass revenues decreased 21.7% from $35.2 million in fiscal 2000 to $27.5 million in fiscal 2001. This reduction was caused by reduced demand for super twisted nematic, or STN, glass used in cellular phones due to excess inventory of handsets. In addition, during fiscal 2001, we shifted production capacity for manufacturing coated glass to the China JV by selling a coating machine previously used in our Longmont, Colorado facility to the China JV, shifting revenues to the China JV and reducing our coated glass revenues.

Gross Profit. Gross profit increased from $5.7 million in fiscal 2000 to $22.7 million in fiscal 2001, largely driven by the shift in product mix from glass to equipment revenues and the increased revenues resulting from the LAC acquisition. Gross profit margins were 13.4% in fiscal 2000 and 20.1% in fiscal 2001. Equipment revenues generally have higher gross profit margins than coated glass revenues.

Selling, General and Administrative. Selling, general and administrative expenses increased from $4.3 million for fiscal 2000 to $16.0 million for fiscal 2001. The substantial increase in fiscal 2001 resulted largely from the additional administrative, sales and marketing personnel from the LAC acquisition. As a percentage of net revenues, selling, general and administrative expenses were 10.2% in fiscal 2000 and 14.2% for fiscal 2001. While we expect some synergies in the combination of marketing forces, we project selling, general and administrative expenses as a percentage of net revenues to remain at levels similar to those we experienced in the second half of fiscal 2001.

Research and Development. Research and development expenses increased 360.2% from $1.4 million in fiscal 2000 to $6.5 million in fiscal 2001. Research and development expenses consist primarily of salaries, outside contractor expenses, lab expenses, and other expenses related to our ongoing product development efforts. The increase in research and development expenses resulted largely from the additional staff and research and development operations in Germany. As a percentage of net revenues, research and development expenses were 3.3% in fiscal 2000 and 5.7% in fiscal 2001. Because of the significant product development opportunities, particularly in the PET bottle, OLED and solar markets, we expect research and development expenses as a percent of net revenues for fiscal 2002 to remain at levels similar to those we experienced in the second half of fiscal 2001.

Amortization  of  Goodwill  and  Other  Intangible   Assets.   In  fiscal  2001,
amortization of goodwill and other intangible assets was $16.5 million consisting of $5.0 million of amortization of goodwill and other intangible assets and an $11.5 million write-off of in-process research and development purchased in the LAC acquisition. We had no amortization of goodwill and other intangible assets in fiscal 2000.

Interest Income. Interest income was $447,000 for fiscal 2000 and $1.0 million for fiscal 2001. The increase in interest income was generated from investment of the remaining proceeds of our $55.5 million common stock offering completed in March 2000.

Other Income. Other income increased from $272,000 in fiscal 2000 to $805,000 in fiscal 2001. Other income is comprised of realized foreign currency translation adjustments and royalties earned from the China JV. We receive a 2% royalty on all sales by the China JV, payable quarterly.

Equity in Earnings of Joint Venture. Our equity in earnings of the China JV was $2.4 million in fiscal 2000 and $4.4 million in fiscal 2001. The increase results from the transition of manufacturing capacity to the China JV.

Income Tax Benefit. We recorded a tax benefit during fiscal 2001 of approximately $5.7 million. The tax benefit reflects the tax effect of goodwill and other intangible assets, tax-free investment and interest income, and equity in earnings of the joint venture that is not subject to taxation. For German tax purposes, the amount reported as goodwill and other intangible assets on our balance sheet and to the amount of in-process research and development that was charged to expense, will be fully amortized over 15 years and will be fully deductible as amortized. The income tax benefit for fiscal 2000 was $97,000, representing an effective tax rate of negative 3.3%. This benefit was primarily derived from the reversal in fiscal 2000 of the income tax accrual in fiscal 1999 on the equity income from the China JV due to the determination that the earnings would not be distributed for the foreseeable future. Other factors contributing to the relatively low effective tax rate in fiscal 2000 were tax-free investment and interest income and current year equity in earnings of the China JV that are not subject to tax.

Year Ended July 1, 2000 Compared to Year Ended July 3, 1999

Net Revenues. Net revenues increased 34.2% from $31.5 million in fiscal 1999 to $42.3 million in fiscal 2000 due to the growth during fiscal 2000 in the coated glass segment of the market as well as the growth in equipment revenues arising from the sales of the ATX-700 systems. Thin film coated glass sales increased from $26.9 million in fiscal 1999 to $35.2 million in fiscal 2000, mainly as a result of the increase in STN glass demand used in cellular phones in the second half of fiscal 2000. We recorded no revenues from the sale of ATX-700 systems in fiscal 1999, and the fiscal 1999 revenue from equipment sales was from the sale to the China JV of a refurbished coating system that had previously been used in our Longmont operations.

Gross Profit. Gross profit increased from $4.5 million in fiscal 1999 to $5.7 million in fiscal 2000, driven by higher margin sales of the ATX-700 systems. Gross profit margins were 14.1% in fiscal 1999 and 13.4% in fiscal 2000.

Selling, General and Administrative. Selling, general and administrative expenses increased from $3.8 million in fiscal 1999 to $4.3 million in fiscal 2000. As a percentage of net revenues, selling, general and administrative expenses were 11.9% in fiscal 1999 and 10.2% for fiscal 2000.

Research and Development. Research and development expenses increased 35.0% from $1.0 million for fiscal 1999 to $1.4 million in 2000. As a percentage of net revenues, research and development expenses were 3.3% in each of fiscal 1999 and 2000.

Interest Income (Expense). Interest income (expense) was ($553,000) for 1999 and $447,000 for fiscal 2000. The interest income generated in fiscal 2000 was from investment of remaining proceeds from the $55.5 million common stock offering completed in March 2000. In fiscal 1999, we incurred interest expense on outstanding borrowings under our credit facility, approximately $7.2 million of which was outstanding at July 3, 1999. We increased borrowings in fiscal 1999 to fund the $3.2 million up-front capital requirement of the China JV.

Other Income. Other income was $40,000 in fiscal 1999 and $272,000 in fiscal 2000. Other income represents realized foreign currency translation adjustments, and, in addition in fiscal 2000, royalties earned from the China JV.

Equity in Earnings of Joint Venture. Our equity in earnings of the China JV were $382,000 in fiscal 1999 and $2.4 million in fiscal 2000. The China JV only began operations in the fourth quarter of fiscal 1999, so the results for that period reflect start-up operations.

Income Tax Benefit. We recorded a $258,000 tax benefit during fiscal 1999. We received a refund of $522,000 in fiscal 1999 for estimated payments and we applied the tax loss carryback to previous fiscal years. The income tax benefit for fiscal 2000 was $97,000, representing an effective tax rate of negative 3.3%.

Quarterly Results of Operations

The following table sets forth summary unaudited quarterly financial information for the nine fiscal quarters ended September 29, 2001. In the opinion of management, such information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus and reflects all necessary adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period and any trends reflected in such results may not continue in the future. Our results of operations may be subject to significant quarterly variations.

                                                                                                                       Fiscal 2002
                                        Fiscal 2000 Quarter Ended                    Fiscal 2001 Quarter Ended        Quarter Ended
                            -------------------------------------------------------------------------------------------------------
                                                       (Unaudited, in thousands, except per share data)
                               Oct. 2,     Jan. 1,   April 1,    July 1,   Sept. 30,  Dec. 30,   March 31,  June 30,     Sept. 29,
                                1999        2000       2000       2000       2000       2000       2001       2001         2001
                            ----------- -------------------------------------------------------------------------------------------
Net revenues.............     $ 7,388     $ 8,308    $11,759    $14,837    $16,870    $10,309   $ 44,981    $40,528     $  41,283
Cost of goods sold.......       6,475       7,042     10,301     12,815     14,322      9,861     35,293     30,518        31,261
                              -------     -------    -------    -------    -------    -------   --------    -------     ---------
Gross profit.............         913       1,266      1,458      2,022      2,548        448      9,688     10,010        10,022
Operating expenses:
  Selling, general and
    Administrative.......         809         902      1,084      1,529      1,689      1,536      6,354      6,446         6,603
  Research and
    Development..........         349         315        360        385        413        485      2,632      2,955         2,079
  Amortization of goodwill
    and other intangible
    assets...............          --          --         --         --         --         --     13,969      2,568          839
                              -------     -------    -------    -------    -------    -------   --------    -------     --------
Operating income (loss)..        (245)         49         14        108        446     (1,573)   (13,267)    (1,959)         501
Interest income
  (expense)..............        (139)       (101)        32        655        536        666        (90)       (78)        (53)
Other income (expense)...         180          14        125        (47)       107        230        108        358          309
Equity earnings in
  Affiliate..............         449         369        697        866      1,285      1,647      1,041        448          110
                              -------     -------    -------    -------    -------    -------   --------    -------     --------
Income (loss) before
  income taxes...........         245         331        868      1,582      2,374        970    (12,208)    (1,231)         867
Income tax benefit
  (provision)............         (83)        343        (61)      (102)      (120)       483      5,399         (2)        (311)
                              -------     -------    -------    -------    -------    -------   --------    -------     --------
Net income (loss) before
  Cumulative effect of
  Change in accounting
  Principle..............         162         674        807      1,480      2,254      1,453     (6,809)    (1,233)         556
Cumulative effect of
  change in accounting
  principle..............         (50)         --         --         --         --         --         --         --           --
                              -------     -------    -------    -------    -------    -------   --------    -------     --------
Net income (loss)........     $   112     $   674    $   807    $ 1,480    $ 2,254    $ 1,453   $ (6,809)   $(1,233)    $    556
                              =======     =======    =======    =======    =======    =======   ========    =======     ========
Net income (loss) per
share
  Basic..................     $  0.03     $  0.19    $  0.20    $  0.25    $  0.37    $  0.24   $  (1.03)   $ (0.21)    $  (0.05)
  Diluted................     $  0.03     $  0.18    $  0.18    $  0.24    $  0.36    $  0.23   $  (1.03)   $ (0.21)    $  (0.05)
Weighted average common
  Shares outstanding
  Basic..................       3,489       3,491      4,005      6,037      6,041      6,052      6,752      6,809        6,798
  Diluted................       3,489       3,741      4,382      6,265      6,279      6,267      6,752      6,809        6,987

The following table sets forth the above unaudited information as a percentage of net revenues.

                                                                                                                       Fiscal 2002
                                         Fiscal 2000 Quarter Ended                       Fiscal 2001 Quarter Ended    Quarter Ended
                             -------------------------------------------------------------------------------------------------------
                                Oct. 2,     Jan. 1,    April 1,    July 1,  Sept. 30,  Dec. 30,  March 31,   June 30,     Sept. 29,
                                 1999        2000        2000       2000      2000       2000       2001       2001         2001
                             ----------- ---------- ---------- ---------- ---------- --------------------------------- -------------
                                                                           (Unaudited)
Net revenues.............       100.0%      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%       100.0%
Cost of goods sold.......        87.6        84.8       87.6       86.4       84.9       95.7       78.5       75.3         75.7
                                -----       -----      -----      -----      -----      -----      -----      -----        -----
Gross profit.............        12.4        15.2       12.4       13.6       15.1        4.3       21.5       24.7         24.3
Operating expenses:
  Selling, general and
    Administrative.......        11.0        10.8        9.2       10.3       10.0       14.9       14.1       15.9         16.0
  Research and
    Development..........         4.7         3.8        3.1        2.6        2.5        4.7        5.9        7.3          5.1
  Amortization of goodwill
    and other intangible
    assets...............          --          --         --         --         --         --       31.0        6.3          2.0
                                -----       -----      -----      -----      -----      -----      -----      -----        -----
Operating income (loss)..        (3.3)        0.6        0.1        0.7        2.6      (15.3)     (29.5)      (4.8)         1.2
Interest income
  (expense)..............        (1.9)       (1.2)       0.3        4.4        3.2        6.5       (0.2)      (0.2)        (0.1)
Other income (expense)...         2.4         0.2        1.1       (0.2)        .7        2.2        0.2        0.9          0.7
Equity earnings in
  Affiliate..............         6.1         4.4        5.9        5.8        7.6       16.0        2.3        1.1          0.3
                                -----       -----      -----      -----      -----      -----      -----      -----        -----
Income (loss) before income
  Taxes..................         3.3         4.0        7.4       10.7       14.1        9.4      (27.2)      (3.0)         2.1
Income tax benefit
  (provision)............        (1.1)        4.1       (0.5)      (0.7)      (0.7)       4.7       12.0         --          0.8
                                -----       -----      -----      -----      -----      -----      -----      -----        -----
Net income (loss) before
  cumulative effect of
  change in accounting
  principle..............         2.2         8.1        6.9       10.0       13.4       14.1      (15.2)      (3.0)         1.3
Cumulative effect of change
  in accounting
  principle..............        (0.7)         --         --         --         --         --         --         --           --
                                -----       -----      -----      -----      -----      -----      -----      -----        -----
Net income (loss)........         1.5%        8.1%       6.9%      10.0%      13.4%      14.1%    (15.2)%      (3.0)%        1.3%
                                =====       =====      =====      =====      =====      =====    ======       =====        =====

Our quarterly results of operations may be subject to significant fluctuations due to several factors, including the timing of orders, manufacturing and customer budget cycles and general economic conditions as they affect the industries which use our products. The volume of equipment sales is significantly dependent on our customers' capital spending patterns. Prior to the LAC acquisition on December 31, 2000, our coated glass products were used primarily in calculators, cell phones and personal digital assistants, and our equipment products were used primarily in the manufacturing of plasma televisions. Certain of these industries have experienced fluctuations, both in increased and decreased demand, as a result of general market conditions. With the LAC acquisition, we now are selling products into a wider variety of geographic and product markets that may be sensitive to different market forces.

The increase in quarterly sales during the second half of fiscal 2000 was driven by the demand for coated glass and recognition of revenue on the two ATX-700 systems that were sold during the year. Revenues in the first quarter of fiscal 2001 increased $2.4 million as the result of an equipment sale to the China JV, the final recognition of revenue on the ATX-700 systems sold in fiscal 2000 and continued strong demand for coated glass. Revenues in the second quarter of fiscal 2001 decreased as the demand for coated glass declined and equipment revenues decreased.

We acquired the LAC business at the beginning of the third quarter of fiscal 2001. In the third quarter of fiscal 2001, equipment revenues recognized on a percentage of completion basis were higher than usual due to higher levels of product completion in the web coater group. In the second half of fiscal 2001, coated glass revenues continued to be negatively affected by reduced demand for coated glass used in cellular phones and PDAs.

In the third quarter of fiscal 2001, we wrote-off $11.5 million of purchased in-process research and development, and in the third and fourth quarters of fiscal 2001 amortized a portion of the goodwill and other intangible assets from the LAC acquisition. Because we used principally available cash and bank borrowings to fund the LAC acquisition, interest income in the first half of fiscal 2001 changed to interest expense in the second half of fiscal 2001, as we incurred interest expense under our credit facility.

During the second half of fiscal 2001, cell phone manufacturers experienced a surplus inventory of handsets and reduced their demand for STN coated glass causing our China JV's earnings to fall dramatically and reducing revenues and margins for glass sold through our Longmont operations. This industry downturn negatively affected earnings of the China JV for the third and fourth quarters of fiscal 2001. From inception through the second quarter of fiscal 2001, the equity earnings in the joint venture grew substantially from $449,000 in the first quarter of fiscal 2000 to $1.6 million in the second quarter of fiscal 2001.

In the first quarter of fiscal 2002, net revenues and gross profits were substantially consistent with those in the fourth quarter of fiscal 2001, and operating income (loss) and net income (loss) increased over the prior fiscal quarter. The increase in operating income (loss) was largely a result of the adoption of SFAS No. 142 on July 1, 2001, resulting in a decrease in amortization of goodwill and intangible assets of $2.6 million in the fiscal fourth quarter ended June 30, 2001, to an amortization of intangible asserts of $839,000 in the fiscal quarter ended September 29, 2001. As a result of this accounting change our amortization expense will remain constant at the reduced level recorded in the first quarter of fiscal 2002. In addition, equity earnings of our China JV decreased from $448,000 in the fourth quarter of fiscal 2001 to $110,000 in the first quarter of fiscal 2002 as a result of decreased demand and lower prices in the coated glass segment of our business. We also experienced decreased research and development expenses in the first quarter of fiscal 2002 compared with the prior two fiscal quarters.

Liquidity and Capital Resources

We have funded our operations with cash generated from operations, proceeds from public offerings of our common stock, a private offering of preferred stock and bank borrowings. Cash provided by operating activities was $3.9 million for fiscal 2000 compared to $20.2 million for fiscal 2001. For the first quarter of fiscal 2001 cash used by operating activities was $3.3 million compared to $11.8 million for the first quarter of fiscal 2002. Cash used in operations increased due to the rise in costs and profits in excess of billings. Under the percentage of completion method we recognized revenues in advance of billings for several projects. We expect to collect progress payments in respect of these contracts in the second fiscal quarter of fiscal 2002. As of June 30, 2001, we had cash and cash equivalents of approximately $26.2 million and working capital of $15.7 million. As of September 29, 2001, we had cash and cash equivalents of approximately $12.8 million and working capital of $9.3 million. The decrease in working capital was due to the reclassification of our bank debt to current liabilities as that facility matures on September 17, 2002.

The purchase price for the LAC acquisition was $65.5 million and 673,353 shares of our common stock, subject to final purchase price adjustments. As of June 30, 2001, we had paid $58.0 million in cash and have accrued an additional $7.5 million subject to final purchase price adjustments. The acquired LAC business will increase the amount of working capital we need to conduct our business in future periods. The purchase price of the LAC acquisition was financed through available cash, bank borrowings and the issuance of $10.0 million of preferred stock.

The $10.0 million of preferred stock had a 7% dividend until October 16, 2001, which increased to 8.5% at such date. Dividends are payable in cash or in-kind through issuance of additional shares of preferred stock, and we have paid dividends in cash to date. The preferred stock is convertible into common stock at a conversion price of $19.75 per share. Purchasers of preferred stock and their agents also received warrants to purchase 75,949 shares of common stock with an exercise price of $22.33 per share. In addition, our placement agent received warrants to purchase 17,468 shares of common stock with an exercise price of $20.09 per share. We have the right to repurchase the preferred stock at 114% of the stated value, plus accrued dividends.

Our $11.5 million credit facility with a commercial bank will expire on September 17, 2002. As of September 29, 2001, we had $11.5 million outstanding in both borrowing and letters of credit compared with $9.0 million at June 30, 2001, and no outstanding borrowings on July 1, 2000. Approximately $5.0 million of the outstanding borrowings and letters of credit under this facility at September 29, 2001 represents letters of credit that are credit support for our guarantee of the debt of the China JV. We are required under the terms of the China JV to provide credit support on a several basis for 50% of the China JV's bank indebtedness. The China JV currently has a $10.0 million revolving credit facility with Sumitomo Bank, for which we must provide a secured guaranty covering $5.0 million. This level of borrowing represents the use of the entire available credit under this facility. Interest on the outstanding borrowings was 5.5% at September 29, 2001 and 6.0% at June 30, 2001. The credit facility is secured by eligible accounts receivable, inventory, equipment and fixtures and generally restricts our ability to make capital expenditures, incur additional indebtedness, enter into capital leases or guarantee obligations. To remain in compliance with the credit agreement, we must also maintain certain financial ratios. At September 29, 2001 and June 30, 2001, we were in compliance with all of the financial covenants in our credit facility and intend to terminate the $5.0 million letter of credit supporting the guarantee of debt of the China JV, the facility will remain in place to fund future working capital needs.

Capital expenditures were $484,000 in fiscal 2000, and $1.4 million in fiscal 2001 and $333,000 in the first quarter of fiscal 2002. We anticipate capital
expenditures  of  approximately   $2.0  million  in  fiscal  2002.  Our  capital
expenditures   have   consisted   primarily  of  expenses   related  to  product
development.

Cash used by investing activities was $21.1 million for fiscal 2000, $42.0 million for fiscal 2001, and $333,000 in the first quarter of fiscal 2002.

We believe that our working capital and operating needs will continue to be met by cash from operations and borrowings under the credit facilities. Our capital requirements depend on a number of factors, including the amount and timing of orders we receive, the timing of payments received from customers, and capital requirements associated with new product introductions. If we require additional capital, we may consider various alternatives such as additional bank financing or the public or private sale of debt or equity securities. There can be no assurance that we will be able to raise such funds on satisfactory terms if and when such funds are needed.

Recent Financial Accounting Standards Board Statement.

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141 and No. 142 "Accounting for Business Combinations and Accounting for Goodwill and Other Intangible Assets." These pronouncements establish new accounting standards for goodwill acquired in a business combination. It continues to require recognition of goodwill as an asset but does not permit amortization of goodwill as previously required by Accounting Principles Board Opinion No. 17, "Intangible Assets." Furthermore, certain intangible assets that are not separable from goodwill may not be amortized under the new standards.

SFAS Nos. 141 and 142 establish a new method of testing goodwill for impairment and require that goodwill be separately tested for impairment using a fair-value-based approach. The provisions apply not only to goodwill arising from acquisitions completed after June 30, 2001 but also to the unamortized balance of goodwill at the date of adoption. We adopted the standard early, effective July 1, 2001. As a result of the adoption, amortization of goodwill and other intangible assets for the first quarter of fiscal 2002 decreased approximately $1.7 million from the prior quarter.

In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. Generally, initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Through the end of fiscal 1999, we had been deferring certain start-up costs related to the China JV. A charge for the application of SOP 98-5 was recorded as a change in accounting principle during fiscal 2000.

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, did not have a material impact on our consolidated financial statements.

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
Market Risk Exposure

Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial market prices. We are exposed to market risk through interest rates. This exposure is directly related to our normal funding and investing activities.

Approximately $6.5 million of our borrowed debt is subject to changes in interest rates; however, we do not use derivatives to manage this risk. This exposure is linked primarily to the Eurodollar rate and secondarily to the prime rate. We believe that a moderate change in either the Eurodollar rate or the prime rate would not materially affect our operating results or financial condition. A 1% change in interest rates would result in an approximate $65,000 annual impact on pre-tax income based on the amount of debt subject to interest rate fluctuations at September 29, 2001.

Foreign Exchange Exposure

We are exposed to foreign exchange risk associated with accounts receivable and payable denominated in foreign currencies, primarily in Japanese yen. At September 29, 2001, we had approximately $1.8 million of accounts receivable and approximately $955,000 of accounts payable denominated in Japanese yen. A 1% change in exchange rates would result in an approximate $8,000 net impact on pre-tax income based on the foreign currency denominated accounts receivable and accounts payable balances at September 29, 2001.

Sales of products manufactured in Germany are denominated in German marks or euros, except for sales of equipment to certain Japanese customers which are denominated in Japanese yen. Currently, we engage in international currency hedging transactions to mitigate our foreign exchange exposure related to sales of certain equipment, and the effects of foreign exchange rate changes on foreign currency transactions have not been significant to date.

Notwithstanding the above, actual changes in interest rates and foreign exchange rates could adversely affect our operating results or financial condition. The potential impact depends upon the magnitude of the rate change.

We are exposed to changes in interest rates and foreign currency exchange rates primarily in our cash, foreign currency transactions and operating results of our foreign affiliates.

International manufacturing operations are primarily based in Germany and constitute a significant portion of our revenues and identifiable assets. Most of these identifiable assets are based in German marks. International operations result in a large volume of foreign currency commitment and transaction exposures and significant foreign currency net asset exposures.

Our cash position includes amounts denominated in foreign currencies. The repatriation of cash balances from certain of our affiliates could have adverse consequences to the statement of operations as well as tax consequences. However, those balances are generally available without legal restrictions to fund ordinary business operations.

Effective January 1, 1999, eleven of fifteen member countries of the European Union established permanent rates of exchange between the members' national currencies and a new common currency, the "euro." In this first phase, the euro is available for non-cash transactions in the monetary, capital, foreign exchange and interbank markets. National currencies will continue to exist as legal tender and may continue to be used in commercial transactions until the euro currency is issued in January 2002 and the participating members' national currencies are withdrawn by July 2002. Our European operations are located in Germany which is participating in this monetary union.

We anticipate benefiting from the introduction of the euro through a reduction of foreign currency exposure and administrative costs on transactions within Europe. We have commenced conversion of our European operations from marks to the euro. The change in functional currency is proceeding as planned and is expected to be completed by the end of calendar 2001.

Any costs associated with the introduction of the euro will be expensed as incurred. We do not believe that the introduction of the euro will have a material impact on our results of operations or financial condition.

                                    Business

Introduction

We are a leading provider of thin film deposition equipment to the flat panel display, the architectural, automotive and solar glass, and the consumer products packaging and electronics industries. We have also developed a barrier coating solution technology for the plastic beverage bottle industry. Our deposition systems are used to deposit thin films that enhance the characteristics of a base substrate, such as glass, plastic, paper or foil. These thin films provide conductive, electronic, reflective, filter, barrier and other properties that are critical elements of our customers' products. Our thin film deposition systems provide our customers with high yield and throughput, flexible modular configurations, and innovative coating and process technologies. We also process and sell thin film coated glass to the flat panel display, or FPD, industry.

We leverage our thin film expertise, technology and market presence to address the evolving demand for more sophisticated, technologically advanced thin film deposition equipment. Our manufacturing operations in the United States and Germany together with our global sales and support offices enable us to provide thin film coating solutions to customers throughout the world. We have sold over 80 FPD systems, 35 architectural and automotive glass thin film deposition systems, 400 web coating systems and six systems for coating plastic bottles. We have over 50 patents and patent applications and are continually pursuing advances to thin film technologies which have commercial promise.

Markets We Serve

Our thin film solutions enable our customers to offer the latest product innovations in the following markets:

Flat Panel Displays. FPDs are used in a wide variety of consumer and industrial products, including flat panel laptop and desktop computer monitors, plasma display televisions, cellular telephones, personal digital assistants, calculators, pagers, scientific instruments, portable video games, gasoline pumps, automotive instruments, point-of-sale terminals and a number of other electronic devices. Virtually all FPDs require optically transparent, electrically conductive thin films coated on substrates such as glass. Growth in the FPD market is driven by consumers' desire for increased access to information in wireless and portable communication devices with display capabilities. Consumers also desire to replace heavy, bulky cathode ray tube, or CRT, monitors and televisions with thinner, lighter FPDs. The increasing affordability of FPDs significantly expands the potential market. According to DisplaySearch, the FPD market is expected to grow from approximately $24 billion in 2000 to approximately $63 billion by 2005, a compounded annual growth rate of approximately 21%.

Architectural, Automotive and Solar Glass. Thin film coated glass is used in buildings, automobiles and solar energy applications. Applying thin films on glass significantly reduces heat transfer through the glass, improving the efficiency of heating and cooling systems in buildings and vehicles. In addition, thin films form conductive layers and are integral components of solar cells. Demand for architectural and automotive coated glass is driven by the need for energy conservation in commercial and residential construction and increasingly, in automotive applications. The demand for reduced power consumption and alternative energy sources also drives demand for solar cells that use solar glass.

Consumer Products Packaging and Electronics. Web coating systems are used to deposit thin films on multi-layer flexible packaging for consumer food products and cigarettes. Web coating systems are also used to produce capacitors and other electronic components. Thin films are applied to a thin plastic or metal foil substrate to create a barrier, extending shelf life in consumer food products. Thin films provide the conductive and electronic elements critical to the manufacture of certain electronic products, such as capacitors and touch panel screens. The web coating packaging market is driven by demand for products packaged in bags and for decorative packaging. The web coating electronics market is driven by demand for touch panel applications and capacitors.

Plastic Beverage Bottles. Polyethylene terephthalate, or PET, plastic bottles are used in the beverage industry as an alternative to glass bottles. Many bottlers are glass instead of plastic because glass has superior barrier characteristics resulting in a longer product shelf life. Thin films improve the barrier characteristics of PET bottles, extending the shelf life of beverages and reducing the rate at which carbonation escapes or contaminants enter the bottle. The demand for PET bottles with more efficient barrier characteristics is driven by bottlers' desire to transition away from glass in favor of plastic, allowing them to reduce weight, lower transportation and component costs, and increase safety. We believe demand for coated PET bottles outside the United States will be driven by the greater barrier requirements of smaller container sizes and warmer climates. According to Petrochemical Consulting International, carbonated beverage bottlers consume 44% of the world's PET bottle production.

Our Thin Film Technology Solutions

Over the past 25 years we have developed leading thin film technologies that we leverage to meet our customers' need for sophisticated, technologically advanced thin film deposition equipment. We have over 50 patents and patent applications related to thin film technologies, and we continue to invest in research and development. Historically, we manufactured thin film coated glass and have used that experience to transition our business to the design and manufacture of thin film deposition equipment.

Our broad range of thin film deposition equipment solves critical manufacturing issues for our customers with innovative coating and process technologies. We provide in-line or batch, high or low volume, high-yield deposition systems to coat thin films on large, rigid or flexible substrates. Our deposition solutions are highly specialized for our customers to enhance the electrical, optical and barrier qualities of the substrates used in their products.

The principal methods of deposition that we integrate in our systems are physical vapor deposition, or PVD, evaporation, and plasma enhanced chemical vapor deposition, or PECVD. PVD is a process technology in which molecules of coating material are bombarded with ions, or sputtered, from a target of source material. The material is then deposited on the substrate as a thin film. In the evaporation process, an electrical current is passed through target material in vacuum until it vaporizes and is then deposited onto the substrate as a thin film. PECVD is a process where plasma, a high energy field, is used to initiate a chemical reaction which then deposits a newly formed thin film onto the substrate. With each deposition method, the quality of the coatings, the cycle time of the process, the utilization of materials, and other factors are controlled by our technology solutions.

Our equipment manufacturing operations in the United States and Germany, together with our global sales and support offices, enable us to provide thin film deposition solutions around the world. The depth of our knowledge, understanding of customer thin film coating requirements, and ongoing research and development enable us to make continuous improvements that provide our customers with high value and increasingly advanced technological solutions. The depth of our experience and technologies enables our customers to continue to develop innovative products for their current and future markets.

Strategy

Our objective is to enhance our position as a leading supplier of thin film deposition equipment. Key elements of our strategy include:

Focus on High Margin Equipment Opportunities. We have successfully implemented our strategy of transitioning from supplying thin film coated glass to manufacturing thin film deposition equipment. This transition has substantially improved our gross profit margins, as higher-margin equipment sales now constitute greater than 89% of our revenues. We will continue to focus our research and development on process technologies designed to further improve our margins.

Leverage Our Leadership in Our Core Markets. We are a market leader with the largest installed base in the FPD, the architectural and automotive glass markets, and the consumer products packaging and electronics markets. For example, we have sold over 80 FPD systems, 35 architectural and automotive systems and 400 web coating systems. We believe our reputation as a high quality supplier of thin film deposition equipment allows us to build on our customer relationships to generate additional orders as they grow their businesses in response to market demands and new product offerings. We intend to utilize our strong technological capabilities to capture additional market share in these markets.

Target Emerging High Growth Market Opportunities. We have recently entered and are focusing our research and development efforts on three high growth markets--solar cell, organic light emitting diodes, or OLEDs, and barrier coated PET bottles. According to PV Industry Roadmap, a report from a photovoltaic industry consortium, the solar cell market is expected to grow 25% over the next three years. DisplaySearch, a flat panel display market research firm, predicts that the OLED segment of the FPD market will grow more than 60% per year over the next four years. Although the size of the market for barrier coated PET bottles has not been determined, we believe it presents us with significant opportunities due to our strategic relationships with The Coca-Cola Company and KRONES AG, a leading supplier of automated bottling equipment. We have installed equipment in the solar glass and coated PET bottle markets, and are working with our strategic partners to develop our technologies in each of these areas.

Engage in Strategic Relationships. Our strategic relationships have influenced our technological direction, maximized our research and development investments, and enhanced the sales, marketing and distribution of our products. For example, we developed and continue to improve our barrier coating process technology for PET bottles in partnership with The Coca-Cola Company and KRONES AG. Through collaboration with KRONES AG, we hope to expand into other markets and industries. We also entered into our joint venture in China, or China JV, with Nippon Sheet Glass Co., Ltd., or NSG, the world's largest supplier of glass to the FPD market, through which we coat and distribute glass to the FPD industry. We will continue to pursue strategic relationships with industry leaders in each new market we enter.

Continue to Serve Diverse Markets. We have applied our thin film technology to diverse markets ranging from consumer packaging for potato chip bags to plasma displays for televisions. We will continue to serve these diverse markets because we believe this reduces our exposure to the cyclical nature of any individual market.

Products

Our thin film coating systems are used in many different applications spanning four distinct markets. The following table illustrates our principal products:

                                                    Deposition         Examples of              General Price
                 End Markets and Products             Method     End Market Application           Range(1)
                 --------------------------         ----------   ----------------------        --------------
                 Flat Panel Displays:
                   ATX-700                              PVD      Plasma televisions            $4-7 million
                   NEW ARISTO                           PVD      Laptop and desk monitors      $4-7 million
                   BTX                                  PVD      Color cell phones/personal    $1-3 million
                                                                 digital assistants

                 Architectural, Automotive and
                   Solar Glass:
                   Terra-G                              PVD      Low-E window glass            $10-20 million
                   A-Series                             PVD      Television screens            $7-15 million
                   SOLARISTO                           PECVD     Solar panels                  $4-7 million

                 Consumer Products Packaging
                   and Electronics:
                   Multiweb                             PVD      Touch panels                  $4-8 million
                   Top Met                          Evaporative  Cigarette packaging           $1-3 million
                   TOP BEAM                         Evaporative  Potato chip bags              $4-6 million
                   MULTI MET                        Evaporative  Capacitors                    $1-3 million

                 Plastic Beverage Bottles:
                   BESTPET-LG20                     Evaporative  Plastic beverage bottles      $1-3 million

(1) The price for a particular system may be greater or less than the general price range, depending on the specific configuration and specifications.

Thin Film Deposition Equipment

Flat Panel Displays

Our flat panel display in-line deposition equipment applies conductive, optical and barrier coatings for manufacturing high information content, color displays such as high resolution LCDs and PDPs used in computer monitors and high definition televisions.

ATX-700. Our ATX-700 advanced thin film deposition system provides a solution to the increasing display size and low-particulate requirements of PDPs. The ATX-700 platform is designed to apply critical coatings in the plasma display fabrication facility. The system features near vertical sputtering on glass substrates, a minimized footprint, lower particulate levels and robotic handling. The ATX-700 is modular and particularly well suited for handling the large sheets of glass processed in the plasma display panel manufacturing process

NEW ARISTO. Our NEW ARISTO is an advanced thin film deposition system that accommodates the largest mother glass sizes and meets the low particulate requirements of the active matrix liquid crystal display, or LCD, and color super twisted nematic, or STN, coated glass markets. The NEW ARISTO is designed to apply critical coatings to the glass substrate for the active matrix LCD market. The system features high throughput, low cost of ownership and the capability for double-sided coatings.

BTX. Our BTX deposition system consists of a single chamber designed to deposit high quality thin films on display glass at a very low rate. The BTX is ideally suited for color filter manufacturers supplying coated substrates to the color STN market.

Architectural, Automotive and Solar Glass

Our architectural and automotive thin film deposition systems apply low-E coatings on large glass substrates used in building glass and automotive windshields. Our solar glass coating systems apply the thin films that create the conductive layers on substrates used in solar cells.

Terra-G. Our Terra-G thin film deposition system is our most advanced coating system designed for the large glass market. The Terra-G uses large planar magnetron cathodes and uniformly deposits multiple thin films across a large area at very high throughput. The Terra-G can be up to 150 meters long and can deposit up to 20 different thin films on a single side during the process.

A-Series. Our A-Series thin film deposition system is capable of handling large-sized substrates. The A-Series uses planar magnetron cathodes and deposits multiple thin films on the glass which is moving horizontally through the system. The A-Series can be up to 50 meters long.

SOLARISTO. Our SOLARISTO thin film deposition system, a derivative of the NEW ARISTO, is a vertical in-line system that handles medium-sized substrates. The SOLARISTO uses planar magnetron cathodes and deposits multiple thin films on the substrate, which is moving vertically through the system. The SOLARISTO can be up to 50 meters long and can be modified to coat on both sides of the substrate.

Consumer Products Packaging and Electronics

Our web coating systems deposit thin films on flexible substrates used in various markets such as food packaging, decorative packaging or electronic applications such as electromagnetic interference shielding, capacitors, and touch panel applications. Thin films are applied to a thin plastic or metal foil substrate to create a barrier to promote freshness and extend shelf life in consumer products and are used as conductive coatings in the manufacture of certain electronic products, such as capacitors and touch panel screens.

Multiweb. Our Multiweb thin film deposition system uses PVD processes to apply thin film conductive coatings primarily for touch panel applications.

TopMet. Our TopMet web thin film deposition system provides a solution for coating metal materials on flexible substrates. The TopMet uses thermal evaporation to deposit thin film layers of aluminum in vacuum onto flexible substrates, usually film, paper or textiles in roll format.

TOP BEAM. Our TOP BEAM web thin film deposition system uses electron beam evaporation technology to produce transparent thin film barrier coatings used in the food packaging industry. The TOP BEAM web coating system uses high powered electron beam guns to evaporate metal or metal oxide.

MULTI MET. Our MULTI MET web thin film deposition system uses evaporative deposition technology to deposit thin films on very thin foil at high speed in vacuum for the capacitor market. The MULTI MET offers the ability to mask specific patterns on substrates.

Plastic Beverage Bottles

Our PET bottle barrier coating processes enhance the material properties of PET bottles which extends the shelf life of beverages and other products. Our barrier coating does not come in contact with the beverage and does not require United States Food and Drug Administration approval.

BESTPET-LG20. Our BESTPET-LG20 system deposits silicon oxide on plastic bottles at a rate of 20,000 bottles per hour. The system deposits transparent thin film coatings on the outside of the bottle using evaporation technology.

We also supply our GMS Tester which is a leading technology for testing the barrier improvement factor for PET bottles. These systems use gas and vacuum to test the permeability of PET bottles.

Thin Film Coated Glass

TN and STN Coated Glass. We are a leading producer of twisted nematic, or TN, and STN coated glass that is used for low resolution black and white LCDs. Our customers incorporate these LCDs into consumer products that include cellular phones, personal digital assistants and electronic instruments. To produce TN and STN coated glass, we use our proprietary in-line coating systems to deposit thin films on high quality glass panels. We then package and ship the coated glass panels to our customers for incorporation into their products.

Sales, Marketing and Customers

We have sales offices in the United States, Germany, Hong Kong, Belgium, Taiwan, Korea, Japan and China. The sales cycle for thin film deposition equipment is long, involving multiple visits to and by the customer and up to 15 months of technical sales effort. We usually sell our thin film deposition equipment on a progress payment basis. We generally sell our thin film coated glass on open account, most of which are insured, or backed by letter of credit. Our customer payment history has been excellent.

In fiscal 2001, our ten largest customers accounted for approximately 35% of our net revenues. Approximately 67% of our fiscal 2001 net revenues and approximately 40% of our first quarter fiscal 2002 net revenues were derived from contracts with customers outside of the United Sates and Europe, primarily to Asia. The demand for FPD thin film coated glass is primarily in Asia, and our customers for thin film deposition equipment have historically been located in Japan, Korea, China, Taiwan, Europe and the United States.

Customer Service

We provide customer technical assistance to support our customers. Technical assistance is becoming an increasingly important factor in our business as most of our thin film deposition equipment is used in critical phases of our customers' manufacturing. Field engineers install the systems, perform preventive maintenance and repair services, and are available for assistance in solving customer problems. Our global presence permits us to provide these functions in proximity to our customers. We also maintain local spare part supply centers to facilitate quick support.

We provide maintenance during the product warranty period, usually one year following product acceptance, and thereafter perform maintenance pursuant to individual orders issued by the customer. Our customer service operations are also responsible for customer training programs, spare parts sales and technical publications. In appropriate circumstances, we will send technical personnel to customer locations to support the customers for extended periods of time to optimize the use of the equipment for the customer's specific processes.

Manufacturing, Facilities and Suppliers

Our Longmont, Colorado headquarters contains approximately 127,000 square feet and includes general offices, research and development facilities, and manufacturing and production facilities. This facility is leased from an independent third party. We design and manufacture thin film coating equipment and produce coated glass at this facility. In Longmont, we currently operate two coated glass production lines and four development lines for developing coating and equipment processes. We can concurrently build multiple systems at our Longmont facility.

Our Alzenau, Germany manufacturing facility contains approximately 169,000 square feet and includes general offices, research and development facilities, and manufacturing and production facilities. This facility is leased from an independent third party. We design and manufacture thin film deposition equipment and can concurrently build multiple thin film deposition systems at this facility.

We also lease 61,000 square feet of space in the Unaxis Hanau, Germany manufacturing facility in which we design and manufacture thin film deposition equipment. We are in the process of transferring operations from Hanau to Alzenau and anticipate that this transfer will be complete by the end of fiscal 2002.

Our China JV glass coating facilities are incorporated into the glass production facilities owned by NSG and contain approximately 60,000 square feet.

In addition to our Longmont, Alzenau, Hanau and China JV facilities, we have leased warehouse space in Japan and Hong Kong from which we supply coated glass customers on a just-in-time basis. We also have sales offices in the United States, Germany, Belgium, Hong Kong, Korea, Japan, Taiwan, and China.

We have multiple sources for the principal components of our deposition equipment manufacturing operations. In our coated glass business, the raw glass that we use represents our most significant material cost. The required quality, in terms of thickness, flatness and visible imperfections, limits the number of available suppliers. Four companies worldwide currently manufacture to these quality standards. We currently purchase glass from three of these suppliers. We are vulnerable to increased costs of raw glass. We have multiple sources for our other primary raw materials used in the process for thin film coated glass.

Competition

The key competitive factors in each of our markets are performance and process technology, technical capability and systems design, product uniformity, yields, target utilization and throughput, after-sales support and service and price. We believe we are competitive with respect to each of these factors. In each of our markets, we compete primarily with two or three companies, which vary from small to large in terms of the amount of their net revenues and range of products.

Our primary competitors are as follows:

FPD Deposition Equipment. For FPD thin film coating equipment, we chiefly compete against Ulvac Technologies, Inc. of Japan, and Anelva Ltd. Japan.

Architectural, Automotive, Solar Glass Deposition Equipment. In manufacturing architectural glass coating systems we primarily compete against Von Ardenne, AG, a German thin film coatings company, and British Oxygen Coating Technologies Corporation, located in California. In manufacturing solar glass deposition systems, we primarily compete against Ulvac Technologies and Von Ardenne.

Consumer  Products  Packaging and  Electronics  Deposition  Equipment.  Our most
significant   competitors   for  web  coating   systems   are  Valmet   General,
headquartered in the United Kingdom, and Von Ardenne.

Plastic Beverage Bottle Deposition Equipment. In the coated PET bottle market, we compete with the Sidel division of Tetra-Pak (Swiss) SA, an established manufacturer in Switzerland. Our arc evaporation process applies a barrier coating to the outside of the bottle, while Tetra-Pak's chemical vapor deposition process coats a barrier layer on the inside of the bottle.

Thin Film Coated Glass. Our primary competitors for thin film coated glass are The Samsung Corning, Co., Ltd, Merck Japan Ltd. and Shenzhen Wellight Coating Glass Co., Ltd.

Our markets are highly competitive. Many of our competitors have substantially greater financial, technical, marketing and sales resources than we have.

Research and Development

We have approximately 49 engineers and scientists involved in research and development. We will continue to emphasize improvements in current equipment technology, the development of new film deposition capabilities, and the modification of thin film material properties. The foundations of our success are based on engineering solutions, extensive experience with vacuum technologies, and the depth of our commercial deposition experience. Our
customer  oriented  solutions  include  cost  effective  reactive   depositions,
simplified process control, and innovative deposition equipment designs. We continue to build on these traditions in the development of process control and deposition design which lower the cost of ownership to the customer.

Our research and development expertise includes a wide range of deposition technologies, including:

    o     Thermal evaporation by direct heating for organics and inorganics;

    o     Electron beam evaporation for dielectrics;

    o Direct current, radio frequency and radio frequency superimposed direct current magnetron for reactive and non-reactive sputtering;

    o     Alternating current magnetron (TwinMag) for fully reactive sputtering;

    o     Hollow cathode source for highly reactive coatings;

    o     Direct current, radio frequency and microwave sources for PECVD;

    o Cleaning with direct current glow discharge, radio frequency etch and ion assisted etch; and

    o     High speed depositing of barrier layers on PET bottles.

We are strategically partnered with The Coca-Cola Company in the ongoing development of barrier thin film deposition equipment for coating PET bottles. We license from The Coca-Cola Company certain aspects of the technology, and we own or jointly own certain intellectual property related to barrier coating for PET bottles. We jointly share technology rights and are jointly researching and developing improved thin film barrier coatings. KRONES AG supplies and works with us in the development of the bottling technology used in our BESTPET deposition equipment. These partnerships help us maximize our research and development investments in this technology.

Our research and development expenditures were $1.0 million in fiscal 1999, $1.4 million in fiscal 2000, $6.4 million in fiscal 2001 and $2.1 million in the first quarter of fiscal 2002.

Intellectual Property

We use a combination of patent, copyright, trademark and trade secret protection as well as non-disclosure agreements and licensing arrangements to establish and protect our proprietary rights. Steps taken by us to protect our proprietary rights may not be adequate to prevent misappropriation of such rights or third parties from independently developing a functionally equivalent or superior technology. We own over 50 patents and patent applications.

We license certain intellectual property to Balzers Process Systems GmbH, an indirect subsidiary of Unaxis under an irrevocable, royalty-free, perpetual and world-wide license agreement. Under the license agreement Balzers Process Systems has the exclusive right until December 31, 2002, to use the intellectual property to make and sell products in the areas of:

    o     dry etch applications;

    o     TFT displays;

    o     cluster tools; and

    o     stationary sputtering.

We also license certain intellectual property from Balzers Process Systems. The license is irrevocable, royalty-free, perpetual and world-wide. Under the license agreement we have the exclusive right until December 31, 2002, to use the intellectual property to make and sell products in the areas of:

    o     architectural glass coating and inline automotive glass coating;

    o     web coating for capacitors and decorative and packaging applications;

    o     diffusion barriers for certain bottles and containers; and

    o certain display coating systems used to coat the non-active portion of a display.

After December 31, 2002, neither party has an exclusive field under either license and either party is able to use the intellectual property to compete in all markets.

We are in the process of transferring the intellectual property acquired in the LAC acquisition.

Certain patents and other intellectual property related to PET bottle coating technology are licensed from or jointly owned by The Coca-Cola Company. KRONES AG supplies and works with us to improve the bottling handling technology used in our BESTPET system.

Strategic Relationships with KRONES AG and The Coca-Cola Company

We have strategic relationships with The Coca-Cola Company and KRONES AG to develop and produce thin film deposition equipment to apply barrier coatings to the outside of plastic bottles. In July 1997, we entered into a development agreement with The Coca-Cola Company to cooperate in developing equipment and processes for use in depositing thin films on the outside of plastic bottles. We proceeded to design and construct a prototype machine.

We then entered into a Commercialization Agreement with The Coca-Cola Company and KRONES AG effective September 2000 which specifies our rights and responsibilities with respect to this process and technology. We are responsible for manufacturing the thin film deposition equipment, or BESTPET equipment including the integration of the bottle handling components supplied by KRONES. KRONES is responsible for selling and servicing the BESTPET deposition equipment. Until September 1, 2002, The Coca-Cola Company is the exclusive distributor of BESTPET systems and after September 1, 2002, systems may be sold to The Coca-Cola Company or to third parties. After September 1, 2002, KRONES AG and The Coca-Cola Company will receive royalty payments on third party sales. The Commercialization Agreement continues in effect until August 31, 2005. Even if the agreement were not renewed, we retain a worldwide, royalty-bearing, non-exclusive license of intellectual property related to thin film deposition on plastic bottles.

We continue to improve our barrier coating process technology and believe that our strategic relationship with The Coca-Cola Company and KRONES AG presents us with significant opportunities.

The LAC Acquisition

We acquired the LAC business from Unaxis effective December 31, 2000. The LAC acquisition expanded our capabilities in the FPD market and enabled our entry into three new product markets: architectural, automotive and solar glass, consumer products packaging and electronics and PET plastic bottles. Under the Share Purchase and Exchange Agreement, Unaxis made certain representations and warranties to us concerning the business we acquired and agreed to indemnify us, subject to certain limitations, for certain costs or other liabilities we may incur in excess of $100,000 in connection with the operations of the business purchased prior to the closing date or arising out of the reorganization done by Unaxis prior to the acquisition. We must make indemnification claims regarding tax or environmental claims by December 31, 2005. All other indemnification claims must be made by us before September 30, 2002. Unaxis is not required to indemnify us, however, if the cost or liability was reflected in the final closing balance sheet used to determine the final purchase price for the acquisition. Unaxis' contractual obligation with respect to breaches of representations and warranties is limited to $15.0 million.

In addition, Unaxis agreed that, until December 31, 2002, it will not compete with the LAC business we acquired. We also agreed to license certain intellectual property from Unaxis, and Unaxis agreed to license certain intellectual property from us. After December 31, 2002, Unaxis is free to compete with us in our markets with certain intellectual property related to our deposition technology.

The agreement also provides for board representation for Unaxis as long as it holds at least 10.0% of the total outstanding shares of common stock. Unaxis has preemptive rights to maintain its ownership percentage in the event that we issue additional shares or take other corporate action that decreases its ownership percentage. Unaxis has waived its preemptive rights with respect to this offering.

China Joint Venture

In fiscal 1999, we entered into a joint venture with NSG, a major Japanese glass manufacturer, to supply the low and high resolution coated glass market from a production base in Suzhou, China. The China JV was formed as a limited liability company under the laws of the People's Republic of China. We are 50%-50% joint venture partners with NSG, and the term of the China JV is 50 years. Profits, dividends, risks and losses are also shared by the partners in proportion to their equity contributions. The total investment plan for our China JV involves $29.6 million, of which $19.6 million is currently in equity and $10 million in debt. Each party has made $3.2 million equity contribution in cash, and the balance was derived from the conversion of retained earnings to paid in capital.

Our strategy for the joint venture has involved the transfer of the majority of our thin film coated glass manufacturing capacity to China. In the second half of calendar 2000, we transferred another thin film coating system from our Longmont facility to the joint venture facilities, bringing the number of coating systems to three. The China JV's location in Asia allows us to produce coated glass in facilities immediately adjacent to our primary source of raw glass, NSG, and in close proximity to our Asian customer base. This arrangement has reduced our labor, shipping and freight costs while allowing us to improve customer service. We will continue to evaluate business opportunities that strengthen our position with our customers.

Employees

As of September 29, 2001, we employed approximately 641 people, including both permanent and temporary employees. Our United States workforce of approximately 200 people is non-union. We employ approximately 398 people in Germany, a majority of whom are represented by a works council that has employee representation. Most companies in Germany are required to be represented by works councils. We negotiate wages and benefits annually with our German workforce. We have 44 people in sales and service in other countries around the world. We consider our relationship with our employees to be good.

Environmental Regulations

Our operations create a small amount of hazardous waste. The amount of hazardous waste we produce may increase in the future depending on changes in our operations. The general issue of the disposal of hazardous waste has received increasing focus from federal, state and local governments and agencies both in the United States and Germany and has been subject to increasing regulation. Based on regulations currently in effect, compliance with these regulations will not have a material impact on our capital expenditures, earnings or competitive position.

Legal Proceedings

From time to time, we may be subject to litigation and claims incident to our business. As of the date of this prospectus, we are not involved in any legal proceedings which, if not settled in our favor, would, individually or collectively, have a material adverse impact on our financial condition.

                                   Management

Executive Officers and Directors

Our executive officers and directors are as follows:

                         Name                              Age               Position
                         ----                             -----              --------
                         Thomas T. Edman.............      39   Director, President and Chief Executive Officer
                         Graeme Hennessey............      63   Vice President-- Sales and Marketing
                         Lawrence D. Firestone.......      43   Chief Financial Officer, Treasurer and Secretary
                         Helmut Frankenberger........      44   Executive Vice President-- Thin Film Systems
                         Jim Scholhamer..............      34   Vice President-- Thin Film Coatings
                         Cecil Van Alsburg...........      64   Director, Chairman of the Board
                         John S. Chapin..............      60   Director
                         Chad D. Quist...............      39   Director(1)
                         Richard P. Beck.............      68   Director(1)
                         Vincent Sollitto, Jr........      53   Director(1)
                         Aitor Galdos................      46   Director
----------

(1) Member of the Audit and Compensation Committees.


Thomas T. Edman has been employed by our company since June 1996 and has served as our President and Chief Executive Officer since May 1998. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President. Mr. Edman has served as a director of our company since July 1998. From 1993 until joining our company, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman has a bachelors of arts degree in East Asian studies (Japan) from Yale and received a masters degree in business administration from The Wharton School at the University of Pennsylvania.

Graeme Hennessey has served as our Vice President -- Sales and Marketing since April 1993 and is currently also President of Applied Films Asia Pacific. From 1980 until he joined our company, Mr. Hennessey was employed by Donnelly Corporation as a product line manager where he was responsible for sales and marketing as well as manufacturing. Mr. Hennessey has a bachelors of science degree in physics from Catholic University of America and a masters degree in physics from Fordham University.

Lawrence D. Firestone has served as our Chief Financial Officer, Treasurer and Secretary since July 1999. From March 1996 until March 1999, Mr. Firestone served as Vice President and Chief Operating Officer of Avalanche Industries, Inc., a custom cable and harness manufacturer. From 1993 to 1996, Mr. Firestone served as Director of Finance and Operations for the Woolson Spice and Coffee Company, a gourmet coffee roasting and distribution company, and from 1988 to 1993, as Vice President and Chief Financial Officer for TechniStar Corporation, a manufacturer of robotic automation equipment. From 1981 to 1988, Mr. Firestone served in various capacities and finally as Vice President and Chief Financial Officer at Colorado Manufacturing Technology, a contract manufacturer that specialized in PC board and cable assembly. Mr. Firestone has a bachelors of science degree in business/accounting from Slippery Rock State College.

Helmut Frankenberger has served as our Executive Vice President -- Thin Film Systems since the LAC acquisition on December 31, 2000. Prior to the acquisition, Mr. Frankenberger served as President of Balzers Process Systems, located in Germany, since 2000, and the Vice President of Large Area Display Division since 1999. From 1997 through 1998, he served as the Division Manager of Display Products, and from 1996 through 1997, served as the Division Manager of Data Storage at Balzers Process Systems. Prior to 1987 Mr. Frankenberger served in various capacities related to sales, marketing and equipment service for Leybold Deutschland in Germany, Japan and the United States. Mr. Frankenberger obtained his bachelors degree in electronic and computer science from University Darmstadt in Germany.

Jim Scholhamer has been employed by us since August 1997. Mr. Scholhamer currently is the Vice President-Operations and was previously the Director of Operations for Thin Film Coatings. From 1992 until he joined the Company, Mr. Scholhamer held the titles of Manufacturing Manager and Process Engineer at Viratec Thin Films, Inc., located in Minnesota. From 1989 to 1992, Mr. Scholhamer served as Production Manager and Process Engineer at Ovonic Synthetic Materials, Inc., a division of Energy Conversion Devices, located in Michigan. Mr. Scholhamer has a bachelors of science degree in engineering from the University of Michigan.

Cecil Van Alsburg co-founded Applied Films Lab, Inc. in 1976 and served as our President and Chief Executive Officer from 1976 to May 1998. Mr. Van Alsburg has also served as a director of our company since its inception and has been Chairman of the Board since January 1998. Prior to 1976, Mr. Van Alsburg was employed in various capacities by Donnelly Corporation, where he had worked since 1957. Mr. Van Alsburg majored in civil engineering and architecture at the University of Michigan.

John S. Chapin co-founded Applied Films Lab, Inc. in 1976 and served as Vice President-- Research, Corporate Secretary from 1976 to November 2000. Mr. Chapin has also served as a director of our company since its inception. Mr. Chapin is the inventor of the planar magnetron and co-inventor of a reactive sputtering process control. Mr. Chapin has a bachelors of science degree in geophysics from the Colorado School of Mines and a masters degree in electrical engineering from the University of Colorado.

Chad D. Quist has been a director of our company since April 1997. Mr. Quist is the President of Information Products, Inc., a wholly-owned subsidiary of Donnelly Corporation. Mr. Quist has been employed by Donnelly since 1995. Information Products, Inc. is a leading supplier of glass components for the touch screen industry. From 1989 to 1995, Mr. Quist served as Vice President of Fisher-Rosemont, Inc., an industrial instrumentation company. Mr. Quist has a bachelors degree in engineering from Stanford University and a masters degree in business administration from the Kellogg Graduate School of Business at Northwestern University.

Richard P. Beck has been a director of our company since May 1998. Since 1992, Mr. Beck has served as Chief Financial Officer of Advanced Energy Industries, Inc., a manufacturer of power conversion and control systems. Since 1995, Mr. Beck has also served as a director of Advanced Energy Industries, Inc. From 1987 to 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer of Cimage Corporation, a computer software company. Mr. Beck serves as a director of Photon Dynamics Corporation and TTM Incorporated. Mr. Beck has a bachelors of science degree in accounting and a masters degree in business administration in finance from Babson College.

Vincent Sollitto, Jr. has been a director of our company since October 1999. Mr. Sollitto has been the Chief Executive Officer since June 1996 and a member of the Board of Directors since July 1996 at Photon Dynamics, Inc. From August 1993 to 1996, Mr. Sollitto was the General Manager of Business Unit Operations for Fujitsu Microelectronics, Inc. From April 1991 to August 1993, he was the Executive Vice President of Technical Operations at Supercomputer Systems, Incorporated. Mr. Sollitto spent 21 years in various management positions at IBM, including Director of Technology and Process. Mr. Sollitto serves on the board of Irvine Sensors Corporation and Ultratech Stepper. Mr. Sollitto is a graduate of Tufts College where he received a bachelor of science degree in electrical engineering.

Aitor Galdos has been a director of our company since January 2001, following the LAC acquisition. Mr. Galdos has served as Vice President and Corporate Development Manager at Unaxis Corporation since 1999, and served in various positions, including Division Manager of Development of TFT Displays Division at Unaxis (formerly Balzers) since 1988.

Our Board of Directors is currently comprised of seven directors, divided into three classes. Messrs. Edman and Sollitto serve in the class whose term expires in 2003; Messrs. Beck and Quist serve in the class whose term expires in 2002; and Messrs. Van Alsburg, Chapin and Galdos serve in the class whose term expires in 2001. Directors are elected for a three-year term. Other than Mr. Galdos, each director holds office until that director's successor has been duly elected and qualified. Selection of nominees for the Board of Directors is made by the entire Board of Directors.

Mr. Van Alsburg has notified the Board that he will retire and not stand for re-election at the October 2001 annual meeting of shareholders. Mr. Beck has been elected Chairman of the Board beginning with the 2001 annual meeting of shareholders.

Mr. Galdos was appointed to serve on our Board of Directors pursuant to an agreement giving Unaxis the right to nominate one director as long as they own 10% or more of our outstanding common stock, subject to certain terms and conditions. Unaxis no longer owns 10% or more of our outstanding common stock, and Mr. Galdos has not been nominated for re-election at the October 2001 meeting.

Executive Officers

The Board of Directors elects executive officers on an annual basis. Executive officers serve at the pleasure of the board.

Compensation of Directors

Directors who are not officers, employees, consultants or serving on the Board as a result of contractual commitments are paid an annual fee of $10,000 as well as $800 per board or committee meeting attended. Such directors are reimbursed for their expenses for each meeting attended.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee.

The Audit Committee makes recommendations regarding the firm to be appointed as independent accountants, approves the scope of the audit, reviews the results of the audit with the independent accountants and approves the audit fee payable to our independent accountants. The Audit Committee is comprised of Mr. Beck, Mr. Quist and Mr. Sollitto.

The Compensation Committee makes recommendations regarding the compensation arrangements for top management and key employees, including salaries and bonuses. The Compensation Committee also administers the stock option plans and the employee stock purchase plan. The Compensation Committee is comprised of Mr. Beck, Mr. Quist and Mr. Sollitto.

Executive Compensation

The following table sets forth the annual and long-term compensation paid by us to our Chief Executive Officer and each of our four most highly compensated executive officers (collectively referred to as the "Named Executives") for services rendered during fiscal 2001, 2000 and 1999.

                                             Summary Compensation Table

                                                                                         Long Term
                                                                                       Compensation
                                                            Annual Compensation        ------------
                                                      -------------------------------   Securities
                                               Fiscal                  Other Annual     Underlying      All Other
               Name and Principal Positions     Year      Salary      Compensation(1)   Options(#)   Compensation(2)
               ----------------------------    ------ -------------  ------------------------------ ----------------
               Thomas T. Edman.............     2001    $ 180,000        $ 30,132             --        $  5,400
                 President, and Chief           2000    $ 142,557              --          3,455        $  3,767
                 Executive Officer              1999    $ 136,310              --         15,000        $  3,371

               Graeme Hennessey............     2001    $ 170,492        $ 11,804             --        $ 24,350(3)
                 Vice President-- Sales and     2000    $ 135,773              --          3,455        $  3,588
                 Marketing                      1999    $ 129,818              --             --        $  3,211

               Lawrence D. Firestone(4)....     2001    $ 165,000        $ 20,716             --        $  4,950
                 Chief Financial Officer        2000    $ 125,408              --         38,000        $  1,752

               James Scholhamer............     2001    $ 122,684        $ 10,056             --        $  3,681
                 Vice President-- Operations    2000    $ 105,988              --          3,455              --
                                                1999    $  95,040              --             --              --

               Helmut Frankenberger(5).....     2001    $  84,885        $ 53,049         38,000              --
                 Executive Vice President
----------

(1)  Represents  compensation  under our  executive  bonus plan for fiscal  year
     2001.

(2)  Represents company matches under our salary savings plan.

(3) Represents $3,946 of company matches under our salary savings plan and $20,403 of foreign assignment allowances.

(4)  Mr. Firestone joined us in July 1999.

(5) Mr. Frankenberger was previously employed by the LAC division of Unaxis. Reflects compensation from January through June 2001.

Stock Option and Purchase Plans

1993 Stock Option Plan. In May 1993, the Board of Directors approved the Applied Films Corporation Stock Option Plan. A total of 276,500 shares of common stock were reserved for issuance upon exercise of options to be granted under the 1993 Plan. The 1993 Plan is administered by the Board of Directors. Subject to the provisions of the 1993 Plan, the administrator of the 1993 Plan has the discretion to determine the optionees and the terms of the option grants. The exercise price of an option granted under the 1993 Plan may not be less than the fair market value per share of the common stock on the date of grant. Shares obtained upon the exercise of options granted pursuant to the 1993 Plan may not be sold until the expiration of a one year period commencing on the exercise date of such options. The options terminate not more than 10 years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. The options granted pursuant to the 1993 Plan vest equally over a four-year period. As of September 29, 2001, options to purchase 135,353 shares were outstanding and 6,577 shares remained available for future grants pursuant to the 1993 Plan.

1997 Stock Option Plan. On April 29, 1997, the Board of Directors adopted, and the stockholders approved, the 1997 Stock Option Plan, as amended in September 1997, October 1999, and October 2000. The 1997 Plan provides for the issuance of 1,022,500 shares of common stock. The purpose of the 1997 Plan is to encourage stock ownership by certain of our officers and employees instrumental to our success and to give them a greater personal interest in our success. The 1997 Plan is administered by the Board of Directors or the Compensation Committee. The Board, or the Compensation Committee, within the limitations of the 1997 Plan, determines the persons to whom options will be granted; the number of shares to be covered by each option; the option purchase price per share; the manner of exercise; the time, manner and form of payment upon exercise of an option; and restrictions such as repurchase rights or obligations of the Company. Options granted under the 1997 Plan may not be granted at a price less than fair market value of the common stock on the date of grant. Options granted under the 1997 Plan will expire not more than 10 years from the date of grant. Options granted under the 1997 Plan are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. As of September 29, 2001, options to purchase 420,605 shares were outstanding and 529,663 shares remained available for future grants pursuant to the 1997 Plan.

Outside Director Stock Option Plan. On October 26, 1999, the Board of Directors approved the Applied Films Corporation Outside Director Stock Option Plan, which provides for issuance of 24,000 shares of common stock upon the exercise of options. The purpose of the Outside Director Plan is to encourage stock ownership by nonemployee directors, to provide those individuals with additional incentive to manage our company effectively and to contribute to our success, and to provide a form of compensation which will attract and retain highly qualified individuals as members of the Board of Directors. The Outside Director Plan is administered by the Board of Directors or the Compensation Committee. The Board, or the Compensation Committee, within the limitations of the Outside Director Plan, determines the persons to whom options will be granted; the number of shares to be covered by each option; the option purchase price per share; the manner of exercise; the time, manner and form of payment upon exercise of an option; and restrictions such as repurchase rights or obligations of our company. Options granted under the Outside Director Plan may not be granted at a price less than fair market value of the common stock on the date of grant. Options under the Outside Director Plan will expire not more than 10 years from the date of grant and are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. As of September 29, 2001, options to purchase 20,545 shares were outstanding and no shares remained available for future grants pursuant to the Outside Director Plan. At our October 2001, annual meeting, we plan to present to our shareholders a proposal to reserve an additional 100,000 shares under the Outside Director Plan.

Employee Stock Purchase Plan. On September 5, 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Applied Films Corporation Employee Stock Purchase Plan, as amended in October 2000. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions. Shares are purchased at 85% of the fair market value of the common stock on either the first or the last business day of the applicable option period, whichever is lower. Up to 100,000 shares of common stock may be sold under the Purchase Plan. Shares sold under the Purchase Plan may be newly issued shares or shares acquired by the Company in the open market. Unless terminated earlier by the Board of Directors, the Purchase Plan will terminate when all shares reserved for issuance have been sold. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and will be administered in accordance with the limitations set forth in Section 423 and the rules and regulations thereunder. During fiscal 2001 and 2000, the Company issued shares to employees under this plan at a purchase price ranging from $3.15 to $32.96 per share. A total of 19,949 shares have been issued under the Purchase Plan since inception and 80,051 shares remain available for future purchase under the Purchase Plan.

Stock Option Grants

Shown below is information on grants of stock options during fiscal 2001 to Named Executives.

                                                                                                   Potential Realizable
                                                      % of Total                                     Value at Assumed
                                         Number         Options                                   Annual Rates of Stock
                                        of Shares     Granted to                                  Price Appreciation for
                                       Underlying    Employees in   Exercise Price  Expiration        Option Term(2)
         Name                        Options Granted  Fiscal Year       $/Sh(1)        Date          5%           10%
         ----                       ---------------------------------------------   ----------  -----------  ----------
         Helmut Frankenberger..          38,000(3)        100%          $ 14.00       1/24/11    $334,571     $847,870
----------

(1) The exercise price is equal or greater than the fair market value of the shares on the date the option is granted. The exercise price may be paid in cash.

(2) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of our common stock. There can be no assurance that the amounts reflected in this table will be realized.

(3) Options become exercisable 25% each year for four years, starting January 24, 2002.

Option Exercises and Holdings

Shown below is information with respect to unexercised options to purchase shares of our common stock granted under the option plans to the Named Executives and held by them at June 30, 2001. Other than Mr. Hennessey, none of the Named Executives exercised stock options during fiscal 2000.

                                                                   Number of Shares
                                                                Subject to Unexercised         Value of Unexercised
                                                                    Options Held at           In-the-Money Options at
                                                                     June 30, 2001               June 30, 2001 (1)
                                  Shares Acquired    Value    ----------------------------- ----------------------------
      Name                        on Exercise(#)   Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
      ----                       ---------------------------------------------------------------------------------------
      Thomas T. Edman.........            --             --      42,908         10,092        $696,147       $183,531
      Graeme Hennessey........        10,000      $ 306,175      25,408          2,592        $463,055       $ 46,656
      Lawrence D.  Firestone..            --             --      13,817         24,183        $244,388       $430,976
      James Scholhamer........            --             --      20,396         17,604        $354,957       $314,920
      Helmut
        Frankenberger.........            --             --          --         38,000        $     --       $266,000
----------

(1) The value of unexercised options reflects the increase in market value of our common stock from the date of grant through June 30, 2001 (when the closing price of our common stock was $21.00 per share). Value actually realized upon exercise by the Named Executives will depend on the value of our common stock at the time of exercise.

Other Plans

In August 1992, the Board of Directors adopted a profit sharing plan for all full-time, non-executive employees. Historically, the amount contributed to the profit sharing pool, subject to the approval of the Board of Directors, has been approximately 10% of our pretax income before interest income, royalty and profit sharing expense. We have made quarterly profit sharing payments to employees based on their salary level and length of service.

We also maintain a salary savings plan in which all of our United States regular employees are eligible to participate. We match 100% of the first 2% of an employee's contribution and 25% of a subsequent 4% of an employee's contribution.

Pension Plan. The following table sets forth the estimated annual benefits payable on June 30, 2001, upon normal retirement at age 65, to our German regular employees, including executive officers, in the specified compensation and years of service classifications under our German pension plan. Projected benefits are computed on a straight line annuity basis, and such benefits are in addition to any amounts which may be received under the German Bundesversicherungsanstalt fur angestellte (BfA).


      Average Monthly Compensation(1)                  Years of Benefit Service(2)

                                            20          25         30          35          40
                                                            (in U.S. Dollars)
      $1,000.....................           60          75         90         105         120
      $2,000.....................          120         150        180         210         240
      $3,000.....................          180         225        270         315         360
      $4,000.....................          240         300        360         420         480
      $5,000.....................          300         375        450         525         600
      $6,000.....................          360         450        540         630         720
      $7,000.....................          420         525        630         735         840
      $8,000.....................          480         600        720         840         960
      $9,000.....................          540         675        810         945        1080
      $10,000....................          600         750        900        1050        1200
      $11,000....................          660         825        990        1155        1320
      $12,000....................          720         900       1080        1260        1440

(1) Compensation is determined under the pension plan by the average of the participant's monthly salary for the last 24 months of service (the amount included under the column "Salary" in the Summary Compensation Table), subject to a maximum years of service of 40 years.

(2) The Named Executives have credited years of service under the pension plan as follows: Helmut Frankenberger, 16 years.

Certain Transactions

We supply thin film coated glass to Information Products, Inc. for use in touch screen displays. Chad Quist, a director of our company, is the President of Information Products, Inc. Our net sales to Information Products, Inc. totaled $245,000 for fiscal 2000 and $1.5 million for fiscal 2001. We believe that the terms of our sales to Information Products, Inc. reflect arms-length terms that are no less favorable than the terms we would have with an independent third party.

We purchase power supplies from Advanced Energy Industries, Inc. for use in our thin film deposition systems. Richard P. Beck, a director of our company, is the Executive Vice President and Chief Financial Officer of Advanced Energy Industries, Inc. Our purchases from Advanced Energy Industries, Inc. totaled $583,000 for fiscal 2000 and $1.3 million for fiscal 2001. We believe that the terms of our purchases from Advanced Energy Industries, Inc. were negotiated on an arms-length basis and are no less favorable than the terms we would have negotiated with an independent third party.

We purchase pumps from Leybold Vacuum, a subsidiary of Unaxis Holding AG, and may from time to time purchase other parts and equipment from Unaxis. Aitor Galdos, a director of our company, is a Vice President and Corporate Development Manager of Unaxis. We believe the terms of our purchases from Leybold Vacuum were negotiated on an arms-length basis and are no less favorable than the terms we would have negotiated with an independent third party. Mr. Galdos was appointed to serve on our Board of Directors pursuant to an agreement providing that Unaxis will have the right to nominate one director as long as they own 10% or more of our outstanding common stock, subject to certain terms and conditions.

We license certain intellectual property from Balzers Process Systems, a subsidiary of Unaxis Holding AG, under an irrevocable, royalty-free, perpetual and worldwide license agreement entered into in connection with our purchase of the LAC business from Unaxis. Under this license agreement, we have an exclusive right to use the intellectual property in certain product areas until December 31, 2002, after which the license becomes non-exclusive.

Balzers Process Systems licenses certain intellectual property from us under an irrevocable, royalty-free, perpetual and worldwide license agreement entered into in connection with the LAC acquisition. Under this license agreement, Balzers Process Systems has an exclusive right to use the intellectual property in certain product areas until December 31, 2002, after which the license becomes non-exclusive.

                       Principal and Selling Stockholders

The following table shows, as of September 29, 2001, and as adjusted to reflect the sales of the shares offered hereby, the number of shares beneficially owned by (i) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (ii) each Named Executive, (iii) each director, (iv) all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares. On September 29, 2001, there were outstanding 6,876,247 shares of common stock.

                                                           Shares Beneficially                      Shares Beneficially
                                                               Owned Prior                              Owned After
                                                           to the Offering(1)       Number of         the Offering(1)
                                                        -----------------------   Shares Being   --------------------
               Name and Address of Beneficial Owner        Number    Percentage     Offered         Number    Percentage
               ------------------------------------     ----------- --------------------------   ----------- -----------
               Unaxis Holding AG(2).................      673,353        9.8%          --         673,353       8.1%
               Suffolk Capital Management, Inc.(3)..      475,253        6.9%          --         475,253       5.7%
               RS Investments Management Co. LLC(4).      438,200        6.4%          --         438,200       5.3%
               Taunus Corporation(5)................      434,995        6.4%          --         434,995       5.2%
                 (for Bankers Trust Company)
               Deutsche Asset Management
                 Americas(6)........................      432,840        6.3%          --         432,840       5.2%
               Maple Row Management, Inc.(7)........      423,415        6.2%          --         423,415       5.1%
               Thomas T. Edman(8)...................       54,318         *            --          54,318         *
               Graeme Hennessey(9)..................       26,272         *            --          26,272         *
               Lawrence D. Firestone(10)............       20,949         *            --          20,949         *
               James Scholhamer(11).................       28,766         *            --          28,766         *
               Helmut Frankenberger.................        1,000         *            --           1,000         *
               John Chapin(12)......................      323,317        4.7%          --         323,317       3.9%
               Vincent Sollitto(13).................        3,455         *            --           3,455         *
               Richard Beck(14).....................        4,455         *            --           4,455         *
               Chad Quist(15).......................        3,455         *            --           3,455         *
               Cecil Van Alsburg(16)................      346,307        5.0%          --         346,307       4.2%
               Aitor Galdos.........................           --         *            --              --         *
               All Executive Officers and Directors
                 as a Group (11 persons)(17)........      812,294       11.8%          --         812,294       9.6%
----------

     * Denotes ownership of less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 29, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted, the street address of the named beneficial owner is 9586 I-25 Frontage Road, Longmont, Colorado 80504.

(2) On December 31, 2000, we issued 673,353 shares of common stock to Balzers Process Systems GmbH, a subsidiary of Unaxis Holding Ltd., as partial consideration for our acquisition on that date of the LAC Division of Unaxis Holding Ltd. Balzers Process Systems GmbH has transferred the shares to Unaxis Deutschland GmbH which transferred the shares to Unaxis Holding AG. Unaxis Holding AG's address is Hofwiessenstrasse 135, P.O. Box 2409, CH-8021 Zurich, Switzerland.

(3) Suffolk Capital Management, Inc. disclosed to us on behalf of its investment advisory clients that it had acquired beneficial ownership of 475,253 shares of common stock as of June 30, 2001. Suffolk's address is 1633 Broadway, New York, New York 10019.

(4) In a Schedule 13F, dated June 30, 2001, RS Investments Management Co. LLC disclosed on behalf of its investment advisory clients that it had acquired beneficial ownership of 438,200 shares of common stock. RS Investments Management Co. LLC's address is 338 Market Street, San Francisco, California 94111-5312.

(5) Taunus Corporation, as a holding company, disclosed on behalf of its subsidiary, Bankers Trust Company, that Bankers Trust Company had acquired beneficial ownership of 434,995 shares of common stock as of June 30, 2001. Bankers Trust Company's address is 31 West 52nd Street, New York, NY 10019.

(6) In a Schedule 13F, dated March 31, 2001, Deutsche Asset Management Americas disclosed on behalf of its investment advisory clients that it had acquired beneficial ownership of 432,840 shares of common stock. Deutsche Asset
Management  Americas'  address  is  130  Liberty  Street,  New  York,  New  York
10006-1012.

(7) Maple Row Management disclosed to us on behalf of its investment advisory clients that it had acquired beneficial ownership of 423,415 shares of common stock as of June 30, 2001. Maple Row's address is 112 Rowayton Avenue, Rowayton, Connecticut 06853.

(8) Includes (i) 10,546 shares held by Mr. Edman and (ii) options to purchase 43,772 shares of common stock exercisable within 60 days.

(9) Consists of options to purchase 26,272 shares of common stock within 60 days.

(10) Includes (i) 1,900 shares held by Mr. Firestone, (ii) 50 shares held by Mr. Firestone's children, and (iii) options to purchase 18,999 shares of common stock exercisable within 60 days.

(11) Consists of options to purchase 28,766 shares of common stock exercisable within 60 days.

(12) Includes (i) 114,603 shares held by Mr. Chapin, (ii) 170,714 shares held by a trust over which Mr. Chapin holds investment or voting control, (iii) options to purchase 38,000 shares of common stock exercisable within 60 days.

(13) Consists of options to purchase 3,455 shares of common stock exercisable within 60 days.

(14) Includes (i) 1,000 shares  jointly held by Mr. Beck and Mr. Beck's  spouse,
(ii) options to purchase 3,455 shares of common stock exercisable within 60 days.

(15) Consists of options to purchase 3,455 shares of common stock exercisable within 60 days.

(16) Includes (i) 344,317 shares held by Mr. Van Alsburg and, (ii) 1,990 owned by Mr. Van Alsburg's spouse.

(17) Includes options to purchase 160,992 shares exercisable within 60 days.

Security Ownership of Selling Stockholders

     On January 16, 2001, Montrose Investments, Ltd. and Strong River Investments, Inc. each acquired Series A convertible preferred stock and a common stock purchase warrant convertible into shares of our common stock. Neither Montrose nor Strong River or their respective affiliates may use these preferred stock and warrants to acquire more than 9.999% each of our outstanding common stock. On January 16, 2001, RAM Capital Resources, LLC also acquired a warrant convertible into 18,987 shares of our common stock at an exercise price of $22.33 per share.

     The number of shares of our common stock listed in the table below as being beneficially owned by the selling stockholders includes the shares that are issuable to each of them, subject to a 9.999% limitation for each, upon exercise of the warrants or conversion of the preferred stock. However, the 9.999% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.999% of our common stock through a series of acquisitions and sales under the warrant or preferred stock, while never beneficially owning more than 9.999% at any one time.

     This prospectus relates to the resale of shares of our common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of our common stock by the selling stockholders. We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling stockholders and in order to adequately cover the number of shares required. Pursuant to a registration rights agreement between us and the preferred stock holders, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon full conversion of the preferred stock determined as if the Preferred Stock were converted on April 24, 2001, at an amended conversion price equal to the closing market price on April 24, 2001, plus the shares issuable upon full exercise of the warrants. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants. Assuming all of the shares of our common stock registered below are sold by the selling stockholders, the selling stockholders will not continue to own any shares of our common stock.

     Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has a right to acquire within 60 days after the date of this prospectus. The percentage of common stock outstanding after this offering is based on 6,876,247 shares of common stock issued and outstanding as of September 29, 2001.

                                     Number of Shares of           Number of           Number of Shares of Common
                                         Common Stock             Shares to be        Stock/Percentage of Class to
                                    Beneficially Owned at         Offered for         be Owned After Completion of
              Name                    March 31, 2001(1)            Resale (2)               the Offering (3)
 -------------------------------   -------------------------    -----------------    --------------------------------
 Montrose Investments, Ltd.                   337,975                   873,501                     0
 Strong River Investments, Inc.               225,317                   582,387                     0
 RAM Capital Resources, LLC                    18,987                    18,987                     0
 Total                                        582,279                 1,474,875                     0

(1) This amount reflects the maximum amount of shares of our common stock into which the common stock purchase warrants and Series A convertible preferred stock owned by each investor are exercisable or convertible within the next 60 days based on 6,876,247 outstanding shares on September 29, 2001.

(2) Pursuant to the registration rights agreement, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon full conversion of the Series A convertible preferred stock as if it were converted on April 24, 2001, at an amended conversion price equal to the closing market price on April 24, 2001 and assuming that the dividend will not be paid in cash for three years, plus the shares issuable upon full exercise of the warrants.

(3)  Assumes sale of all shares offered hereby.

     There is no assurance that the selling stockholders will exercise their warrants or will otherwise opt to sell any of the shares offered hereby. To the extent required, the specific shares to be sold, the names of the selling stockholders, other additional shares of common stock beneficially owned by the selling stockholders, the public offering price of the shares to be sold, the names of any agent, dealer or underwriter employed by the selling stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.

                          Description Of Capital Stock

The following description of our capital stock and provisions of our amended and restated articles of incorporation and amended and restated bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, which have been filed as exhibits to our registration statement, of which this prospectus is a part. Our authorized capital stock will consists of 40 million shares of common stock and one million shares of preferred stock, all without par value. As of September 29, 2001, 6,876,247 shares of common stock and 1,000 shares of preferred stock were issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have the right to cumulate votes with respect to election of directors. Accordingly, holders of a majority of the shares of common stock voting in any election of directors will have the ability to elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors of legally available funds, subject to any preferences that may be awarded to any outstanding preferred stock. In the event of a liquidation, dissolution and winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights by virtue of provisions in our articles of incorporation. All of the outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, when issued and paid for, fully paid and nonassessable.

Preferred Stock

The Board of Directors has the authority to issue 999,000 shares of preferred stock, in addition to the Series A Convertible Preferred Stock discussed below. Subject to the terms of the Series A Convertible preferred stock, the Board of Directors may issue additional preferred stock in one or more series and may fix the relative rights and preferences of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and numbers of shares constituting any series, without any further vote or action by shareholders. The outstanding Series A Convertible Preferred Stock, as well as the issuance of additional preferred stock with voting and conversion rights and dividend and liquidation preferences, may adversely affect the rights of holders of common stock. Outstanding preferred stock may also have the effect of delaying, deferring or preventing a change of control, may discourage bids for our stock at a premium over the market price, and may adversely affect the market price of the common stock. We have no current plans to issue any additional preferred stock.


Series A Convertible Preferred Stock

General. On January 16, 2001, we issued 1,000 shares of Series A Convertible Preferred Stock with a stated value of $10,000 per share in a private placement to two institutional investors. The Series A Convertible Preferred Stock is convertible at any time at the option of the holder into common stock at a conversion price of $19.75 per share, subject to certain adjustments. We also issued to the purchasers of the Series A Convertible Preferred Stock warrants to purchase an aggregate 75,949 shares of our common stock with a warrant exercise price of $22.33 and to our agent warrants to purchase 17,468 shares of common stock with a warrant exercise price of $20.09 per share, each subject to certain adjustments. The proceeds of the offering, before expenses, were $10.0 million. We would receive an additional $2.0 million if the warrants were exercised in full in cash at the prices set forth above.

Dividends. The Series A Convertible Preferred Stock currently yields a dividend of 8.5% per annum, payable quarterly.

At our option, dividends may be paid in cash or by adding the per share amount of such dividend to the stated value of the Series A Convertible Preferred Stock, subject to satisfaction of certain conditions.

Conversion. The number of shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock is determined by dividing the sum of stated value plus accrued and unpaid dividends by the applicable conversion price.

Under certain circumstances, we have the right to require conversion of any or all of the outstanding Series A Convertible Preferred Stock based on the then applicable conversion price. Our ability to require conversion of the Series A Convertible Preferred Stock is subject to satisfaction of the following conditions:

    o the closing price of our common stock must, for thirty consecutive trading days, exceed 135% of the conversion price applicable on each such day;

    o     the   conversion   must  be  made  on  a  pro  rata  basis  under  the
          corresponding provisions of all outstanding shares of Series A Convertible Preferred Stock;

    o there are sufficient authorized but unissued and otherwise unreserved shares of common stock for such issuance;

    o the shares of common stock are registered for resale under the federal securities laws or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended;

    o     the common stock is listed or quoted on a specified trading market;

    o such issuance would not violate the rules or regulations of the trading market for the common stock;

    o such issuance would not cause any holder of Series A Convertible Preferred Stock to become the beneficial owner of more than 9.999% of our outstanding common stock; and

    o we are not in default under the documents governing the issuance of the Series A Convertible Preferred Stock.

If the number of shares of common stock to be delivered upon conversion of the Series A Convertible Preferred Stock would exceed 1,350,375 (19.99% of our outstanding common stock on January 16, 2001), we are required to either (i) obtain shareholder approval of the issuance of the excess shares or (ii) issue shares of 12% Series B Cumulative Preferred Stock in lieu of such excess shares or (iii) pay cash equal to the stated value of the excess shares.

Repurchase Option. We also have the right, provided specified conditions are satisfied, to repurchase some or all of the outstanding Series A Convertible Preferred Stock for cash equal to 114% of the stated value of each preferred share plus accrued dividends. The conditions to our right to repurchase Series A Convertible Preferred Stock include, among others:

    o the shares of common stock underlying the Series A Convertible Preferred Stock are registered for resale under the federal securities laws or may be resold without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended;

    o     the common stock is listed or quoted on a specified trading market;

    o the issuance of common stock upon conversion of the Series A Convertible Preferred Stock would not violate the rules or regulations of the trading market for the common stock;

    o the issuance of common stock upon conversion of the Series A Convertible Preferred stock would not cause any holder to become the beneficial owner of more than 9.999% of our outstanding common stock; and

    o we are not in default under the documents governing the issuance of the Series A Convertible Preferred Stock.

Preferred Stockholder's Annual and Special Put Option. On January 16, 2002 and January 16, 2003, the holders of Series A Convertible Preferred Stock have a right (the "Annual Put Option"), in their sole discretion, to convert all or any portion of their Series A Convertible Preferred Stock into common stock at an amended conversion price equal to the average of the closing prices for our common stock on the ten trading days immediately preceding such date.

If at any time after July 16, 2001, our equity market capitalization is less than $50.0 million for 20 consecutive trading days, then the holders of Series A Convertible Preferred Stock shall be entitled (the "Special Put Option") in their discretion at any time that this condition is not satisfied to convert all or a portion of the then outstanding Series A Convertible Preferred Stock into common stock at a conversion price equal to the average of the closing prices for our common stock on the ten trading days immediately preceding the date of conversion.

However, in lieu of allowing the holders of Series A Convertible Preferred Stock to exercise their Annual Put Option or their Special Put Option, we may within three trading days of the date the notice of conversion is delivered elect to repurchase all or a portion of the outstanding Series A Convertible Preferred Stock as to which a notice of conversion has been delivered at (i) 114% of the stated value of the Series A Convertible Preferred Stock plus all accrued but unpaid dividends in the case of the Special Put Option and (ii) 100% of the stated value of the Series A Convertible Preferred Stock plus all accrued but unpaid dividends in the case of the Annual Put Option.

Events of Default. Upon the occurrence of an Event of Default, a holder of Series A Convertible Preferred Stock can elect to convert all or a portion of the preferred shares into common stock at a conversion price equal to the lower of (i) the then applicable conversion price or (ii) the average price of our common stock for the five trading days preceding the Event of Default, in each case divided by 1.14. Events of Default include:

    o default in the payment of dividends on the Series A Convertible Preferred Stock;

    o acceleration of obligations in respect of borrowed money indebtedness exceeding $750,000;

    o a Change of Control, defined generally as the purchase of more than 50% of equity interests in Applied Films or replacement of more than one-half of our board of directors, or a merger or sale of more than one-third of our assets, unless Company shareholders continue to own at least one-half of the acquiring or surviving entity;

    o     a bankruptcy event;

    o our common stock is not listed or quoted on a recognized securities market or is suspended from trading for three consecutive trading days;

    o the common stock underlying the Series A Convertible Preferred Stock and warrants is not able to be resold under an effective registration statement for five trading days, whether or not consecutive (subject to extension for blocking notices delivered in accordance with the terms of the preferred stock agreement); and

    o     we default in obligations under the preferred stock agreements.

If such an event has occurred, we may, in lieu of permitting such conversion, elect to repurchase all of the Series A Convertible Preferred Stock at a price (the "Event Price") equal to the greater of (i) 114% of the stated value plus all accrued and unpaid dividends and (ii) the average trading price for the five trading days preceding the event.

Bankruptcy Events. We are required to repurchase the Series A Convertible Preferred Stock at the Event Price if certain bankruptcy events occur.

Exchange for Debentures. We have the option at any time to exchange all (but not less than all) of the outstanding shares of Series A Convertible Preferred Stock for our 5% Convertible Debentures due January 16, 2004, having an aggregate principal amount equal to the stated value of the Series A Convertible Preferred Stock plus all accrued but unpaid dividends. The convertible debentures, when and if issued, will be convertible into our common stock at a conversion price of $19.75 per share, subject to certain adjustments.

Price Anti-Dilution Adjustment. If we issue common shares at a price lower than the then conversion price (other than in certain underwriters public offerings or in connection with acquisitions), weighted average anti-dilution adjustments are required to be made in the conversion price of the Series A Convertible Preferred Stock.

Liquidation Preference. In the event of our liquidation, the holders of the Series A Convertible Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the stated value of the Series A Convertible Preferred Stock, which was $10,000 per share at September 29, 2001, plus accrued and unpaid dividends.

Voting Rights. Other than as required by law, the holders of the Series A Convertible Preferred Stock have no voting rights except that we may not, without the approval of a majority of the shares of Series A Convertible Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights of the Series A Convertible Preferred Stock or amend the Certificate of Designation for the Series A Convertible Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior or otherwise pari passu with the Series A Convertible Preferred Stock, (c) amend our articles of incorporation or other governing documents to adversely affect the rights of the holders of Series A Convertible Preferred Stock, (d) increase the authorized number of shares of Series A Convertible Preferred Stock, or (e) incur or create any indebtedness other than certain permitted senior indebtedness, or (f) enter into any agreement with respect to the foregoing.

Warrants

Warrants to purchase 75,949 shares of our common stock at an exercise price of $22.33 per share, subject to anti-dilution adjustments, were issued as of January 16, 2001 in connection with the sale of the Series A Convertible Preferred Stock. The warrants have a five-year term expiring January 16, 2006. In addition, in connection with the sale of the Series A Convertible Preferred Stock we issued a warrant to purchase 17,468 shares of common stock with a warrant exercise price of $20.09 per share to our placement agent, which warrant has a three year term. If the warrants are exercised, we intend to use the proceeds primarily for working capital and general corporate purposes.

Registration Rights

We are required to file a registration statement covering the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and related warrants. We are also required to maintain the effectiveness of the registration statement covering such resale until the earlier of: the date as of which the holders of the Series A Convertible Preferred Stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, or the date on which the holders of the Series A Convertible Preferred Stock and warrants have sold all of the shares of common stock issued or issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the related warrants.

We bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the Series A Convertible Preferred Stock and the related warrants. The registration statement was declared effective on May 16, 2001.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., Denver, Colorado.

Certain Article and Bylaw Provisions and Provisions of Colorado Law

Our Amended and Restated Articles of Incorporation contain the following provisions that may have the effect of delaying, deferring or preventing a hostile takeover or change of control:

    o     the terms of the board of directors are staggered into three classes;

    o     cumulative voting in elections is prohibited;

    o we cannot engage in a business combination with an interested shareholder unless the business combination is approved in a prescribed manner including approval by more than 80% of the outstanding voting securities and more than 50% of the outstanding voting securities owned by shareholders other than the interested shareholder. A "business combination" includes a merger or consolidation, the sale, lease, exchange, pledge or other transfer of our assets or our dissolution and liquidation, and an "interested shareholder" is a person who owns beneficially 10% or more of our voting stock;

    o when considering a tender offer or a merger acquisition proposal, the board of directors may consider factors other than potential financial benefits to stockholders, including the adequacy and fairness of the consideration to be received, the potential social and economic impact on us, our employees and vendors, and the communities in which we operate;

    o generally, a business combination with another corporation or our voluntary dissolution and liquidation is permissible only with the affirmative vote of 66 2/3% of the outstanding voting securities; and

    o our stockholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities.

Indemnification; Limitation of Liability

Pursuant to provisions of the Colorado Business Corporation Act, we have adopted provisions in our articles of incorporation and have entered into director and officer indemnity agreements that permit us to indemnify our directors to the fullest extent permitted by Colorado law, except that we will not indemnify any director (i) in connection with a proceeding by or in the right of the corporation in which the director was judged liable to the corporation, or (ii) in connection with any other proceedings charging that the director derived an improper personal benefit or in which the director was judged liable on this basis. In addition, our articles of incorporation eliminate the personal liability of our directors to us or to our stockholders for monetary damages for breach of their duty of due care, except that there is no elimination or limitation of liability for any breach of a director's duty of loyalty to us or to our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts providing for an unlawful distribution of our assets, or any transaction from which the director directly or indirectly derived an improper personal benefit.

                              Plan of Distribution

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

    o     ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

    o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o     purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

    o     an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

    o     privately negotiated transactions;

    o     short sales;

    o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    o     a combination of any such methods of sale; and

    o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  Legal Matters

The validity of the shares of common stock offered by this prospectus will be passed upon for us and the selling stockholders by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. Members of Varnum, Riddering, Schmidt & Howlett LLP own in the aggregate 3,000 shares of Applied Films Corporation's common stock. Daniel C. Molhoek, a partner of Varnum, Riddering, Schmidt & Howlett LLP, serves as Secretary to the Board of Directors of Applied Films Corporation.

                                     Experts

The consolidated financial statements of Applied Films Corporation included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

The combined financial statements of Large Area Display, a combined operating entity of Balzers and Leybold Holding Deutschland AG, included in this prospectus have been audited by Ernst & Young Deutshe Allgemeine Treuhand AG, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                             Additional Information

We have filed a registration statement on form S-1 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

                   Applied Films Corporation and Subsidiaries

                   Index To Consolidated Financial Statements

                                                                                                  Page
                   Historical:

                      Applied Films Corporation and Subsidiaries

                         Report of Independent Public Accountants............................     F-2
                         Consolidated Balance Sheets as of September 29, 2001 (unaudited),
                           June 30, 2001 and July 1, 2000....................................     F-3
                         Consolidated Statements of Operations for the three months ended
                           September 29, 2001 and September 30, 2000 (unaudited), and the
                           fiscal years ended June 30, 2001, July 1,2000, and July 3, 1999...     F-4
                         Consolidated Statements of Stockholders' Equity for the fiscal
                           years ended June 30, 200l, July 1, 2000, and July 3, 1999.........     F-5
                         Consolidated Statements of Cash Flows for the three months ended
                           September 29, 2001 and September 30, 2000 (unaudited), and the
                           fiscal years ended June 30, 2001,  July 1, 2000, and July 3, 1999.     F-6
                         Notes to Consolidated Financial Statements..........................     F-7

                      Large Area Display

                         Report of Independent Auditors......................................     F-26
                         Combined Statements of Assets Acquired and Liabilities Assumed as of
                           December 31, 1998 and 1999........................................     F-27
                         Combined Statements of Revenues and Direct Costs for the years ended
                           December 31, 1998 and 1999........................................     F-28
                         Notes to Combined Financial Statements..............................     F-29
                         Condensed Combined Statement of Assets Acquired and Liabilities
                           Assumed as of June 30, 2000 (unaudited)...........................     F-35
                         Condensed Combined Statements of Revenues and Direct Costs for the
                            six months ended June 30, 2000 (unaudited).......................     F-36
                         Notes to Condensed Combined Financial Statements (unaudited)........     F-37

                   Pro Forma:

                      Applied Films Corporation and Subsidiaries

                         Unaudited Pro Forma Consolidated Statement of Operations for the
                            years ended July 1, 2000 and June 30, 2001.......................     F-41
                         Unaudited Pro Forma Consolidated Statement of Operations for the
                            twelve months ended July 1, 2000.................................     F-42
                         Unaudited Pro Forma Consolidated Statement of Operations for the
                            twelve months ended June 30, 2001................................     F-43
                         Notes to Unaudited Pro forma Statements of Operations...............     F-44

                    Report of Independent Public Accountants

To the Stockholders of Applied Films Corporation:

We have audited the accompanying consolidated balance sheets of APPLIED FILMS CORPORATION (a Colorado corporation) and subsidiaries as of June 30, 2001 and July 1, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 2001, July 1, 2000, and July 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Films Corporation and subsidiaries, as of June 30, 2001 and July 1, 2000 and the consolidated results of their operations and their cash flows for the fiscal years ended June 30, 2001, July 1, 2000, and July 3, 1999, in conformity with accounting principles generally accepted in the United States.

                                                         /s/ ARTHUR ANDERSEN LLP

Denver, Colorado
July 19, 2001.

                   Applied Films Corporation and Subsidiaries

                           Consolidated Balance Sheets

                                                                September 29,       June 30,         July 1,
                                                                     2001             2001            2000
                                                                ---------------   ------------    --------
                                                                            (in thousands, except
                                                                                 Share data)
                                                                 (unaudited)
     ASSETS
     CURRENT ASSETS:
       Cash and cash equivalents..........................           $  12,781         $ 26,236     $ 32,058
       Marketable securities..............................                  --               --       20,167
       Accounts and trade notes receivable, net of allowance
        of $829, $1,142 and $188..........................              13,399           12,267        6,273
       Costs and profit in excess of billings.............              47,102           29,717        4,571
       Due from Joint Venture.............................                  --               --          219
       Inventories, net of allowance of $620, $613 and $261             16,811           16,599       10,006
       Assets held for sale...............................                  --               --        2,251
       Prepaid expenses and other.........................                 881              836          187
       Deferred tax asset, net............................                 989              989          480
                                                                     ---------         --------     --------
              Total current assets........................              91,963           86,644       76,212
       Property, plant and equipment, net of accumulated
        depreciation of $9,984, $9,998 and $8,479.........               7,754            7,746        5,320
       Goodwill and other intangible assets, net of accumulated
        amortization of $5,875, $5,036 and $0.............              62,259           58,097           --
       Investment in Joint Venture........................               9,914            9,852        5,746
       Deferred tax asset, net............................               6,780            6,780          136
       Other assets.......................................                 378              307           64
                                                                     ---------         --------     --------
              Total assets................................            $179,048         $169,426     $ 87,478
                                                                     =========         ========     ========


     LIABILITIES AND STOCKHOLDERS' EQUITY
     CURRENT LIABILITIES:
       Trade accounts payable.............................           $  13,985         $ 13,063     $  9,971
       Accrued expenses...................................              42,568           39,841        2,138
       Accrued pension benefit obligation.................               7,610            6,876           --
       Income taxes payable...............................                  --               --           98
       Billings in excess of revenue......................               9,551            8,716           --
       Current portion of:
              Long term debt..............................               6,500               --           --
              Deferred revenue............................                 279              279          164
              Deferred gain...............................                  56               56           56
              Deferred tax liability......................               2,128            2,129           --
                                                                     ---------         --------     --------
              Total current liabilities...................              82,677           70,960       12,427
       Long-term debt.....................................                  --            6,483           --
       Deferred revenue, net of current portion...........               2,126            2,202        1,210
       Deferred gain, net of current portion..............                 575              589          644
                                                                     ---------         --------     --------
              Total liabilities...........................              85,378           80,234       14,281
                                                                     ---------         --------     --------

     STOCKHOLDERS' EQUITY:
       Series A Convertible Preferred Stock, no par value,
         1,000,000 shares authorized; 1,000, 1,000 and 0
         shares outstanding at September 29, 2001,
         June 30, 2001 and July 1, 2000, respectively.....               8,571            8,571           --
       Common Stock, no par value, 40,000,000 shares
         authorized, 6,876, 247, 6,832,701 and 6,040,856
         shares issued  and outstanding at September 29,
         2001, June 30, 2001 and July 1, 2000,
         respectively.....................................              83,580           83,207       64,959
       Warrants and stock options.........................                 734              876           --
       Other cumulative comprehensive loss................              (3,126)          (7,020)         (20)
       Retained earnings..................................               3,911            3,558        8,258
                                                                     ---------         --------     --------
              Total stockholders' equity..................              93,670           89,192       73,197
                                                                     ---------         --------     --------
              Total liabilities & stockholders' equity....            $179,048         $169,426     $ 87,478
                                                                     =========         ========     ========

          See Accompanying Notes to Consolidated Financial Statements.

                   Applied Films Corporation and Subsidiaries

                      Consolidated Statements of Operations

                                          For The Three Months Ended            For the Fiscal Years Ended
                                          --------------------------      -------------------------------------
                                         September 29,   September 30,     June 30,       July 1,       July 3,
                                             2001             2000           2001          2000          1999
                                          ----------      ----------      ----------    ---------     ---------
                                                          (in thousands, except per share data)
                                                  (unaudited)
  Net revenues..........................  $ 41,283         $ 16,870       $112,715      $ 42,292      $ 31,523
  Cost of goods sold....................    31,261           14,322         90,021        36,633        27,070
                                          --------         --------       --------      --------      --------
  Gross profit..........................    10,022            2,548         22,694         5,659         4,453
  Operating expenses:
     Selling, general and administrative
     expenses...........................     6,603            1,689         16,027         4,324         3,760
     Research and development expenses..     2,079              413          6,484         1,409         1,044
     Amortization of goodwill and
     other intangible assets............       839               --         16,536            --            --
                                          --------         --------       --------      --------      --------
  Income (loss) from operations.........       501              446        (16,353)          (74)         (351)
  Other (expense) income:
     Interest income (expense)..........       (53)             536          1,034           447          (553)
     Other income.......................       309              107            805           272            40
     Equity in earnings of Joint
     Venture............................       110            1,285          4,421         2,381           382
                                          --------         --------       --------      --------      --------
  Income (loss) before income taxes
  and Cumulative effect of change in
  accounting principle..................       867            2,374        (10,093)        3,026          (482)
  Income tax benefit....................      (311)            (120)         5,760            97           258
                                          --------         --------       --------      --------      --------
  Income (loss) before cumulative effect
  of change in accounting principle.....       556            2,254         (4,333)        3,123          (224)
                                          --------         --------       --------      --------      --------
  Cumulative effect of change in
  accounting principle, net of taxes....        --                              --           (50)           --
  Net income (loss).....................       556            2,254         (4,333)        3,073          (224)
                                          --------         --------       --------      --------      --------
  Preferred stock dividends.............      (203)              --           (367)           --            --
                                          --------         --------       --------      --------      --------
  Net income (loss) applicable to common
  stockholders..........................  $    353               --       $ (4,700)     $  3,073      $   (224)
                                          ========         ========       ========      ========      ========
  Net income (loss) per common share:
     Basic..............................  $   0.05         $   0.37       $  (0.73)     $   0.72      $  (0.06)
                                          ========         ========       ========      ========      ========
     Diluted............................  $   0.05         $   0.36       $  (0.73)     $   0.69      $  (0.06)
                                          ========         ========       ========      ========      ========
  Weighted average common shares
  outstanding
     Basic..............................     6,798            6,041          6,414         4,255         3,478
                                          ========         ========       ========      ========      ========
     Diluted............................     6,987            6,279          6,414         4,439         3,478
                                          ========         ========       ========      ========      ========

          See Accompanying Notes to Consolidated Financial Statements.

                   Applied Films Corporation and Subsidiaries

                                                     Consolidated Statements of Stockholders' Equity
                                          For the Fiscal Years Ended June 30, 2001, July 1, 2000, and July 3, 1999

                                                                           Other
                                  Common Stock        Preferred Stock    Cumulative   Common                               Total
                               -----------------    -----------------  Comprehensive  Stock      Deferred    Retained  Stockholder's
                                Shares    Amount     Shares    Amount    Gain(Loss)  Warrants  Compensation  Earnings     Equity
                               --------- -------    -------- --------  ------------- -------- -------------- --------     ------
                                                                 (in thousands, except share data)
Balances, June 27, 1998        3,472,688  $ 9,424        --   $    --     $    --       $  --      $ (7)      $ 5,409    $ 14,826
-----------------------        ---------  -------     -----   -------     -------       -----      ----       -------    --------
  Net (loss)................          --       --        --        --          --          --        --          (224)       (224)
  ESPP stock issuance.......      10,564       33        --        --          --          --        --            --          33
  Exercise of stock options.       3,806       16        --        --          --          --        --            --          16
  Amortization of deferred
    compensation............          --       --        --        --          --          --         7            --           7
                                --------  -------     -----   -------     -------       -----      ----       -------    --------

Balances, July 3, 1999         3,487,058    9,473        --        --          --          --        --         5,185      14,658
----------------------         ---------  -------     -----   -------     -------       -----      ----       -------    --------
  Net income................          --       --        --        --          --          --        --         3,073       3,073
  ESPP stock issuance.......       5,481       39        --        --          --          --        --            --          39
  Stock options, including
    income tax benefits of        48,317      383        --        --          --          --        --            --         383
$253........................
  Issuance of shares in
    connection with secondary
    offering (net of offering
    costs of $461)..........   2,500,000   55,064        --        --          --          --        --            --      55,064
  Comprehensive income:
    Unrealized gain (loss) on
      foreign currency                --       --        --        --         (20)         --        --            --         (20)
                                --------  -------     -----   -------     -------       -----      ----       -------    --------
translation.................

Balances, July 1, 2000         6,040,856   64,959        --        --         (20)         --        --         8,258      73,197
----------------------         ---------  -------     -----   -------     -------       -----      ----       -------    --------
  Net income................          --       --        --        --          --          --        --        (4,333)     (4,333)
  ESPP stock issuance.......       3,916       55        --        --          --          --        --            --          55
  Stock options, including
    income tax benefits of       114,576      847        --        --          --          --        --            --         847
$515........................
  Issuance of stock in
    connection with
acquisition                      673,353   17,346        --        --          --          --        --            --      17,346
    of LAC..................
  Issuance of Series A
    Convertible Preferred             --       --     1,000     8,571          --          --        --            --       8,571
Stock.......................
  Issuance of common stock
    warrants in connection
with
    issuance of Series A              --       --        --        --          --         876        --            --         876
    Convertible Preferred
Stock.......................
  Preferred stock dividends.          --       --        --        --          --          --        --          (367)       (367)
  Comprehensive income:
    Unrealized gain (loss) on
      foreign currency                --       --        --        --      (7,000)         --        --            --      (7,000)
                                --------  -------     -----   -------     -------       -----      ----       -------     -------
translation.................
Balances, June 30, 2001        6,832,701  $83,207     1,000   $ 8,571     $(7,020)      $ 876      $ --       $ 3,558     $ 89192
-----------------------        ---------  -------     -----   -------     -------       -----      ----       -------     -------

          See Accompanying Notes to Consolidated Financial Statements.

                   Applied Films Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                       For The Three Months Ended            For The Fiscal Years Ended
                                                       --------------------------     ---------------------------------------
                                                     September 29,    September 30,     June 30,       July 1,       July 3,
                                                         2001             2000            2001          2000          1999
                                                     ------------     ------------    -----------    ----------    ----------
                                                                                   (in thousands)
                                                      (unaudited)
Cash Flows from Operating Activities:
  Net income (loss)...............................   $    556         $  2,254        $ (4,333)      $  3,073      $   (224)
  Adjustments to reconcile net income (loss) to
    net cash flows from operating activities--
    Depreciation..................................        565              278           2,094          1,826         1,759
    Amortization of deferred compensation & new
     cash compensation expense....................         --               --             143             --             7
    Amortization of deferred gain on lease and
     Joint Venture................................        (90)             (54)           (334)          (220)         (108)
    Loss on disposal of equipment.................          4               --
    Amortization of goodwill and other intangible
     assets.......................................        839               --          16,536             --            --
    Deferred income tax (benefit) provision.......         --               --          (4,509)          (628)          530
    Equity in earnings of affiliate...............        (34)          (1,306)         (4,106)        (2,217)         (330)
    Deferred gain on equipment sale to Joint
     Venture......................................         --            1,146           1,386             --         1,588
    Cost of equipment sale to Joint Venture.......         --            2,362           2,251             --         1,693
    Changes in:
      Accounts and trade notes receivable, net....     (1,132)          (4,934)          4,224           (991)          385
      Costs and profits in excess of billings.....    (17,385)          (3,496)         (7,203)        (3,011)           --
      Inventories.................................       (212)               3           8,469         (1,872)        1,903
      Prepaid expenses and other..................       (116)            (194)            299            622           253
      Accounts payable and accrued expenses.......      4,358              433          (3,339)         6,503        (2,534)
      Billings in excess of revenue...............        835               71           8,716             --            --
      Income taxes (receivable) payable...........         --              136             (98)           809        (1,002)
                                                     --------         --------        --------       --------      --------
        Net cash flows from operating activities..    (11,812)          (3,301)         20,196          3,894         3,920
                                                     --------         --------        --------       --------      --------

Cash Flows from Investing Activities:
  Purchases of property, plant, and equipment.....       (333)            (355)         (1,350)          (484)       (2,800)
  Acquisition of LAC..............................         --               --         (60,857)            --            --
  Purchase of assets held for sale................         --               --              --           (369)           --
  Investment in Joint Venture.....................         --               --              --             --        (3,236)
  Purchases of marketable securities..............         --           (1,089)             --        (21,367)           --
  Proceeds from sale of marketable securities.....         --               --          20,167          1,200            --
  Other...........................................         --              (81)             --            (64)           --
                                                     --------         --------        --------       --------      --------
        Net cash flows from investing activities..       (333)          (1,525)        (42,040)       (21,084)       (6,036)
                                                     --------         --------        --------       --------      --------

Cash Flows from Financing Activities:
  Proceeds from borrowings of long-term debt......      1,570            6,829          18,862          3,623        12,747
  Repayment of long-term debt.....................     (1,553)          (6,829)        (12,379)       (11,024)       (9,598)
  Stock issuance on stock purchase plan, and stock
   Options........................................        231               --             387            422            49
  Proceeds from issuance of preferred stock and
   warrants, net                                           --               --           9,304             --            --
  Proceeds from secondary offering................         --               --              --         55,525            --
  Dividends paid on preferred stock...............       (179)              --            (322)            --            --
  Offering costs..................................         --               --              --           (461)           --
                                                     --------         --------        --------       --------      --------
        Net cash flows from financing activities..         69               --          15,852         48,085         3,198
                                                     --------         --------        --------       --------      --------
  Effect of exchange rate changes on cash and cash
   equivalents....................................     (1,379)              --             170             --            --
  Net (decrease) increase in cash.................    (13,455)          (4,826)         (5,822)        30,895         1,082
  Cash and cash equivalents, beginning of period..     26,236           32,058          32,058          1,163            81
                                                     --------         --------        --------       --------      --------
  Cash and cash equivalents, end of period........   $ 12,781         $ 27,232        $ 26,236       $ 32,058      $  1,163
                                                     ========         ========        ========       ========      ========

Supplemental cash flow information:
  Cash paid for interest, net of amounts
   capitalized....................................   $     84         $     61        $    489       $    366      $    735
                                                     ========         ========        ========       ========      ========
  Cash received for income taxes, net.............   $     --         $     --        $    (15)      $   (560)     $   (100)
                                                     ========         ========        ========       ========      ========

          See Accompanying Notes to Consolidated Financial Statements.

                    Applied Films Corporation and Subsidiary

                   Notes to Consolidated Financial Statements

NOTE 1. COMPANY ORGANIZATION AND OPERATIONS

Applied Films Corporation (the "Company" or "AFCO") is a leading provider of thin film deposition equipment to the Flat Panel Display ("FPD") industry, the Architectural, Automotive and Solar Glass industry, the Web Packaging industry and is pursuing the market for coatings on PET (polyethylene terephthalate) bottles. The Company's high volume, large area deposition systems are used by its customers to deposit thin films that enhance the material properties of the base substrate. These thin films provide conductive, electronic, reflective, filter, barrier and other properties that become critical elements of the composition of its customers' products.

Additionally, the Company sells coated glass substrates to the FPD industry. These products are used by its customers as a component in the manufacturing of black and white liquid crystal displays ("LCD").

Since inception in 1976, the Company has manufactured its own deposition equipment for use in its coated glass production process. In 1996, when high end flat panel technologies demanded that LCD manufacturers process their own glass substrates in their factory, the Company expanded its product offerings to include its proprietary deposition equipment. Since that time, the Company began investing in the commercialization of thin film deposition equipment and coating processes for the high end of the LCD market. The recent growth in the equipment side of the business has been enhanced by an acquisition of the Company's largest competitor at the end of calendar 2000.

On December 31, 2000, the Company acquired the Large Area Coatings division ("LAC") of Unaxis. The LAC division is now operating as Applied Films Germany, a wholly-owned subsidiary of the Company with manufacturing in Alzenau, Germany and sales and service offices in Asia, Europe and the United States. Applied Films Germany designs, manufactures and sells large area coating equipment in four product areas with global markets. The principal Applied Films Germany product areas are display, architectural glass, automotive glass, solar and web coaters. The Company is also pursuing the market for coatings on PET bottles for soft drinks and other beverage markets.

Joint Venture

In June of 1998, the Company formed a 50/50 Joint Venture (the "Joint Venture") in China with Nippon Sheet Glass Co. ("NSG") to process, sell and export certain types of thin film coated glass (Note 5).

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Financial Information

The accompanying interim financial information as of September 29, 2001 and for the three month periods ended September 29, 2001 and September 30, 2000 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been included that are necessary to provide a fair statement of the results of those interim periods presented. The results of operations for the quarter ended September 29, 2001 are not necessarily indicative of the results to be expected for the entire year.

These unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading.

Joint Venture Income Taxes

During fiscal year 2000, the Company determined that the earnings from the Joint Venture would not be distributed to the Company for the foreseeable future; therefore, a provision for U.S. income taxes need not be provided on the earnings from the Joint Venture. During fiscal year 1999, the Company accrued for income taxes to be paid on the earnings from the Joint Venture at a rate of 34%. Based on the fiscal year 2000 determinations, the taxes originally provided during fiscal year 1999, as well as those provided through the first quarter of fiscal year 2000 on the earnings from the Joint Venture, were reversed in the second quarter of fiscal year 2000 resulting in an additional tax benefit for fiscal year 2000 of approximately $260,000. No provision for taxes on Joint Venture earnings has been accrued during fiscal year 2001.

Fiscal Year

The Company has adopted a fiscal year ending on the Saturday nearest June 30, which will result in fiscal years composed of 52 or 53 weeks. Fiscal years 2002, 2001, 2000, and 1999 include 52, 52, 52, and 53 weeks, respectively.

Cash and Cash Equivalents

The Company generally considers all highly liquid investments with an original maturity of less than 90 days to be cash equivalents.

Marketable Securities

The Company classifies all of its short-term investments that do not qualify as cash equivalents as trading securities. Such short-term investments consist of municipal debt securities and corporate bonds. Trading securities are bought and held principally for the purpose of selling them in the near term. Realized and unrealized gains and losses on such securities are reflected as other income in the accompanying statements of operations. Trading securities are carried at current market value which are based upon quoted market prices using the specific identification method.

As of July 1, 2000, the Company had $3.5 million in corporate bonds and approximately $16.7 million in municipal debt securities. The Company had no significant concentration of credit risk arising from investments and had no significant unrealized gains or losses at July 1, 2000. The Company did not have any marketable securities at September 29, 2001 and June 30, 2001.

Inventories

Inventories consist of glass related materials used in the production of coated glass, and materials used in the construction of systems. Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories at September 29, 2001, June 30, 2001 and July 1, 2000 consist of the following (in thousands):

                                                          September 29,   June 30,   July 1,
                                                                2001        2001      2000
                                                           -----------    --------  --------
                                                           (unaudited)
                      Raw materials, net..............        $  2,944    $  5,116  $  4,003
                      Work-in-process.................           9,133       5,822        --
                      Materials for manufacturing systems          834         733       195
                      Finished goods, net.............           3,900       4,928     5,808
                                                              --------    --------  --------
                                                              $ 16,811    $ 16,599  $ 10,006
                                                              ========    ========  ========

Property, Plant, and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives. Leasehold improvements are depreciated using the straight-line method over the lesser of the useful life of the asset or lease term.

                                                                     Estimated
                                                                    Useful Lives
                        Building...............................        30 years
                        Machinery and equipment................      3-10 years
                        Office furniture and equipment.........       3-5 years

Depreciation expense was approximately $565,000, $2.1 million, $1.8 million and $1.8 million for the three months ended September 29, 2001, and the fiscal years ended June 30, 2001, July 1, 2000 and July 3, 1999, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires deferred tax assets and liabilities to be recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at current tax rates. Also, the Company's deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets which it believes it will more likely than not fail to realize.

Deferred Gain

During 1997, the Company entered into a lease transaction with a third party for the Company's manufacturing and administrative facility in Longmont, Colorado, which included a purchase option early in the lease period. The Company sold this purchase option to another third party, who exercised this option and purchased the building. The Company then entered into a new lease of the facility which includes a purchase option (Note 11). The Company received $834,000 from the original purchase option, which is deferred and is being amortized on a straight-line basis over the term of the lease of 15 years.

Recoverability of Tangible and Intangible Assets

The Company evaluates the carrying value of all long-lived assets wherever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

Coated Glass Revenue Recognition

Coated glass revenues are recognized upon shipment to the customer pursuant to the terms specified in the purchase order. A provision for estimated sales returns and allowances is recognized in the period of the sale.

Equipment Sales Revenue Recognition

Revenues on a substantial majority of contracts relating to the construction and sale of thin film coating equipment are recognized on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 81-1, "Accounting for Performance of Construction--Type and Certain Production--Type Contracts" ("SOP 81-1"). Pursuant to SOP 81-1, revenues are measured by the percentage of the total costs incurred and applied to date in relation to the estimated total costs to be incurred for each contract. Management considers costs incurred and applied to be the best available measure of progress on these contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Changes in performance, contract conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Billings in excess of revenue represent amounts billed pursuant to the contract terms which occur prior to the Company's recognition of revenues on the contract for financial reporting purposes. Costs and profit in excess of billings represent revenues earned prior to billing.

Contracts in progress at September 29, 2001, June 30, 2001 and July 1, 2000 are as follows (in thousands):

                                                                September 29,    June 30,    July 1,
                                                                     2001          2001       2000
                                                                -------------   ---------   --------
                                                                 (unaudited)
              Costs incurred on contracts in progress and
               estimateprofit...............................      $ 122,796     $ 100,013   $  6,211
              Less: billings to date........................        (85,245)      (79,012)    (1,640)
                                                                  ---------     ---------   --------
              Costs and profit in excess of billings, net...      $  37,551     $  21,001   $  4,571
                                                                  =========     =========   ========

The balances billed but not paid by customers pursuant to retainage provisions in equipment contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will generally be collected within the subsequent fiscal year. Retainage generally ranges from 0% to 10% of amounts billed to customers during the progress of the contract. Retainage amounts that are actually billed are included in accounts receivable in the accompanying balance sheets.

The Company offers warranty coverage for equipment sales for a period ranging from 3 to 12 months after final installation is complete. The Company estimates the anticipated costs to be incurred during the warranty period and accrues a reserve as a percentage of revenue as revenue is recognized. These reserves are evaluated periodically based on actual experience and anticipated activity and are adjusted if necessary.

Contracts that do not qualify for the percentage of completion method under SOP 81-1 are accounted for using the completed contract method. Revenues are recognized when all provisions of the contract are fulfilled. Costs to complete the contract are deferred until the related revenue is recognized.

Losses on contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated. As of September 29, 2001 and June 30, 2001, the Company had accrued approximately $9.4 million and $10 million, respectively, for loss contracts. No such losses were identified for contracts in progress at September 30, 2000 or July 1, 2000.

Spare Parts Revenue Recognition

Spare parts revenues are recognized upon shipment to the customer.

Deferred Revenue

During fiscal 1999 and 2001, the Company sold certain thin film coating equipment to the Joint Venture (Note 5). Because the Company owns 50% of the Joint Venture, the Company recorded 50% of the revenue and related cost of the sales and has deferred 50% of the gross margins, approximately $1.4 and $1.3 million, respectively, which will be recognized on a straight-line basis over ten years, the estimated depreciable life of the equipment. The amortization of the gross margins are included with equity in earnings of Joint Venture in the accompanying consolidated statements of operations.

Research and Development Expenses

Research and development costs are expensed as incurred and consist primarily of salaries, supplies, lab costs, and depreciation of equipment used in research and development activities. The Company incurred approximately $2.1 million and $413,000 of research and development expenses for the first quarter of fiscal years 2002 and 2001, respectively. The Company incurred approximately $6.5 million, $1.4 million and $1.0 million of research and development expenses for the fiscal years ended June 30, 2001, July 1, 2000, and July 3, 1999, respectively, net of reimbursements received from a contracting research organization.

In addition, during the third quarter of fiscal year 2001, the Company recognized $11.5 million of acquired in-process research and development obtained in the acquisition of LAC, which is included in amortization of goodwill and other intangible assets on the accompanying consolidated statement of operations.

Foreign Currency Transactions

The Company generated 40% and 94% of its revenues in the first three months of fiscal year 2002 and 2001, respectively, and 67% and 93% of its revenues in fiscal years 2001 and 2000, respectively, from sales to foreign corporations located outside of the Company's manufacturing centers in the United States and Europe, primarily in Asia. In addition, many of its raw materials are purchased from foreign corporations. The majority of the Company's sales and purchases are denominated in U.S. dollars, with the remainder denominated in German marks or Japanese yen. For those transactions denominated in currencies other than the functional currency, the Company records the sale or purchase at the spot exchange rate in effect on the date of sale. Receivables from such sales or payables for such purchases are translated to the functional currency using the end of the period spot exchange rate. Transaction gains and losses are charged or credited to income during the year, and any unrealized gains or losses are recorded as other income or loss at the end of the period.

Foreign Currency Translation

The results of the Company's foreign subsidiaries are translated to U.S. dollars using the current-rate method. Assets and liabilities are translated at the year end spot exchange rate, revenue and expenses at average exchange rates and equity transactions at historical exchange rates. Exchange differences arising on translation are recorded as a component of other cumulative comprehensive loss.

Other Cumulative Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive loss includes charges and credits to equity that are not the result of transactions with shareholders. Other cumulative comprehensive loss for the Company represents foreign currency items associated with the translation of the Company's investment in its foreign subsidiaries and the Joint Venture.

Net Income (Loss) Income Per Common Share

The Company follows SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share ("EPS"). Under this statement, basic earnings (loss) per share is computed by dividing the income or loss available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is determined by dividing the income or loss available to common stockholders by the sum of (1) the weighted average number of common shares outstanding and (2) the dilutive effect of outstanding potentially dilutive securities, including convertible preferred stock, stock options and warrants determined utilizing the treasury stock method. Earnings available to common stockholders for the three months ended September 29, 2001 and fiscal year ended June 30, 2001 include reductions of $203,000 and $367,000, respectively, representing dividends on the Series A Preferred Stock issued January 18, 2001 (Note 7).

A reconciliation between the number of shares used to calculate basic and diluted earnings per share is as follows (in thousands of shares):

                                                                 Three Months Ended       Fiscal Years Ended
                                                                 -------------------   --------------------------
                                                                 Sept 29,   Sept. 30
                                                                   2001       2000       2001       2000     1999
                                                                 --------   --------   -------    -------  ------
                                                                (unaudited)
Weighted average number of common shares outstanding (shares
   used in basic earnings per share computation)............      6,798      6,041      6,414      4,255    3,478
Effect of potentially dilutive securities...................        189        238        N/A        184      N/A
                                                                  -----      -----      -----      -----    -----
Shares used in diluted earnings per share Computation.......      6,987      6,279      6,414      4,439    3,478
                                                                  =====      =====      =====      =====    =====

As all potentially dilutive securities were antidilutive for fiscal years 2001 and 1999, the effect of common stock issuable upon the conversion of convertible preferred stock and exercise of all options and warrants has been excluded from the computation of diluted earnings per share for fiscal years 2001 and 1999.

Goodwill and Other Intangible Assets

Prior to July 1, 2001, goodwill resulting from acquisitions was amortized using the straight-line method over an estimated useful life of seven years. Specifically identified intangible assets are being amortized over estimated lives ranging from five to seven years. On July 1, 2001, the Company adopted the provisions of SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," which, among other things requires that the Company discontinue the amortization of goodwill and certain intangible assets related to assembled workforce. The remaining intangible assets continue to be amortized over five to seven year periods.

Shipping and Handling Costs

Shipping and handling costs are included as a reduction of revenue in the attached consolidated financial statements. Shipping and handling costs for fiscal years 2001, 2000 and 1999 were approximately $613,000, $1.3 million, and $1.2 million, respectively.

Recent Accounting Standards

In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-up Activities." SOP No. 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. Generally, initial application of SOP No. 98-5 should be reported as the cumulative effect of a change in accounting principle. SOP No. 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Through the end of fiscal 1999, the Company had been deferring certain start-up costs related to the Joint Venture in China (Note 5). A charge for the application of SOP No. 98-5 was recorded as a change in accounting principle during fiscal 2000.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of the standard did not have a material impact on the Company.

Following the acquisition of LAC on December 31, 2000, the Company has entered into foreign currency forward contracts to mitigate the risk of changes in exchange rates on firm sale commitments denominated in foreign currencies. These contracts qualify as fair value hedges pursuant to SFAS No. 133. Accordingly, the fair value of the derivative instruments are recorded on the balance sheet and are offset by changes in the fair value of the related firm commitments. The ineffective portion of the derivative instruments are recorded currently in income. Such amounts have not been significant.

In July 2001, the FASB issued SFAS No. 141 and SFAS No. 142. These statements establish new accounting standards for goodwill acquired in a business combination. It continues to require recognition of goodwill as an asset but does not permit amortization of goodwill as previously required by Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." Furthermore, certain intangible assets that are not separable from goodwill are not amortized under the new standards.

SFAS Nos. 141 and 142 establish a new method of testing goodwill for impairment, requiring that goodwill be separately tested for impairment using a fair-value-based approach. The provisions apply not only to goodwill arising from acquisitions completed after June 30, 2001 but also to the unamortized balance of goodwill at the date of adoption. The Company adopted the standard early effective July 1, 2001.

Related Parties

In addition to the Company's Joint Venture investment described in Note 5, the Company has engaged in certain related party transactions. During the first quarter of fiscal 2002 and 2001, the Company recognized approximately $265,000 and $322,000, respectively, of sales revenue to a company of which a member of the Company's board of directors is an officer, and the Company had $830,000 and $50,000, respectively, of purchases from a company of which a member of the Company's board of directors is an officer. During fiscal 2001 and 2000, the Company recognized approximately $1.5 million and $245,000, respectively, of sales revenue to a company of which a member of the Company's board of directors is an officer, and the Company had $1.3 million and $583,000, respectively, of purchases from a company of which a member of the Company's board of directors is an officer.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 3. ACQUISITION OF LAC

The Company completed the acquisition of LAC on December 31, 2000. Pursuant to the purchase agreement, the purchase price is estimated to be $85,700,000, which is comprised of $65,500,000 of cash and 673,353 shares of Applied Films Corporation common stock valued at $25.76 per share (total value of $17,345,000, based upon the average of the closing market prices for the three days before and after, and the day of, the public announcement of the transaction, October 18, 2000), plus approximately $2,855,000 of transaction costs. The acquisition has been accounted for under the purchase method of accounting. The final purchase price is subject to adjustment based upon the closing balance sheet prepared on a post closing basis. The final determination of such balance sheet has not been made.

The accounts of this acquisition have been included in the Company's consolidated financial statements from the acquisition date. The purchase price has been allocated based upon the estimated fair value of the identifiable assets acquired and liabilities assumed. The excess of the purchase price over fair value of net identifiable assets has been allocated to goodwill. The estimated $85,700,000 purchase price has been allocated as follows (in thousands):

                     Net current assets...........................     $ 10,170
                     Long-term liabilities........................       (9,029)
                     Goodwill.....................................       49,892
                     Other intangible assets......................       20,000
                     Property, plant and equipment................        3,167
                     In-process research and development..........       11,500
                                                                       --------
                            Total allocation of estimated
                            purchase price........................     $ 85,700
                                                                       ========

The allocation is preliminary and subject to adjustment based upon the final determination of the purchase consideration and the fair value of the assets acquired and liabilities assumed. In-process research and development represents the intangible value of in-process research and development projects that had not yet reached technical feasibility. The related technology had no alternative use and required substantial additional development by the Company. In-process research and development was charged to operations during the quarter ended March 31, 2001.

The following unaudited pro forma information reflects the pro forma consolidated results of operations for the Company giving effect to the LAC acquisition and related issuance of Series A Convertible Preferred Stock and warrants as if the transactions occurred on July 2, 2000 and July 4, 1999, respectively. The unaudited pro forma results include the unaudited historical operating results of LAC for six months ended December 31, 2000 and 12 months ended July 1, 2000, respectively. The unaudited pro forma data is not necessarily indicative of the Company's results of operations that would actually have been reported if the transaction in fact had occurred on July 2, 2000 and July 4, 1999, respectively, and is not necessarily representative of the Company's consolidated results of operations for any future period.


                                                                           Fiscal Year Ended
                                                          --------------------------------------------------
                                                                June 30, 2001             July 1, 2000
                                                          --------------------------------------------------
                                                                (in thousands, except per share data)
                                                           Historical    Pro Forma    Historical    Pro Forma
                                                          ------------  -----------  ------------  -----------
                                                                        (unaudited)                (unaudited)
                       Net revenues...................      $112,715     $174,740      $ 42,292     $119,460
                       Operating income (loss)........       (16,353)     (23,272)          (74)     (20,189)
                       Net income (loss)..............        (4,333)     (12,270)        3,073      (10,293)
                       Diluted income (loss) per common
                       share..........................      $  (0.73)    $  (1.94)     $   0.69     $  (2.26)

NOTE 4. LONG-TERM DEBT

                                                                   September 29,     June 30,      July 1,
                                                                        2001            2001         2000
                                                                    -----------     ----------    ---------
                                                                                  (in thousands)
                                                                    (unaudited)
       Revolving credit facility, due September 17, 2002,
        secured by eligible accounts receivable, inventory,
        equipment and fixtures, as defined in the agreement;
        interest payable quarterly and accrued based on the
        prime rate and/or the Eurodollar rate, at the election
        of the Company at the beginning of each month, plus
        a factor varying based on earnings before interest,
        taxes, depreciation and amortization, as defined by
        the agreement (5.50%, 5.99% and 8% at September 29,
        2001, June 30, 2001 and July 1, 2000, respectively)......      $ 6,500        $ 6,483       $
                                                                       -------        -------       -----
                                                                         6,500          6,483          --
       Less-current portion......................................           --             --          --
                                                                       -------        -------       -----
                 Total long-term debt............................      $ 6,500        $ 6,483       $
                                                                       =======        =======       =====

On March 27, 1998, the Company entered into an Amended and Restated Credit Agreement (the "Agreement"), which consolidated all outstanding debt into a revolving credit facility with maximum availability of $11,500,000, due on June 30, 2000. Effective July 1999, the maturity Agreement was extended to September 17, 2002. The Company must maintain certain financial ratios to remain in compliance with the Agreement, including a ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and a ratio of total liabilities to tangible net worth, and maintain a certain amount of tangible net worth, all as defined in the Agreement. At June 30, 2001, the Company was in compliance with all covenants. At September 30, 2001 and June 30, 2001, approximately $5 million and $2.5 million, respectively, of the facility was used to guaranty the debt of the Joint Venture. Interest expense was approximately $489,000, $328,000 and $557,000 for the years ended June 30, 2001, July 1, 2000, and July 3, 1999, respectively.

NOTE 5. INVESTMENT IN JOINT VENTURE

In June 1998, the Company formed a 50/50 Joint Venture with NSG in China to manufacture, process, sell and export certain types of thin film coated glass. Each party contributed $3.2 million in cash to the Joint Venture. During fiscal 1999 and the first quarter of fiscal 2001, the Company sold refurbished equipment to the Joint Venture for use in the process of thin film coating of glass. The sales prices were approximately $5.1 and $4.7 million, respectively. During the fourth quarter of fiscal 2001, the Company manufactured an upgrade to its existing equipment and sold it to the Joint Venture for $915,000.

The Joint Venture began operations during the fourth quarter of fiscal 1999. The Company records 50% of income or loss from operations of the Joint Venture after elimination of the impact of interentity transactions. The Company's share of profits realized by the Joint Venture on sale of inventory to the Company are eliminated as are adjustments to inventory to the extent that such inventory is held by the Company at the end of the period. The functional currency for the Joint Venture is the local currency. The Company's investment in the Joint Venture is translated into U.S. dollars using the year-end exchange rate. The earnings recorded by the Company from the Joint Venture are translated at average rates prevailing during the period. The cumulative translation gain or loss is recorded as other comprehensive income in Company's consolidated financial statements.

During the quarters ended September 29, 2001 and September 30, 2000, the Company purchased coated glass totaling $940,000 and $2.7 million, respectively, from the Joint Venture. At September 29, 2001, and June 30, 2001, $972,000 and $1.1 million, respectively, of inventory purchased from STEC remained on hand. The Company did not receive any royalties from the joint venture during the quarter ended September 29, 2001, and received royalties of $79,500 for the quarter ended September 30, 2000. In July 2001, the Company agreed to guarantee approximately $5.0 million of the debt of the Joint Venture.

During fiscal years 2001 and 2000, the Company purchased coated glass totaling $5.8 million and $7.7 million, respectively, from the Joint Venture, of which $1.1 million and $1.2 million, respectively, remained in inventory. In addition, the Company received royalties totaling $278,000 for the year ended June 30, 2001, $284,000 for the year ended July 1, 2000 and $44,000 for the year ended July 3, 1999. In March 2000, the Company agreed to guarantee approximately $2.5 million of the debt of the Joint Venture.

Summarized statement of operations information for the Joint Venture for the quarters ended September 29, 2001 and September 30, 2000 and the fiscal years ended June 30, 2001, July 1, 2000 and July 3, 1999, is presented below (in thousands):

                                                                           Three Months Ended         Fiscal Year Ended
                                                                           Sept. 29,  Sept. 30,  June 30,    July 1,   July 3,
                                                                             2001       2000       2001       2000      1999
                                                                           ---------  ---------  --------   --------  --------
                                                                                (unaudited)
                         Joint Venture:
                           Operating revenues..........................     $5,233     $10,044   $32,360    $23,882   $ 4,139
                                                                            ======     =======   =======    =======   =======
                           Net income..................................     $   68     $ 2,899   $ 8,202    $ 4,095   $   660
                                                                            ======     =======   =======    =======   =======
                         AFCO's equity in earnings:
                           Proportionate share of net income after
                              eliminations.............................     $   34     $ 1,244   $ 4,087    $ 2,217   $   330
                           Amortization of deferred gain on sale of
                              equipment................................         76          41       334        164        52
                                                                            ------     -------   -------    -------   -------
                           Equity in earnings of Joint Venture.........     $  110     $ 1,285   $ 4,421    $ 2,381   $   382
                                                                            ======     =======   =======    =======   =======

Summarized balance sheet information for the Joint Venture as of September 29, 2001, June 30, 2001 and July 1, 2000 is presented below (in thousands):

                                                               Sept. 29,   June 30,   July 1,
                                                                 2001        2001      2000
                                                               ---------   --------  --------
                                                              (unaudited)
                          Assets:
                            Current assets................      $ 9,108   $  8,410  $  9,956
                            Property, plant and equipment,
                             net..........................       28,060     27,860     9,921
                                                                -------   --------  --------
                                                                $37,168   $ 36,270  $ 19,877
                                                                =======   ========  ========
                          Capitalization and liabilities:
                            Current liabilities...........      $  7,428  $  9,239  $  5,397
                            Long-term debt................         9,962     7,321     2,800
                            Common shareholders' equity...        19,178    19,710    11,680
                                                                --------  --------  --------
                                                                $37,168   $ 36,270  $ 19,877
                                                                =======   ========  ========

As of September 29, 2001, June 30, 2001 and July 1, 2000, the Company had accounts payable to the Joint Venture of approximately $462,000, $42,000 and $2.7 million, and receivables from the Joint Venture of approximately $197,000, $265,000 and $218,000, respectively.

NOTE 6. ASSETS HELD FOR SALE

During fiscal 2000, the Company entered into an agreement to sell refurbished equipment to the Joint Venture for approximately $4.7 million. The equipment had been used in the Company's thin film coated glass segment. The sale was subject to customary terms, including installation and acceptance at the Joint Venture's premises. The Company recorded the sale during the first quarter of fiscal 2001. Accordingly, the equipment was classified as assets held for sale at July 1, 2000.

NOTE 7. STOCKHOLDERS' EQUITY

Secondary Offering

In March 2000, the Company completed a secondary public offering of 3,066,500 shares of common stock, including 2,500,000 newly issued shares. In connection with this offering, certain founders sold less than 50% of their interest consisting of 566,500 shares.

Stock Options

In May 1993, the board of directors approved the Company's 1993 Stock Option Plan (the "1993 Plan") covering 276,500 shares of common stock. The exercise price of these options is determined by the board of directors. The options granted in fiscal years 1994 and 1995 vested over a four year period and, under the original terms, were not exercisable until after an initial public offering of common stock was completed by the Company. Accordingly, the Company accounted for the 1993 Plan as a variable plan until June 30, 1995, at which time the board of directors declared that the options then outstanding were exercisable, subject to their vesting terms. The Company has recorded approximately $597,000 of deferred compensation related to all options, which is equal to the excess of the estimated fair market value of the common stock as of July 1, 1995 over the exercise price. As of July 3, 1999, all of the compensation has been expensed.

In April 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan") covering 272,500 shares of common stock, as amended. The exercise price of options granted under the 1997 Plan is determined by the board of directors based upon estimated fair market value. The options granted are to vest ratably over four years. In October 1999, the shareholders of the Company approved an increase of 100,000 shares to the 1997 Plan, increasing the shares available for grant to 372,500 shares. In October 2000, the shareholders of the Company approved an increase of 650,000 shares to the 1997 Stock Option Plan, increasing the shares available to 1,022,500 shares.

Outside Directors Options

In October 1999, the Company adopted the Outside Director Stock Option Plan covering 24,000 shares of common stock. The exercise price of the options under this plan is determined based upon the estimated fair market value.

Statement of Financial Accounting Standards No. 123

SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS No. 123 allows the continued measurement of compensation cost in the financial statements for such plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss, assuming the fair value based method of SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation plans for employees and directors under APB 25.

Accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during fiscal 2001, 2000, and 1999 using the Black-Scholes pricing model and the following weighted average assumptions:

                                                                   2001      2000      1999
                                                                 --------  --------  ------
                                       Risk-free interest rate     5.99%     6.24%     5.21%
                                       Expected lives........    7 years   7 years   7 years
                                       Expected volatility...       161%      136%       77%
                                       Expected dividend yield      0.0%      0.0%      0.0%

To estimate expected lives of options for this valuation, it was assumed options will be exercised at varying schedules after becoming fully vested. All options are initially assumed to vest. Because of the exercise trend related to both the 1993 and 1995 option grants, the expected life of the options has been extended to seven years in 1999. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Until the Company's common stock was publicly traded, the expected market volatility was estimated using the estimated average volatility of three publicly held companies which the Company believes to be similar with respect to the markets in which they compete. Actual volatility of the Company's stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of the options granted.

The total fair value of options granted was computed to be approximately $4.1 million, $738,000, and $51,000 for the years ended June 30, 2001, July 1, 2000, and July 3, 1999, respectively. The amounts are amortized ratably over the vesting period of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $894,000, $220,000, and $88,000 for the fiscal years ended June 30, 2001, July 1, 2000, and July 3, 1999, respectively.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS No. 123, the Company's net income (loss) would have been reported as follows (in thousands, except share data):

                                                     For The Fiscal Year Ended
                                                 June 2001    July 2000   July 1999
                                               ------------------------------------
                Net income (loss):
                  As reported...............     $(4,333)     $ 3,073     $  (224)
                                                 =======      =======     =======
                  Pro forma.................     $(5,227)     $ 2,853     $  (313)
                                                 =======      =======     =======
                Basic earnings (loss) per share:
                  As reported...............     $   (.73)    $  0.72     $ (0.06)
                                                 ========     =======     =======
                  Pro forma.................     $   (.87)    $  0.67     $ (0.09)
                                                 ========     =======     =======

A summary of the 1993 and 1997 Plans is as follows:

                                                                    For The Fiscal Years Ended
                                               -------------------------------------------------------------------
                                                    June 30, 2001          July 1, 2000           July 3, 1999
                                               ---------------------  ---------------------  ----------------------
                                                            Weighted               Weighted               Weighted
                                                             Average                Average                Average
                                                            Exercise               Exercise               Exercise
                                                 Options      Price     Options      Price     Options      Price
                Outstanding at beginning of
                  year.....................      455,076     $  4.22   384,296      $  3.42   379,645      $ 3.77
                  Granted..................      230,236       18.31   124,160         6.30    89,568        3.02
                  Forfeited................       (8,900)      29.73    (5,063)       (3.16)  (81,111)       4.65
                  Exercised................     (114,576)       2.94   (48,317)       (2.88)   (3,806)       2.87
                Outstanding at end of year.      561,836        9.88    455,076        4.22    384,296       3.42
                                                 =======     =======    =======     =======    =======     ======
                Exercisable at end of year.      228,778        4.16    268,076        3.45    260,288       3.25
                                                 =======     =======    =======     =======    =======     ======
                Weighted average fair value
                of options granted.........                  $ 11.87                $  5.94                $ 2.05
                                                             =======                =======                ======

If the Company had accounted for its stock-based compensation plans in accordance with SFAS No. 123, the Company's net income (loss) would have been reported as follows (in thousands, except share data):

                                                     For The Fiscal Year Ended
                                                 ----------------------------------
                                                 June 2001    July 2000   July 1999
                                                 ---------    ---------   ---------
                Net income (loss):
                  As reported...............     $(4,333)     $ 3,073     $  (224)
                                                 =======      =======     =======
                  Pro forma.................     $(5,227)     $ 2,853     $  (313)
                                                 =======      =======     =======
                Basic earnings (loss) per share:
                  As reported...............     $  (.73)     $  0.72     $ (0.06)
                                                 =======      =======     =======
                  Pro forma.................     $  (.87)     $  0.67     $ (0.09)
                                                 =======      =======     =======

A summary of the 1993 and 1997 Plans is as follows:

                                                                    For The Fiscal Years Ended
                                               --------------------------------------------------------------------
                                                    June 30, 2001          July 1, 2000           July 3, 1999
                                               ---------------------  ---------------------  ----------------------
                                                            Weighted                Weighted               Weighted
                                                             Average                 Average                Average
                                                            Exercise                Exercise               Exercise
                                                 Options      Price    Options       Price     Options      Price
                                               ----------  ----------  -------    ----------  ---------  ----------
                Outstanding at beginning of
                  year.......................    455,076     $  4.22   384,296      $  3.42   379,645      $ 3.77
                  Granted....................    230,236       18.31   124,160         6.30    89,568        3.02
                  Forfeited..................     (8,900)      29.73    (5,063)       (3.16)  (81,111)       4.65
                  Exercised..................   (114,576)       2.94   (48,317)       (2.88)   (3,806)       2.87
                Outstanding at end of year...    561,836        9.88    455,076        4.22    384,296       3.42
                                                 =======     =======    =======     =======    =======     ======
                Exercisable at end of year...    228,778        4.16    268,076        3.45    260,288       3.25
                                                 =======     =======    =======     =======    =======     ======
                Weighted average fair value
                of options granted...........                $ 11.87                $  5.94                $ 2.05
                                                             =======                =======                ======

The  following  table  summarizes   information  about  employee  stock  options
outstanding and exercisable at June 30, 2001:

                                               Options Outstanding                Options Exercisable
                                   ------------------------------------------ -------------------------
                                      Number of      Weighted
                                       Options        Average      Weighted       Number      Weighted
                                   Outstanding at    Remaining      Average   Exercisable at   Average
                    Range of          June 30,      Contractual    Exercise      June 30,     Exercise
                 Exercise Prices        2001       Life in Years     Price         2001         Price
                ------------------ --------------  -------------------------- ------------- -----------
                $2.32 -- $3.00....     151,471           6.29        $  2.75       85,181       $  2.59
                $3.01 -- 5.26.....     161,814           5.70           4.06      131,586          4.24
                $5.27 -- 13.99....      11,515           6.18           7.20        8,636          7.20
                $14.00 -- 38.50...     237,036           9.47          18.59        3,375         32.75
                                       -------                                    -------
                                       561,836                                    228,778
                                       =======                                    =======

Employee Stock Purchase Plan

On September 5, 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Applied Films Corporation Employee Stock Purchase Plan as amended in October 2000. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions. Shares are purchased at 85% of the fair market value of the common stock on the Purchase Date where fair market value on either the first business day of that option period or as of the last business day of that option period, on whichever of those two (2) days the closing sale price as reported on the Nasdaq National Market System is lower, for the purchase of as many full shares, but not less than one (1) full share, as may be purchased with the funds in his or her Purchase Account. Up to 100,000 shares of common stock may be sold under the Purchase Plan. Shares sold under the Purchase Plan may be newly issued shares or shares acquired by the Company in the open market. Unless terminated earlier by the Board of Directors, the Purchase Plan will terminate when all shares reserved for issuance have been sold thereunder. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and will be administered in accordance with the limitations set forth in Section 423 and the rules and regulations thereunder.

During fiscal 2001 and 2000, the Company issued shares to employees under this plan at a purchase price ranging from $3.15 to $32.96 per share. A total of 19,961 shares have been issued under the plan since inception.

Series A Convertible Preferred Stock

Overview

On January 18, 2001, the Company sold $10.0 million in Series A Convertible Preferred Stock ("Series A") that is convertible into common stock at a conversion price of $19.75 per common share. The conversion price of the Series A is subject to adjustment under certain circumstances. The Series A carries a dividend rate of 7% until October 16, 2001, and then the rate increases to 8.5% unless certain conditions are satisfied. During fiscal year 2001, the Company accrued $366,722, or $367 per share, of Series A in dividends. The Series A may be exchanged at the Company's option for a 5% subordinated convertible debenture due January 16, 2004. The Company also issued two grants of warrants in connection with this offering: warrants to purchase 75,949 shares of common stock at $22.33 per share and warrants to purchase 17,468 shares at $20.09 per share. The warrants are immediately exercisable, and may be exercised any time over a five and three year period, respectively. The Company determined the fair value of these warrants to be approximately $733,623 using the Black-Scholes option pricing model using the following weighted average assumptions:

Risk-free interest rate......................           4.99%
Expected life................................           1.5 years
Expected volatility..........................           100%
Expected dividend yield......................           0.0%

The estimated fair value of these warrants was recorded in stockholders' equity with an offset to the amount attributed to the Series A. These securities also contain certain registration rights with respect to the underlying shares of common stock.

Repurchase Option

The Company has the right, provided that certain conditions are satisfied, to repurchase some or all of the outstanding Series A for cash equal to 114% of the price paid for each preferred share plus accrued dividends.

Preferred Stockholder's Annual and Special Put Options

On January 16, 2002, and January 16, 2003, the holders of Series A have an annual put right, at their discretion, to convert all or any portion of their Series A into common stock at an amended conversion price equal to the average closing price for the Company's common stock on the ten trading days immediately preceding the annual put date.

If at any time after July 16, 2001, the Company's equity market capitalization is less than $50.0 million for 20 consecutive trading days, then the holders of Series A have a special put right at their discretion to convert all or a portion of the then outstanding Series A into common stock at a conversion price equal to the average of the closing price for the ten trading days immediately preceding the date on which they exercise their special put option.

However, in lieu of allowing the holders of Series A Convertible Preferred Stock to exercise their annual put option or their special put option, the Company may elect to repurchase all or a portion of the outstanding Series A at 114% of the stated value of the Series A plus all accrued but unpaid dividends in the case of a special put option and at 100% of the stated value of the Series A plus all accrued but unpaid dividends in the case of the annual put option.

Required Conversion

Subject to certain conditions, on or after the date the registration statement related to the common stock underlying the Series A is declared effective, the Company has the right to require conversion of any or all of the outstanding Series A based on the then applicable conversion price. Among the conditions to the Company's ability to require conversion of the Series A is the condition that the closing price of the Company's common stock must for thirty consecutive trading days exceed 135% of the conversion price applicable on each such day.

Exchange for Debentures

The Company has the option at any time to exchange all (but not less than all) of the outstanding shares of Series A for 5% Convertible Debentures of the Company due January 16, 2004, having an aggregate principal amount equal to the stated value of the Series A plus all accrued but unpaid dividends. The Convertible Debentures, when and if issued, will be convertible into common stock at a conversion price of $19.75 per share, subject to certain adjustments.

Subordination

The Convertible Debentures, when and if issued, will rank junior to the Company's existing bank debt and to any extensions, refinancings or replacements of that debt.

NOTE 8. INCOME TAXES

The Company accounts for income taxes through recognition of deferred tax assets and liabilities for the expected future income tax consequences of events which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The net deferred tax asset (liability) is comprised of the following (in thousands):

                                                   June 30,      July 1,
                                                     2001         2000
                                                   --------     -------
          Inventories...........................   $    276     $   160
          Accrued expenses......................      2,839         335
          Deferred compensation.................        202         181
          Deferred gain.........................        240         261
          Deferred revenue......................        373         513
          Goodwill and other intangible assets..      4,601          --
          Net operating loss carry forwards.....      2,159          --
                                                   --------     -------
              Total deferred tax assets.........     10,690       1,450
                                                   --------     -------
          Property, plant and equipment.........       (771)       (794)
          Uncompleted contracts.................     (4,255)         --
          Other.................................        (24)        (41)
                                                   --------     -------
              Total deferred tax liabilities....     (5,050)       (835)
                                                   --------     -------
              Total deferred tax asset, net.....   $  5,640     $   615
                                                   ========     =======

Income tax (benefit) provision for the fiscal years ended June 30, 2001, July 1, 2000, and July 3, 1999 consist of the following (in thousands):

                                                                  Fiscal Years Ended
                                                              -----------------------------
                                                              June 30,   July 1,    July 3,
                                                                 2001      2000       1999
                                                              --------- ---------  --------
           Current provision (benefit):
             Federal.......................................    $   (95)   $ 484      $(718)
             State.........................................         (9)      47        (70)
             Foreign.......................................     (1,147)      --         --
                                                               -------    -----      -----
                     Total current provision (benefit).....     (1,251)     531       (788)
           Deferred provision (benefit):
             Federal.......................................     (1,848)    (572)       483
             State.........................................       (180)     (56)        47
             Foreign.......................................     (2,481)      --         --
                                                               -------    -----      -----
                     Total deferred provision (benefit)....     (4,509)    (628)       530
                                                               -------    -----      -----
                     Total tax provision (benefit).........    $(5,760)   $ (97)     $(258)
                                                               =======    =====      =====

Reconciliations between the effective statutory federal income tax provision (benefit) rate and the Company's effective income tax provision (benefit) rate as a percentage of net income (loss) before taxes were as follows:

                                                                                           Fiscal Years Ended
                                                                                      -------------------------------
                                                                                       June 30,    July 1,    July 3,
                                                                                         2001       2000       1999
                                                                                      ---------  ---------  ---------
                           Statutory federal income tax (benefit)
                             provision rate......................................      (34.0)%     34.0%     (34.0)%
                           State income taxes....................................       (3.3)       3.3       (3.3)
                           Foreign income taxes and other........................       (1.8)       0.1        2.0
                           Equity earnings in Joint Venture......................      (14.3)     (33.2)        --
                           Tax exempt interest income............................       (3.7)      (6.4)        --
                           Effect of foreign sales corporation...................         --       (1.1)      (18.1)
                                                                                        ----       ----       -----
                                     Effective income tax provision (benefit)....      (57.1)%     (3.3)%     (53.4)%
                                                                                       =====       ====       =====

As of June 30, 2001, the Company had Federal net operating losses available to offset future taxable income of approximately $5.7 million. Such net operating loss carryforwards expire through 2021. Under the provisions of the Internal Revenue Code, as amended, the Company's foreign sales corporation may exempt a portion of its export related taxable income from federal and state income taxes.

NOTE 9. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

In August 1992, the board of directors adopted a profit sharing plan for all non-executive employees. The amount to be contributed to the profit sharing pool, subject to the approval of the Company's board of directors, is generally 10% of pre-tax income before interest income, royalty income and profit sharing expense. Profit sharing is paid to employees in cash quarterly based on a combination of their length of service with the Company and their pay level. The Company expensed approximately $101,000 and $129,000 in the first quarter of fiscal years 2002 and 2001, respectively, related to this plan. The Company expensed approximately $539,000, $299,000, and $0 in fiscal years 2001, 2000, and 1999, respectively, related to this plan.

Pension Plan

LAC maintains a noncontributory defined benefit pension plan covering substantially all employees of LAC. Benefits are based primarily on compensation during a specified period before retirement of specified amount for each year of service. The assumed pension liability of approximately $7.6 and $6.9 million is reflected in the accompanying consolidated balance sheet as of September 29, 2001 and June 30, 2001, respectively, and is subject to adjustment based upon an assessment of the actuarial value of the obligation. This plan has no assets as of September 29, 2001 and June 30, 2001.

The following table sets forth the benefit obligation, the funded status of the pension plan, amounts recognized on the Company's consolidated financial statements, and the principle weighted average assumptions used (in thousands):

                                                                                      Year End
                                                                                      June 30,
                                                                                        2001
                                                                                     ---------
                                    Change in Benefit Obligation:
                                      Benefit obligation at beginning of year....    $     --
                                      Service costs..............................         485
                                      Interest costs.............................         428
                                      Actuarial losses...........................         338
                                      Foreign exchange losses....................         153
                                      Acquisition................................       5,810
                                      Benefits paid..............................          --
                                                                                     --------
                                      Benefit obligation at end of year..........    $  7,214
                                                                                     --------
                                    Funded Status:
                                      Unrecognized net actuarial gain............    $ (7,214)
                                      Unrecognized prior service cost............         338
                                                                                     --------
                                      Net amount recognized......................    $ (6,876)
                                                                                     --------
                                    Amounts Recognized in the Balance Sheets:
                                      Accrued Benefit Liability..................    $ (6,876)
                                                                                     --------
                                      Net amount recognized......................    $ (6,876)
                                                                                     --------
                                    Weighted-average Assumptions as of June 30,
                                    2001:
                                      Discount rate..............................         6.0%
                                      Expected return on plan assets.............         N/A
                                      Rate of compensation increase:
                                         Employee................................        2.75%
                                         Retired.................................        2.25%
                                    Components of Net Periodic Benefit Cost:
                                      Service Cost...............................    $    485
                                      Interest Cost..............................         428
                                      Expected Return on plan assets.............          --
                                      Amortization of prior service costs........          --
                                      Recognition of actuarial loss..............         338
                                                                                     --------
                                              Net periodic benefit costs.........    $  1,251
                                                                                     --------

NOTE 10. SIGNIFICANT CUSTOMERS

During fiscal years 2001, 2000, and 1999, approximately 67%, 93%, and 85%, respectively, of the Company's net revenues were derived from customers outside of the Company's manufacturing region. The Company's ten largest customers accounted for, in the aggregate, approximately 35%, 79%, and 62%, of the Company's net revenues in fiscal 2001, 2000, and 1999, respectively. The loss of, or a significant reduction of purchases by, one or more of these customers would have a material adverse effect on the Company's operating results.

The breakdown of net revenues by geographic region is as follows (in thousands):

                                                                      Three Months Ended              Fiscal Years Ended
                                                                      ------------------              ------------------
                                                                 September 29,  September 30,   June 30,   July 1,    July 3,
                                                                     2001           2000         2001       2000       1999
                                                                 -------------  -------------   --------   -------   --------
                                                                                             (unaudited)
                                     Asia (other than Japan)....   $  13,526     $  11,161     $ 48,206   $ 24,641   $ 17,691
                                     Japan......................       3,077         4,436       27,552     13,929      7,645
                                     United States..............      12,941         1,099       13,764      2,934      4,924
                                     Europe and other...........      11,739           174       23,193        788      1,263
                                                                   ---------     ---------     --------   --------   --------
                                               Net revenues.....   $  41,283     $  16,870     $112,715   $ 42,292   $ 31,523
                                                                   =========     =========     ========   ========   ========

The Company's sales are typically denominated in U.S. dollars. However, certain customers of the Company currently pay in Japanese yen and German marks. As a result, the Company recognized approximately $19,000, ($43,000), and $24,000, of foreign currency exchange rate gain (loss) on foreign currency exchange rate fluctuations for the fiscal years ended June 30, 2001, July 1, 2000, and July 3, 1999, respectively. The Company has approximately $1.3 million and $2.0 million of its accounts receivable and $0.9 and $2.4 million of its accounts payable denominated in Japanese yen as of June 30, 2001 and July 1, 2000, respectively.

NOTE 11. COMMITMENTS

The Company is obligated under certain noncancelable operating leases for office, manufacturing and warehouse facilities, and various equipment. During June 1997, the Company entered into a lease for the Company's manufacturing and administrative location in Longmont, Colorado, which is accounted for as an operating lease. The lease commenced on January 30, 1998, and payments are fixed until the first day of the second lease year, at which time payments increase annually one and one-half percent plus one-half of the increase in the Consumer Price Index per annum. Lease payments have been normalized over the term of the lease. The initial lease term is 15 years, with two additional 5 year options to extend.

The future minimum rental payments under the leases are as follows (in thousands):

                Fiscal Year
                -----------
                2002....................      $   957
                2003....................          952
                2004....................          894
                2005....................          890
                2006....................          903
                Thereafter..............        6,293
                                              -------
                                              $10,889
                                              =======

NOTE 12. SEGMENT INFORMATION

The Company manages its business and has segregated its activities into two business segments, the revenues of "Thin Film Coated Glass" and the revenues of "Thin Film Coating Equipment." Certain financial information for each segment is provided below (in thousands):

                                                                        Three Months Ended              Fiscal Years Ended
                                                                        --------------------   --------------------------------
                                                                        Sept. 29,  Sept. 30,    June 30,    July 1,     July 3,
                                                                           2001      2000         2001       2000        1999
                                                                        ---------  ---------   ---------- ----------  ---------
                                                                             (unaudited)
              Net revenues:
                Thin film coated glass.................                 $  4,223   $10,405     $  27,523   $ 35,159    $ 26,906
                Thin film coating equipment............                   37,060     6,465        85,192      7,133       4,617
                                                                        --------   -------     ---------   --------    --------
                        Total net revenues.............                 $ 41,283   $16,870     $ 112,715   $ 42,292    $ 31,523
                                                                        ========   =======     =========   ========    ========
              Operating (loss) income:
                Thin film coated glass.................                 $ (1,168)       57     $  (1,798)  $  1,628    $   (148)
                Thin film coating equipment............                    2,508       389         1,981     (1,702)       (203)
                Amortization of goodwill and other intangible
                   Assets..............................                     (839)       --       (16,536)        --          --
                                                                        --------   --------    ---------   --------    --------
                        Total operating income (loss)..                 $    501   $    446    $ (16,353)  $    (74)   $   (351)
                                                                        ========   ========    =========   ========    ========
              Identifiable assets:
                Thin film coated glass.................                    2,201       3,543   $   3,311   $  3,734    $  6,634
                Thin film coating equipment............                    4,766       1,341       3,936      1,403          38
                Corporate and other....................                      787         401         478        180       1,955
                                                                        --------   ---------   ---------   --------    --------
                        Total identifiable assets......                 $ 7,754    $   5,285   $   7,725   $  5,317    $  8,627
                                                                        =======    =========   =========   ========    ========

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents approximates fair value due to the nature of the investments and the length of maturity of these investments. The fair value of the Company's debt is based on borrowing rates that would approximate existing rates; therefore, there is no material difference in their fair market value and the carrying value.

NOTE 14. QUARTERLY INFORMATION (unaudited)

The following table sets forth summary unaudited quarterly financial information for the eight fiscal quarters ended June 30, 2001.

                                             Fiscal 2001 Quarter Ended                        Fiscal 2000 Quarter Ended
                                 ------------------------------------------------ -----------------------------------------------
                                     June        March      December    September     July         April      January   September
                                     2001        2001         2000        2000        2000         2000        2000         1999
                                 ----------- -----------  ----------- ----------- -----------  ----------- -----------  ---------
Net revenues................       $40,528    $  44,981     $10,309     $16,870     $14,837      $11,759     $ 8,308      $ 7,388
Cost of goods sold..........        30,518       35,293       9,861      14,322      12,815       10,301       7,042        6,475
                                   -------    ---------     -------     -------     -------      -------     -------      -------
Gross profit................        10,010        9,688         448       2,548       2,022        1,458       1,266          913
Operating expenses:
  Selling, general and
    administrative..........         6,446        6,354       1,536       1,689       1,529        1,084         902          809
  Research and development..         2,955        2,632         485         413         385          360         315          349
  Amortization of goodwill and
    other intangible assets.         2,568       13,969          --          --          --           --          --           --
                                   -------    ---------     -------     -------     -------      -------     -------      -------
Operating income (loss).....        (1,959)     (13,267)     (1,573)        446         108           14          49         (245)
Interest income (expense)...           (78)         (90)        666         536         655           32        (101)        (139)
Other income (expense)......           358          108         230         107         (47)         125          14          180
Equity earnings in affiliate           448        1,041       1,647       1,285         866          697         369          449
                                   -------    ---------     -------     -------     -------      -------     -------      -------
Income (loss) before income
  taxes.....................        (1,231)     (12,208)        970       2,374       1,582          868         331          245
Income tax benefit
  (provision)...............            (2)       5,399         483        (120)       (102)         (61)        343          (83)
                                   -------    ---------     -------     -------     -------      -------     -------      -------
Net income (loss) before
  cumulative effect of change
  in accounting principle...        (1,233)      (6,809)      1,453       2,254       1,480          807         674          162
Cumulative effect of change in
  accounting principle......            --           --          --          --          --           --          --          (50)
                                   -------    ---------     -------     -------     -------      -------     -------      -------
        Net income (loss)...       $(1,233)   $  (6,809)    $ 1,453     $ 2,254     $ 1,480      $   807     $   674      $   112
                                   =======    =========     =======     =======     =======      =======     =======      =======

Report of Independent Auditors

The Board of Directors of
Balzers und Leybold Holding Deutschland AG

We have audited the accompanying combined statements of assets acquired and liabilities assumed of Large Area Display, a combined operating entity of Balzers and Leybold Holding Deutschland AG, as of December 31, 1998 and 1999 and the related combined statements of revenues and direct costs for the years then ended. These combined financial statements are the responsibility of Balzers und Leybold Holding Deutschland AG's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the accompanying combined financial statements have been prepared solely to present the assets acquired and liabilities assumed of Large Area Display as of December 31, 1998 and 1999 and the revenues and direct costs for the years then ended and are not intended to be a complete presentation of the assets, liabilities, revenues and expenses of Large Area Display.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the net assets of Large Area Display as of December 31, 1998 and 1999 and its revenues and direct costs and expenses for the years then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftprufungsgesellschaft
Frankfurt am Main, Germany
September 14, 2000

                               Large Area Display

         Combined Statements of Assets Acquired and Liabilities Assumed

                                                                                         December 31,
                                                                                      -----------------
                                                                                        1998      1999
                                                                                      --------   ------
                                                                                         TDM       TDM
                           ASSETS
                           Current assets:
                             Trade accounts receivable-third party, net of
                               allowance for doubtful accounts of
                               TDM 1,173 and TDM 2,399 as of December 31,
                               1998 and 1999, respectively........................     12,939      4,243

                             Trade accounts receivable-related party..............     11,154      2,153
                                                                                       ------    -------
                                     Total trade accounts receivable..............     24,093      6,396
                             Inventory............................................     25,954      8,744
                             Costs and estimated earnings in excess of billings
                                on uncompleted contracts..........................     37,537    115,387
                             Forward exchange contracts...........................          7        209
                             Other current assets.................................        391      5,718
                                                                                       ------    -------
                                     Total current assets.........................     87,982    136,454
                           Machinery and equipment................................      7,638      6,413
                                                                                       ------    -------
                                     Total assets.................................     95,620    142,867
                                                                                       ======    =======


                           LIABILITIES
                           Current liabilities:
                             Trade accounts payable-third party...................         --      2,117
                             Trade accounts payable-related party.................      1,206      1,245
                                                                                       ------    -------
                                     Total trade accounts payable.................      1,206      3,362
                             Customer advances-third party........................     34,363     72,672
                             Customer advances-related party......................      2,214         --
                             Accrued expenses.....................................     29,989     45,217
                                                                                       ------    -------
                                     Total current liabilities....................     67,772    121,251
                           Long-term debt.........................................         --      4,000
                                                                                       ------    -------
                                     Total liabilities............................     67,772    125,251
                                                                                       ======    =======
                                     NET ASSETS ACQUIRED..........................     27,848     17,616
                                                                                       ======    =======

                             See accompanying notes.

                               Large Area Display

                Combined Statements of Revenues and Direct Costs

                                                                         Year Ended
                                                                        December 31,
                                                                    --------------------
                                                                       1998        1999
                                                                    ---------   --------
                                                                        TDM         TDM
                              Revenue-third party..............      102,410     140,353
                              Revenue-related party............       26,018      13,425
                                                                      ------      ------
                                        Total revenue..........      128,428     153,778
                              Cost of sales....................       76,213     115,886
                                                                      ------     -------
                                        Gross profit...........       52,215      37,892
                              Operating expenses:
                                Marketing and selling expenses.       28,155      33,296
                                Research and development expenses     19,675      20,948
                                Administration expenses........        3,481       8,365
                                                                      ------      ------
                                        Total operating expenses      51,311      62,609
                              Operating profit (loss)..........          904     (24,717)
                              Interest expense.................           --         (99)
                              Foreign exchange gains...........            7         209
                                                                      ------      ------
                                                                         911     (24,607)
                                                                      ======     =======

                             See accompanying notes.

                               Large Area Display

                     Notes to Combined Financial Statements

NOTE 1. BASIS OF PRESENTATION

These special purpose combined financial statements have been prepared with respect to the proposed sale of the net assets of Large Area Display (the "Acquired Group") to Applied Films Corporation. Large Area Display consists of the combined net assets and revenues and direct costs of Large Area Coating, an operating segment of Leybold Systems GmbH ("Leybold GmbH"), and Display, an operating segment of Balzers Process Systems GmbH ("BPS GmbH"). Effective January 1, 2000, Large Area Coating was merged into BPS GmbH. Leybold GmbH and BPS GmbH are both legal entities under German law and wholly-owned subsidiaries of Balzers und Leybold Holding Deutschland AG ("BuL AG"), Hanau, Germany. BuL AG is a wholly-owned subsidiary of Unaxis Holding AG ("Unaxis"), a company headquartered in Zurich, Switzerland and listed on the Swiss Exchange. The Acquired Group manufactures thin film production equipment used to coat flat panel displays, electronics, glass and packaging.

Under a centralized cash management system, cash requirements of the Acquired Group were provided directly by BuL AG and cash generated by the Acquired Group was remitted directly to BuL AG. Transaction systems used to record and account for cash receipts and disbursements were provided by centralized Leybold GmbH and BPS GmbH organizations. As a result, none of Large Area Display's cash, cash equivalents or debt carried by BuL AG has been allocated to the Acquired Group in the combined financial statements.

Most of these accounting systems of Leybold GmbH and BPS GmbH were designed to account for assets and liabilities and receipts and payments on an operating segment basis within both Leybold GmbH and BPS GmbH. As of December 31, 1998, however, these systems did not track accounts payable by operating segments. Accordingly, the presentation of accounts payable for the Acquired Group as of December 31, 1998 is impractical.

The manufacturing and distribution operations of the Acquired Group are conducted at sites where other Leybold GmbH and BPS GmbH manufacturing and distribution operations not included in the Acquired Group are present. In addition, certain non-manufacturing operations of the Acquired Group share facilities and space with other Leybold GmbH and BPS GmbH operations. At these shared sites, only the assets of the Acquired Group (principally inventories and machinery and equipment) are included in the Combined Statements of Assets Acquired and Liabilities Assumed. Certain machinery and equipment located at these sites to be acquired by Applied Films Corporation has not yet been agreed to between Applied Films Corporation and Unaxis. The net book value of these unallocated assets, totaling TDM 1,442 and TDM 1,284 as of December 31, 1998 and 1999, respectively, are therefore not reflected in the Combined Statements of Assets Acquired and Liabilities Assumed.

The Combined Statements of Revenues and Direct Costs include all revenues and costs directly attributable to the Acquired Group, including costs for facilities and services used by the Acquired Group at shared sites. The accompanying combined financial statements do not include allocations of certain Leybold GmbH and BPS GmbH overhead and general and administrative expenses and income taxes as it is impractical to arbitrarily allocate such expenses on a retroactive basis. Unaxis maintains all of its debt on a consolidated basis to fund and manage its operations. Accordingly, debt and related interest expense were not allocated to the Acquired Group except for one specific note payable that is the direct liability of the Acquired Group and which is being assumed by Applied Films Corporation.

The structure of operations as described above makes the presentation of full financial statements impractical. Accordingly, no combined statements of cash flows has been presented.

Throughout the periods covered by the combined financial statements, the Acquired Group's operations were conducted and accounted for as part of Leybold GmbH and BPS GmbH and are not necessarily indicative of the operations that would have resulted if the Acquired Group had been operated as a stand-alone entity.

The accompanying combined financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP"). The Acquired Group maintains its financial records in accordance with German statutory regulations which represents generally accepted accounting principles in Germany. Generally accepted accounting principles in Germany vary in certain respects from US GAAP. Accordingly, certain adjustments have been recorded in order for these combined financial statements to be in accordance with US GAAP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of the Acquired Group. All significant intercompany accounts and transactions have been eliminated in combination.

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method.

Revenue Recognition

Revenue from construction contracts expected to span longer than nine months is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Revenue from equipment sold with installation services not governed by long-term construction contracts is recognized at the time the products are installed, after satisfaction of all terms and conditions of the underlying contract. Revenue from equipment sold without installation services is recognized when contractual obligations have been satisfied, title and risk of loss has been transferred to the customer and collection of the resulting receivable is reasonably assured.

Concentration of Credit Risk

Financial instruments which potentially subject the Acquired Group to concentrations of credit risk consist principally of trade receivables. The risk is limited as the Acquired Group requires deposits against long-term construction contracts and reserves are maintained for potential credit losses. Such losses have been within management's expectations.

Machinery and Equipment

Machinery and equipment is valued at acquisition cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years for manufacturing equipment, 3 to 5 years for furniture and fixtures and 3 to 4 years for computer equipment.

The Acquired Group evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no material adjustments to the carrying value of long-lived assets during the years ended December 31, 1998 and 1999.

Advertising

The Acquired Group expenses advertising costs as incurred. Total advertising costs were TDM 1,246 and TDM 727 for the years ended December 31, 1998 and 1999, respectively.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were TDM 19,675 and TDM 20,948 for the years ended December 31, 1998 and 1999, respectively.

Warranty Costs

The Acquired Group generally provides the customer a warranty with each product and accrues estimated warranty costs at the time of sale.

Derivative Financial Instruments

The Acquired Group uses derivative financial instruments to reduce exposures to market risks resulting from fluctuations in foreign exchange. The Acquired Group does not enter into any financial instruments for trading or speculative purposes. Management of the Acquired Group believes that the risk of loss is remote and in any event would be insignificant. Realized and unrealized gains and losses on the forward contracts are recognized currently in income, and any premium or discount is recognized over the life of the contract.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS No. 133 was amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133." As a result of this amendment, SFAS No. 133 shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Acquired Group does not expect the adoption of this standard to have a material effect on its consolidated financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3. INVENTORIES

Inventories consist of:

                                    December 31,
                                  ----------------
                                    1998      1999
                                  -------   ------
                                     TDM       TDM
Raw materials...............        3,365      873
Work-in-process.............       22,589    7,474
Finished goods..............           --      397
                                   ------    ----
                                   25,954    8,744
                                   ======    =====

NOTE 4. MACHINERY AND EQUIPMENT

Machinery and equipment consists of:

                                         December 31,
                                      ------------------
                                       1998        1999
                                      ------     -------
                                        TDM         TDM
Manufacturing equipment.......        11,602      12,055
Furniture and fixtures........         7,299       7,485
Computer equipment............         7,333       6,744
                                      ------      ------
                                      26,234      26,284
Accumulated depreciation......       (18,596)    (19,871)
                                      -------     -------
                                       7,638       6,413
                                      =======     =======

NOTE 5. ACCRUED EXPENSES

Accrued expenses consist of:

                                         December 31,
                                      -----------------
                                       1998       1999
                                      -------   -------
                                        TDM        TDM
Accrued pension plan...........       12,507     14,152
Warranties.....................        3,599      4,406
Other..........................       13,883     26,659
                                      ------     ------
                                      29,989     45,217
                                      ======     ======

NOTE 6. LONG-TERM DEBT

On November 3, 1998, Leybold GmbH entered into a TDM 10,000 loan agreement secured by land owned by BuL AG. The loan, specifically attributable to the Acquired Group, bears interest at 4.25% per annum payable quarterly. The loan agreement requires semi-annual principal repayments of TDM 625 between March 31, 2001 and September 20, 2008. As of December 31, 1999, the Acquired Group's outstanding liability under the agreement totaled TDM 4,000.

NOTE 7. PENSION PLAN

The Acquired Group maintains a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based primarily on compensation during a specified period before retirement or specified amounts for each year of service. The Acquired Group's plan is currently unfunded.

The following table presents the Acquired Group's change in benefit obligations:

                                              Year ended
                                             December 31,
                                          ------------------
                                            1998       1999
                                          -------   --------
                                             TDM        TDM
  Benefit obligation as of January 1....   11,381     12,770
  Service cost..........................      667        758
  Interest cost.........................      722        799
                                           ------     ------
  Benefit obligation as of December 31..   12,770     14,327
                                           ======     ======

The following table presents a reconciliation between the unfunded status of the plan and the liability recognized:

                                            December 31,
                                          1998      1999
                                        -------    ------
                                          TDM        TDM
Unfunded status of the plan......       12,770     14,327
Unrecognized transition asset....         (263)      (175)
                                        ------      -----
Liability recognized.............       12,507      14,152
                                        ======      ======

The following table presents the components of the Acquired Group's net periodic benefit cost:

                                          Year ended
                                         December 31,
                                       ----------------
                                        1998      1999
                                       -------  -------
                                          TDM       TDM
Service cost....................          667       758
Interest cost...................          722       799
Unrecognized transition asset...           88        88
                                         ----      ----
Net periodic benefit cost.......        1,477     1,645
                                        =====     =====

Weighted average assumptions as of December 31, 1998 and 1999 are as follows:

                                           December 31,
                                         ---------------
                                          1998     1999
                                         ------   ------
                                           TDM      TDM
Discount rate...................          6.25%    6.25%
Rate of compensation increase...          3.00%    3.00%

As of December 31, 1999, the unrecognized actuarial gain totaled TDM 457. The accumulated benefit obligation totaled TDM 9,049 and TDM 10,005 as of December 31, 1998 and 1999, respectively.

NOTE 8. FOREIGN EXCHANGE CONTRACTS

The Acquired Group entered into various foreign currency forward contracts to hedge against the impact of exchange rate fluctuations on accounts receivable between German Deutschmarks and U.S. dollars. The foreign currency forward contracts require the Acquired Group to exchange German Deutschmarks for U.S. dollars. The discounts and premiums on the foreign currency forward contracts, representing the difference between the contracted forward rate and the spot rate at the date of the contracts, is amortized over the life of the contracts. The contracts are adjusted to the year-end exchange rate and therefore are subject to fluctuations in value.

The Acquired Group does not hold or use financial instruments for speculative purposes. The counterparty to the Acquired Group's foreign currency forward contracts is a major financial institution.

The fair values of the foreign currency forward contracts, estimated by obtaining quotes from brokers, totaled TUSD 1,566 and TUSD 2,315 as of December 31, 1998 and 1999, respectively.

NOTE 9. RESTRUCTURING COSTS

During the year ended December 31, 1999, the Acquired Group recorded a restructuring charge of TDM 750. This charge was established to improve operating efficiencies by moving Large Area Coating's operations to BPS GmbH's facility. These costs primarily relate to the restoration of Large Area Coating's facility into its original condition.

NOTE 10. RELATED PARTY TRANSACTIONS

The Acquired Group conducts transactions in the normal course of business with affiliates of Unaxis which results in the related party accounts receivable, accounts payable, customer advances and revenues disclosed in the combined financial statements.

Marketing and selling expenses include TDM 4,053 and TDM 4,023 of commission expense for the years ended December 31, 1998 and 1999, respectively, relating to fees paid to affiliates of Unaxis for finding customers.

Administrative expenses include TDM 1,083 and TDM 1,627 of rent expense for the years ended December 31, 1998 and 1999, respectively, allocated from BuL AG on a square meter basis.

NOTE 11. BUSINESS SEGMENT INFORMATION

The Acquired Group manufactures and markets thin film production equipment for its global customers in two distinct business segments organized around the products provided: Large Area Coating and Display. Large Area Coating manufactures equipment used in the coating of electronics, glass and packaging. Display manufactures flat panel coating equipment for the information technology industry.

Operating income (loss) by business segment is defined as revenue less direct costs.

The tables below present information about the business segments in which the Acquired Group operates and represent information utilized by management to evaluate its business segments:

                                          December 31,
                                       -----------------
                                        1998       1999
                                       -------   -------
                                         TDM        TDM
Revenue-Third Party
  Large Area Coating..........         82,853    123,429
  Display.....................         19,557     16,924
                                       ------     ------
                                      102,410    140,353
Revenue-Related Party
  Large Area Coating..........          5,879      6,338
  Display.....................         20,139      7,087
                                       ------     ------
                                       26,018     13,425
Operating Profit (Loss)
  Large Area Coating..........         (1,404)   (12,236)
  Display.....................          2,308    (12,481)
                                       ------     -------
                                          904    (24,717)
                                       ======    =======
Total Assets
  Large Area Coating..........         60,411    108,026
  Display.....................         35,209     34,841
                                       ------    -------
                                       95,620    142,867
                                       ======    =======

Revenues by geographic area are as follows:

                                     December 31,
                                   ----------------
                                    1998      1999
                                   ------    ------
                                     TDM      TDM
Germany.............                1,932       712
United States.......               14,068    43,975
Taiwan..............               30,017    20,317
France..............                3,717     1,709
Others..............               52,676    73,640
                                  -------   -------
                                  102,410   140,353
                                  =======   =======

All of the Acquired Group's long-lived assets are located in Germany.

                               Large Area Display

                         Condensed Combined Statement of
                     Assets Acquired and Liabilities Assumed

                                                                                        June 30,
                                                                                          2000
                                                                                       -----------
                                                                                       (unaudited)
                                                                                           TDM
                                ASSETS
                                Current assets:
                                  Trade accounts receivable-third party, net of
                                    allowance for doubtful accounts of TDM 1,933...         5,254

                                  Trade accounts receivable-related party..........         1,811
                                                                                          -------
                                          Total trade accounts receivable..........         7,065
                                  Inventory........................................        42,530
                                  Costs and estimated earnings in excess of
                                    billings on uncompleted contracts..............       140,014
                                  Forward exchange contracts.......................         1,378
                                  Other current assets.............................         5,923
                                                                                          -------
                                          Total current assets.....................       196,910
                                Machinery and equipment............................         5,718
                                                                                          -------
                                          Total assets.............................       202,628
                                                                                          =======


                                LIABILITIES

                                Current liabilities:
                                  Trade accounts payable-third party...............         8,775
                                  Trade accounts payable-related party.............         6,076
                                                                                          -------
                                          Total trade accounts payable.............        14,851
                                  Customer advances-third party....................       129,292
                                  Customer advances-related party..................           958
                                  Accrued expenses.................................        53,114
                                                                                          -------
                                          Total current liabilities................       198,215
                                Long-term debt.....................................         4,000
                                                                                          -------
                                          Total liabilities........................       202,215
                                                                                          =======
                                          NET ASSETS ACQUIRED......................           413
                                                                                          =======

                             See accompanying notes.

                               Large Area Display

            Condensed Combined Statement of Revenues and Direct Costs

                                                                            Six Months Ended
                                                                              June 30, 2000
                                                                            ----------------
                                                                               (unaudited)
                                                                                   TDM
                                       Revenue-third party..............        64,519
                                       Revenue-related party............         2,343
                                                                                 -----
                                                 Total revenue..........        66,862
                                       Cost of sales....................        49,935
                                                                                ------
                                                 Gross profit...........        16,927
                                       Operating expenses:
                                         Marketing and selling expenses.        13,051
                                         Research and development                6,969
                                       expenses.........................
                                         Administration expenses........         6,197
                                                                                 -----
                                                 Total operating expenses       26,217
                                       Operating loss...................        (9,290)
                                       Interest expense.................           (85)
                                       Foreign exchange gains...........         1,378
                                                                                 -----
                                                                                (7,997)
                                                                                 =====

                             See accompanying notes.

                               Large Area Display

                Notes to Condensed Combined Financial Statements
                                   (unaudited)

NOTE 1. BASIS OF PRESENTATION

The unaudited Condensed Combined Statement of Assets Acquired and Liabilities Assumed as of June 30, 2000 and the related unaudited Condensed Combined Statement of Revenue and Direct Costs for the six month period then ended of Large Area Display ("the Acquired Group") have been prepared pursuant to the requirements of generally accepted accounting principles in the United States ("US GAAP"). All adjustments, in the opinion of management, that are necessary for the fair presentation of the assets acquired and liabilities assumed and the revenues and direct costs for the interim period have been recorded. The results of the revenues and direct costs for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be achieved for the entire year or future periods.

These special purpose combined financial statements have been prepared with respect to the proposed sale of the net assets of the Acquired Group to Applied Films Corporation. The Acquired Group consists of the combined net assets and revenues and directs costs of Large Area Coating, an operating segment of Leybold Systems GmbH ("Leybold GmbH"), and Display, an operating segment of Balzers Process Systems GmbH ("BPS GmbH"). Effective January 1, 2000, Large Area Coating was merged into BPS GmbH. Leybold GmbH and BPS GmbH are both legal entities under German law and wholly-owned subsidiaries of Balzers und Leybold Holding Deutschland AG ("BuL AG"), Hanau, Germany. BuL AG is a wholly-owned subsidiary of Unaxis Holding AG ("Unaxis"), a company headquartered in Zurich, Switzerland and listed on the Swiss Exchange. The Acquired Group manufactures thin film production equipment used to coat flat panel displays, electronics, glass and packaging.

Under a centralized cash management system, cash requirements of the Acquired Group were provided directly by BuL AG and cash generated by the Acquired Group was remitted directly to BuL AG. Transaction systems used to record and account for cash receipts and disbursements were provided by centralized Leybold GmbH and BPS GmbH organizations. As a result, none of Large Area Display's cash, cash equivalents or debt carried by BuL AG has been allocated to the Acquired Group in the combined financial statements.

The manufacturing and distribution operations of the Acquired Group are conducted at sites where other Leybold GmbH and BPS GmbH manufacturing and distribution operations not included in the Acquired Group are present. In addition, certain non-manufacturing operations of the Acquired Group share facilities and space with other Leybold GmbH and BPS GmbH operations. At these shared sites, only the assets of the Acquired Group (principally inventories and machinery and equipment) are included in the Condensed Combined Statements of Assets Acquired and Liabilities Assumed. As of June 30, 2000, certain machinery and equipment located at the sites acquired by Applied Films Corporation had not yet been agreed to between Applied Films Corporation and Unaxis. The net book value of these unallocated assets, totaling TDM 1,218 as of June 30, 2000, are therefore not reflected in the unaudited Condensed Combined Statement of Assets Acquired and Liabilities Assumed.

The unaudited Condensed Combined Statement of Revenues and Direct Costs include all revenues and costs directly attributable to the Acquired Group, including costs for facilities and services used by the Acquired Group at shared sites. The accompanying combined financial statements do not include allocations of certain Leybold GmbH and BPS GmbH overhead and general and administrative expenses and income taxes as it is impractical to arbitrarily allocate such expenses on a retroactive basis. Unaxis maintains all of its debt on a consolidated basis to fund and manage its operations. Accordingly, debt and related interest expense were not allocated to the Acquired Group except for one specific note payable that is the direct liability of the Acquired Group and which has been assumed by Applied Films Corporation.

The structure of operations as described above makes the presentation of full financial statements impractical. Accordingly, no combined statements of cash flows has been presented.

The Acquired Group's operations were conducted and accounted for as part of Leybold GmbH and BPS GmbH and are not necessarily indicative of the operations that would have resulted if the Acquired Group had been operated as a stand-alone entity.

The Acquired Group maintains its financial records in accordance with German statutory regulations which represents generally accepted accounting principles in Germany. Generally accepted accounting principles in Germany vary in certain respects from US GAAP. Accordingly, certain adjustments have been recorded in order that these condensed combined financial statements be in accordance with US GAAP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Principles of Combination

The unaudited condensed combined financial statements include the accounts of the Acquired Group. All significant intercompany accounts and transactions have been eliminated in combination.

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method.

Revenue Recognition

Revenue from construction contracts expected to span longer than nine months is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Revenue from equipment sold with installation services not governed by long-term construction contracts is recognized at the time the products are installed, after satisfaction of all terms and conditions of the underlying contract. Revenue from equipment sold without installation services is recognized when contractual obligations have been satisfied, title and risk of loss has been transferred to the customer and collection of the resulting receivable is reasonably assured.

Concentration of Credit Risk

Financial instruments which potentially subject the Acquired Group to concentrations of credit risk consist principally of trade receivables. The risk is limited as Acquired Group requires deposits against long-term construction contracts and reserves are maintained for potential credit losses. Such losses have been within management's expectations.

Machinery and Equipment

Machinery and equipment is valued at acquisition cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years for manufacturing equipment, 3 to 5 years for furniture and fixtures and 3 to 4 years for computer equipment.

The Acquired Group evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no material adjustments to the carrying value of long-lived assets during the six month period ended June 30, 2000.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were TDM 6,969 for the six months ended June 30, 2000.

Warranty costs

The Acquired Group generally provides the customer a warranty with each product and accrues estimated warranty costs at the time of sale.

Derivative Financial Instruments

The Acquired Group uses derivative financial instruments to reduce exposures to market risks resulting from fluctuations in foreign exchange rates. The Acquired Group does not enter into any financial instruments for trading or speculative purposes. Management of the Acquired Group believes that the risk of loss is remote and in any event would be insignificant. Realized and unrealized gains and losses on the forward contracts are recognized currently in income, and any premium or discount is recognized over the life of the contract.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS No. 133 was amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities." As a result of this amendment, SFAS No. 133 shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Acquired Group does not expect the adoption of this standard to have a material effect on its combined financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles in the United States generally accepted requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3. FOREIGN EXCHANGE CONTRACTS

The Acquired Group entered into various foreign currency forward contracts to hedge against the impact of exchange rate fluctuations on accounts receivable between German Deutschmarks and U.S. dollars. The foreign currency forward contracts require the Acquired Group to exchange German Deutschmarks for U.S. dollars. The discounts and premiums on the foreign currency forward contracts, representing the difference between the contracted forward rate and the spot rate at the date for the contracts, is amortized over the life of the contracts. The contracts are adjusted to the year-end exchange rate and therefore are subject to fluctuations in value.

The Acquired Group does not hold or use financial instruments for speculative purposes. The counterparty to the Acquired Group's foreign currency forward contracts is a major financial institution.

The fair values of the foreign currency forward contracts, estimated by obtaining quotes from brokers, totaled USD 10,264 million as of June 30, 2000.

NOTE 4. RELATED PARTY TRANSACTIONS

The Acquired Group conducts transactions in the normal course of business with affiliates of Unaxis which results in the related party accounts receivable, accounts payable, customer advances and revenues disclosed in the interim unaudited condensed combined financial statements.

Marketing and selling expenses include TDM 619 of commission expense for the six month period ended June 30, 2000 relating to fees paid to affiliates of Unaxis for finding customers.

Administrative expenses include TDM 516 of rent expense for the year ended June 30, 2000 allocated from Bul AG on a square meter basis.

NOTE 5. BUSINESS SEGMENT INFORMATION

The Acquired Group manufactures and markets thin film production equipment for its global customers in two distinct business segments organized around the products provided: Large Area coating and Display. Large Area Coating manufactures equipment used in the coating of electronics, glass and packaging. Display manufactures flat panel coating equipment for the information technology industry.

Operating loss by business segment is defined as revenue less direct costs.

The tables below present information about the business segments in which the Acquired Group operates and represent information utilized by management to evaluate its business segments:

                                     June 30,
                                       2000
                                     --------
                                        TDM
Revenue-Third Party
  Large Area Coating.........         50,064
  Display....................         14,455
                                     -------
                                      64,519
Revenue-Related Party
  Large Area Coating.........          2,274
  Display....................             69
                                     -------
                                       2,343
Operating Loss
  Large Area Coating.........         (6,606)
  Display....................         (2,684)
                                     -------
                                      (9,290)
Total Assets
  Large Area Coating.........        141,001
  Display....................         61,627
                                     -------
                                     202,628
                                     =======

Revenues by geographic area are as follows:

                                                                Six Months Ended
                                                                    June 30,
                                                                      2000
                                                                ----------------
                                                                       TDM
                                    Germany............                290
                                    United States......             21,868
                                    Taiwan.............             12,539
                                    France.............             11,986
                                    Others.............             17,836
                                                                    ------
                                                                    64,519
                                                                    ======

All of the Acquired Group's long-lived assets are located in Germany.

                            Applied Films Corporation

            Unaudited Pro Forma Consolidated Statements of Operations
               For the Years Ended July 1, 2000 and June 30, 2001

The following unaudited pro forma statements of operations for the years ended July 1, 2000 and June 30, 2001, give effect to Applied Films Corporation's purchase of the Common Interest in Large Area Coatings Division of Unaxis (LAC). The unaudited consolidated pro forma statements of operations are presented assuming the transaction was completed at the beginning of each respective period. The transaction was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16.

The historical financial data included in the pro forma statements is as of the periods presented. The historical financial data of LAC for the year ended July 1, 2000 and the year ended June 30, 2001, was derived from unaudited financial statements for the respective periods.

The unaudited pro forma financial data is based on management's estimate of the effects of the LAC acquisition. Pro forma adjustments are based on currently available information; however, the actual adjustments will be based on more precise appraisals, evaluations and estimates of fair values. It is possible that the actual adjustments could differ substantially from those presented in the unaudited pro forma financial statements.

The unaudited pro forma statements of operations for the years ended July 1, 2000 and June 30, 2001 are not necessarily indicative of the results of operations that actually would have been achieved had the LAC acquisition been consummated as of the dates indicated, or that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with the accompanying unaudited notes to the pro forma financial statements and historical financial statements and notes thereto.

Pursuant to the purchase agreement, the purchase price is estimated to be $85,700,000, which is comprised of $65,500,000 of cash and 673,353 shares of Applied Films Corporation common stock valued at $25.76 per share (total value of $17,345,000), plus approximately $2,855,000 of transaction costs. The final purchase price is subject to adjustment based upon the closing balance sheet prepared on a post closing basis. The final determination of such balance sheet has not been made.

                            Applied Films Corporation

            Unaudited Pro Forma Consolidated Statement of Operations
                    For the Twelve Months Ended July 1, 2000

                                                                 AFCO           LAC       Pro forma
                                                              Historical    Historical   Adjustments    Pro forma
                                                             ------------  ------------ -------------  ----------
                                                                  (US $, in thousands, except per share data)
                Net sales................................      $ 42,292      $ 77,168    $     --       $ 119,460
                Cost of goods sold.......................        36,633        63,562          --         100,195
                                                               --------      --------    --------       ---------
                Gross profit.............................         5,659        13,606          --          19,265
                Selling, general and administrative
                  expenses...............................         4,324        14,703                      19,027
                Research and development expenses........         1,409         8,946          --          10,355
                Goodwill amortization and associated
                  acquisition costs......................            --            --      10,072 (a)      10,072
                                                               --------      --------    ---------      ---------
                Income (loss) from operations............           (74)      (10,043)    (10,072)        (20,189)
                Interest income (expense)................           447            --        (775)(c)        (328)
                Other income (expense)...................           272          (953)         --            (681)
                Equity earnings in Joint Venture.........         2,381            --          --           2,381
                                                               --------      --------    --------       ---------
                Income (loss) before taxes...............         3,026       (10,996)    (10,847)        (18,817)
                Benefit for income taxes.................            97            --       8,427 (d)       8,524
                                                               --------      --------    ---------      ---------
                Net Income (loss)........................         3,123       (10,996)     (2,420)        (10,293)
                Dividends accrued on convertible preferred
                  stock..................................            --            --        (820)(e)        (820)
                                                               --------      --------    --------       ---------
                Income (loss) attributable to common
                  shareholders...........................      $  3,123      $(10,996)   $ (3,240)      $ (11,113)
                                                               ========      ========    ========       =========
                Income (loss) per common share:
                  Basic..................................      $   0.72                                 $   (2.26)
                                                               ========                                 =========
                  Diluted................................      $   0.69                                 $   (2.26)
                                                               ========                                 =========
                Weighted average common shares outstanding:
                  Basic..................................         4,255                                     4,928
                                                               ========                                 =========
                  Diluted................................         4,439                                     4,928
                                                               ========                                 =========

                            Applied Films Corporation

            Unaudited Pro Forma Consolidated Statement of Operations
                    For the Twelve Months Ended June 30, 2001

                                                                AFCO           LAC        Pro forma
                                                             Historical    Historical    Adjustments    Pro forma
                                                            ------------  ------------  ------------   ----------
                                                                 (US $, in thousands, except per share data)
                Net revenues.............................     $ 112,715     $ 62,025     $     --       $ 174,740
                Cost of goods sold.......................        90,021       66,414           --         156,435
                                                              ---------     --------     --------       ---------
                Gross profit.............................        22,694       (4,389)          --          18,305
                Selling, general and administrative
                  expenses...............................        16,027        6,910           --          22,937
                Research and development expenses........         6,484        2,084           --           8,568
                Goodwill amortization and associated
                  acquisition costs......................        16,536           --        5,036 (a)      10,072
                                                                                          (11,500)(b)
                                                              ---------     --------     --------       ---------
                Income (loss) from operations............       (16,353)     (13,383)       6,464         (23,272)
                Interest income (expense)................         1,034           --       (1,350)(c)        (316)
                Other income (expense)...................           805       (4,060)          --          (3,255)
                Equity earnings in Joint Venture.........         4,421           --           --           4,421
                                                              ---------     --------     --------       ---------
                Income (loss) before taxes...............       (10,093)     (17,443)       5,114         (22,422)
                Benefit for income taxes.................         5,760           --        4,392 (d)      10,152
                                                              ---------     --------     ---------      ---------
                Net Income (loss)........................        (4,333)     (17,443)       9,506         (12,270)
                Dividends accrued on convertible preferred
                  stock..................................          (367)          --         (453)(e)        (820)
                                                              ---------     --------     --------       ---------
                Income (loss) attributable to common
                  shareholders...........................     $  (4,700)    $(17,443)    $  9,053       $ (13,090)
                                                              =========     ========     ========       =========
                Income (loss) per common share:
                  Basic..................................     $   (0.73)                                $   (1.94)
                                                              =========                                 =========
                  Diluted................................     $   (0.73)                                $   (1.94)
                                                              =========                                 =========
                Weighted average common shares outstanding:
                  Basic..................................         6,414                                     6,751
                                                              =========                                 =========
                  Diluted................................         6,414                                     6,751
                                                              =========                                 =========

                            Applied Films Corporation

                    Notes to Unaudited Pro Forma Consolidated
                            Statements of Operations

The following pro forma adjustments are made to the pro forma consolidated statements of operations to reflect (1) the allocation of cost to the fair value of assets acquired resulting in the amortization of goodwill and other intangible assets and, (2) accrued dividends or convertible preferred stock issued in connection with the acquisition. The unaudited pro forma consolidated statements of operations assume that the acquisition of the Larger Area Coatings business had been completed at the beginning of each respective period. Those statements are not intended to present management's expectations of the results of operations to be realized during the periods following the acquisition. Such results may differ significantly from those presented herein.

a. Amortization of goodwill and other intangible assets recorded pursuant to purchase accounting. The Company expects to adopt the provisions of Statements of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" beginning in fiscal 2002. Following the adoption of the new accounting standard, the Company expects to cease amortization of goodwill and certain intangible assets. The amount of any adjustment to amortization expense has not been determined. The unaudited pro forma consolidated statements of operations do not include any adjustments related to the new accounting standard.

b. Adjustment to add back purchased in-process research and development costs that were charged to operations upon the acquisition of LAC.

c. Elimination of interest income earned on cash used for the LAC acquisition. For purposes of the pro forma consolidated statements of operations, Applied Films Corporation has assumed that it has used substantially all of its interest bearing assets to fund the acquisition. Accordingly, all of the interest earned on such assets has been eliminated.

d. Record the estimated benefit for income taxes on the loss of LAC for the period.

e. Record dividends accrued on convertible preferred stock at an effective dividend rate of 8.2 percent. Pursuant to its terms the convertible preferred stock accrues dividends at an annual rate of 7.0 percent through September 17, 2001, and increases to 8.5 percent thereafter.

================================================================================


     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.

                                 ---------------

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................................   3
RISK FACTORS................................................................   6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................  18
USE OF PROCEEDS.............................................................  18
DIVIDEND POLICY.............................................................  18
PRICE RANGE OF COMMON STOCK.................................................  18
SELECTED CONSOLIDATED FINANCIAL DATA........................................  19
MANAGEMENT'S DISCUSSION AND ANALYSIS........................................  20
BUSINESS....................................................................  30
MANAGEMENT..................................................................  39
EXECUTIVE COMPENSATION......................................................  42
CERTAIN TRANSACTIONS........................................................  45
PRINCIPAL AND SELLING SHAREHOLDERS..........................................  46
DESCRIPTION OF CAPITAL STOCK................................................  48
PLAN OF DISTRIBUTION........................................................  52
LEGAL MATTERS...............................................................  53
EXPERTS.....................................................................  53
ADDITIONAL INFORMATION......................................................  53
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................. F-1

================================================================================

ATX-700, NEW ARISTO, BTX, Terra-G, A-Series, SOLARISTO, Multiweb, TopMet, TOPBEAM, MULTIMET, GMS Tester and TwinMag are trademarks or registered trademarks of ours. Coca-Cola and BESTPET are registered trademarks of The Coca-Cola Company. KRONES is a registered trademark of KRONES AG.

================================================================================






                                 Applied Films



                          1,474,875 Shares Common Stock

                                 ---------------
                                   Prospectus
                                 ---------------


                                October 24, 2001








================================================================================

                                     Part II

                     Information Not Required in Prospectus


Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates, except the SEC registration fee. All expenses shown will be paid by Applied Films Corporation.

                      SEC registration fee..........                          $       5,661
                      Printing and mailing expenses.                                  1,000
                      Fees and expenses of counsel..                                 10,000
                      Accounting and related expenses                                10,000
                      Blue Sky fees and expenses....                                  1,000
                      Registrar and Transfer Agent fees                               1,000
                      Miscellaneous.................                                  5,000
                                                                              -------------
                           Total....................                          $      33,661
                                                                              -------------

Item 14. Indemnification of Directors and Officers.

     Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the "Act") grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided with respect to conduct in an official capacity with the Registrant, the person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant, with respect to all other conduct, the person believed the conduct to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful. Indemnification is limited to reasonable expenses incurred in connection with the proceeding. No indemnification may be made (i) in connection with a proceeding by or in the right of the Registrant in which the person was adjudged liable to the Registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the Act to indemnify him against reasonable expenses.

     The Registrant's Amended and Restated Articles of Incorporation contain provisions which permit the Registrant to indemnify its officers and directors to the fullest extent permitted by the Colorado Business Corporation Act. The Registrant has indemnification agreements with each of its directors and certain of its officers providing for similar indemnification. See Exhibit 10.4 to this Registration Statement. In addition to the available indemnification, the Registrant's Amended and Restated Articles of Incorporation limits the personal liability of the members of its Board of Directors, subject to certain exceptions, for monetary damages with respect to claims by the Registrant or its stockholders.

     The Registrant's Amended and Restated Bylaws provide that the Registrant may purchase and maintain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liability asserted against or incurred by such persons in any such capacity.

Item 15. Recent Sales of Unregistered Securities.

     Effective December 31, 2000, the company issued 673,353 shares of its common stock to Balzers Process Systems GmbH as partial consideration for the purchase by the company of the LAC division. The offering was exempt from registration pursuant to Section 4(2) of the Act.

     Effective January 16, 2000, the company issued 1,000 shares of its Series A convertible preferred stock to certain investors for a purchase price of $10,000,000. The proceeds of this offering were used to provide working capital and for other general corporate purposes. Warrants to purchase 75,949 shares of our common stock were issued in connection with the sale of the Series A Convertible Preferred Stock effective as of January 16, 2001 at an exercise price of $22.33 per share, subject to anti-dilution adjustments. The warrants have a five-year term expiring January 16, 2006. In addition, in connection with the sale of the Series A Convertible Preferred Stock we issued a warrant to purchase 17,468 shares of common stock with a warrant exercise price of $20.09 per share. The offering was exempt from registration pursuant to Section 4(2) of the Act.

     No underwriter was engaged in connection with the foregoing sales of securities.


Item 16. Exhibits and Financial Statement Schedules.

     Reference is made to the Exhibit Index which appears at page II-5 of the Registration Statement.


Item 17. Undertakings.

     The Registrant hereby undertakes as follows:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


The undersigned hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-59984 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Longmont, State of Colorado, on this 23rd day of October, 2001.


                                        APPLIED FILMS CORPORATION.

                                        By: /s/ Thomas T. Edman
                                           Thomas T. Edman
                                           Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-Effective Amendment No. 2 to Registration Statement No. 333-59984 has been signed by the following persons in the capacities and on October 23, 2001.


Signature                              Title
---------                              -----

/s/  Cecil Van Alsburg *               Director, Chairman of the Board
Cecil Van Alsburg

/s/  Thomas T. Edman                   Director, President, and Chief Executive
Thomas T. Edman                        Officer (principal executive officer)

/s/  Lawrence D. Firestone             Treasurer and Chief Financial Officer and
Lawrence D. Firestone                  Secretary (principal financial officer)

/s/  Richard P. Beck *                 Director
Richard P. Beck

/s/  John S. Chapin *                  Director
John S. Chapin

/s/  Vincent Sollitto *                Director
Vincent Sollitto

/s/  Chad D. Quist *                   Director
Chad D. Quist

/s/  Aitor Galdos *                    Director
Aitor Galdos

* By:  /s/ Lawrence D. Firestone
           Lawrence D. Firestone

Exhibit                    Description
   3.1 Amended and Restated Articles of Incorporation, as amended of Applied Films Corporation are incorporated by reference to Exhibit 3.1 of Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

   3.2    Amended  and  Restated   Bylaws  of  Applied  Films   Corporation  are
          incorporated by reference to Exhibit 3.2 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

   4.1    Specimen  common stock  certificate  is  incorporated  by reference to
          Exhibit 4.1 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

   4.2 Specimen Series A Preferred Stock certificate is incorporated by reference to Exhibit 4.1 of Registrant's Current Report on Form 8-K dated January 16, 2001.

   5.1 *  Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

  10.1 1993 Stock Option Plan is incorporated by reference to Exhibit 4 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-51175).

  10.2    1997 Stock Option Plan, as amended,  is  incorporated  by reference to
          Exhibit 10.2 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331), by reference to Exhibit 4.2 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-47967) by reference to Exhibit 4.2 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-38426) any by reference to Exhibits 4.2 and 4.3 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-56376).

  10.3 Employee Stock Purchase Plan, as amended, is incorporated by reference to Exhibit 10.3 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331), by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-8 (Reg. No. 333-47951) and by reference to Exhibit 4.2 on Registrant's Registration Statement on Form S-8 (Reg. No. 333-56378).

  10.4 Form of Indemnity Agreement between Registrant and each of its Directors and Executive Officers is incorporated by reference to
          Exhibit 10.4 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-35331).

  10.5    Lease  Agreement  dated  January 30, 1998,  between 9586 East Frontage
          Road, Longmont, CO 80504 LLC and Registrant is incorporated by reference to Exhibit 10.9 of Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1997.

  10.6 Agreement, dated November 18, 1997, between Nippon Sheet Glass Co., Ltd., NSG Fine Glass Co., Ltd. and Registrant is incorporated by reference to Exhibit 10.8 of Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998.

  10.7 Amended and Restated Credit Agreement, dated September 17, 1999, between Registrant and Bank One, Michigan, is incorporated by reference to Exhibit 10.7 of Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999.

  10.8 Security Agreement dated June 30, 1994, between Registrant and Bank One, Michigan, formerly NBD Bank, is incorporated by reference to
          Exhibit 10.5 of Registrant's Registration Statement on Form S-1, as amended (Reg. 333-35331).

  10.9    Outside  Director  Stock Option Plan is  incorporated  by reference to
          Exhibit 4.1 of Registrant's Registration Statement on Form S-8 (Reg. No. 333-95367).

  10.10 Share Purchase and Exchange Agreement dated October 18, 2000, between Registrant, AFCO GmbH & Co. KG, Balzers Process Systems GmbH and Unaxis Holding AG is incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

  10.11 Amendment Agreement dated December 29, 2000, between Registrant, AFCO GmbH & Co. KG, Balzers Process Systems GmbH and Unaxis Holding AG is incorporated by reference to Exhibit 2.2 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

  10.12 Contribution Agreement dated December 29, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.3 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

  10.13 Bravo Intellectual Property License Agreement dated December 31, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.4 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

  10.14 Newco Intellectual Property License Agreement dated December 31, 2000, between Balzers Process Systems GmbH and Leybold Coating GmbH & Co. KG is incorporated by reference to Exhibit 2.5 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

  10.15 Registration Rights Agreement dated December 31, 2000, between Registrant and Balzers Process Systems GmbH is incorporated by reference to Exhibit 2.6 of Registrant's Current Report on Form 8-K/A dated December 31, 2000.

  10.16 Securities Purchase Agreement dated January 16, 2001, between Registrant and the purchasers identified on the signature pages thereto is incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated January 16, 2001.

  10.17 Registration Rights Agreement dated January 16, 2001, between Registrant and the investors identified on the signature pages thereto is incorporated by reference to Exhibit 10.2 of Registrant's Current Report on Form 8-K dated January 16, 2001.

  10.18 Common Stock Warrant No. 1 dated January 16, 2001 is incorporated by reference to Exhibit 10.3 of Registrant's Current Report on Form 8-K dated January 16, 2001.

  10.19 Common Stock Warrant No. 2 dated January 16, 2001 is incorporated by reference to Exhibit 10.4 of Registrant's Current Report on Form 8-K dated January 16, 2001.

  10.20 Common Stock Warrant No. 3 dated January 16, 2001 is incorporated by reference to Exhibit 10.5 of Registrant's Current Report on Form 8-K dated January 16, 2001.

  10.21 Common Stock Warrant No. 4 dated January 16, 2001 is incorporated by reference to Exhibit 10.21 of Registrant's Amendment No. 2 to Registration Statement on Form S-1, as amended (Reg. No. 333-68476).

  10.22 Lease Agreement between RWE Systems Immobilren GmbH & Co. KG/Lahmeyer Grandbesitz GmbH & Co., KG and Applied Films GmbH & Co. KG dated January 31, 2001, for the Alzenau, Germany facility, incorporated by reference to Exhibit 10.22 of Registrant's report on Form 10-K for the fiscal year ended June 30, 2001.

  10.23 Commercialization Agreement between the Coca-Cola Company, KRONES AG and Applied Films GmbH & Co. KG (as assignee of Balzers Process Systems GmbH) effective September 1, 2000, incorporated by reference to Exhibit 10.23 of the Registrant's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2001.

  21.1 Subsidiaries of Applied Films Corporation is incorporated by reference to Exhibit 21.1 of Registrant's Registration Statement on Form S-1, as amended (Reg. No. 333-68476).

  23.1*   Consent of  Varnum,  Riddering,  Schmidt & Howlett  LLP  (included  in
          Exhibit 5.1).

  23.2    Consent of Arthur Andersen LLP.

  23.3    Consent of Ernst & Young Deutsche Allgmeine Treuhand AG

  24.1* Power of Attorney (included on the signature page on page II-4 of the Registration Statement).

   *      Previously filed

EXHIBIT 23.2





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated July 19, 2001, on our audit of the consolidated financial statements of Applied Films Corporation (and to all references to our Firm) included in or made a part of this registration statement.




                             /s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
    October 24, 2001.

EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 14, 2000, with respect to the combined financial statements and accompanying footnotes of Large Area Display included in the Post-Effective Amendment No. 2 to Form S-1 of Applied Films Corporation for the registration of common shares.


/s/ Ernst & Young AG

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftprufungsgesellschaft
Frankfurt am Main, Germany
October 24, 2001.